Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

DOLPHIN TOPCO, INC.,

ARTHUR J. GALLAGHER & CO.

and

THE ASSUREDPARTNERS GROUP LP

Dated as of December 7, 2024

i

ii

Exhibits

Exhibit A	Sample Fiduciary Cash Calculation

Exhibit B	Illustrative Calculation of Working Capital

Exhibit C	Form of Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified in accordance with the terms hereof, this “Agreement”) is dated as of December 7, 2024 and is by and among Dolphin TopCo, Inc., a Delaware corporation (the “Company”), Arthur J. Gallagher & Co., a Delaware corporation, (“Purchaser”), and The AssuredPartners Group LP, a Delaware limited partnership (the “Seller”).

RECITALS

WHEREAS, the Seller owns 1,993.224053431 shares of Company Common Stock (collectively, the “Company Shares”), representing 100% of the issued and outstanding shares of common stock of the Company as of the date hereof; and

WHEREAS, at the Closing, Purchaser desires to purchase the Company Shares from the Seller, and the Seller desires to sell the Company Shares to Purchaser, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1 or as separately defined elsewhere in this Agreement.

“2029 Notes” means the $550.0 million in aggregate principal amount outstanding of 5.625% Senior Notes due 2029 issued by AssuredPartners, Inc. pursuant to the 2029 Notes Indenture.

“2029 Notes Indenture” means that certain indenture, dated as of December 10, 2020, as amended, supplemented or otherwise modified from time to time, by and among AssuredPartners, Inc., as the issuer, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, relating to the 2029 Notes.

“2032 Notes” means the $500.0 million in aggregate principal amount outstanding of 7.500% Senior Notes due 2032 issued by AssuredPartners, Inc. pursuant to the 2032 Notes Indenture.

“2032 Notes Indenture” means that certain indenture, dated as of February 14, 2024, as amended, supplemented or otherwise modified from time to time, by and among AssuredPartners, Inc., as the issuer, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee, relating to the 2032 Notes.

“Action” means any action (including by any private right of action of any Person or by any Governmental Entity), litigation, legal complaint, suit, grievance, charge, hearing, investigation, audit, qui tam, subpoena, citation, civil investigative demand, mediation, arbitration or other proceeding, whether civil or criminal, at Law or in equity.

“Adjustment Escrow Account” means a purchase price adjustment escrow account established with Escrow Agent pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means $35,000,000.

“Adjustment Escrow Funds” means the amount as may be contained in the Adjustment Escrow Account from time to time.

“Adjustment Time” means 11:59 p.m., New York time, on the day immediately preceding the Closing Date.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided that (a) after the Closing, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Seller or any of its Subsidiaries or other Affiliates (and vice versa) and (b) other than for purposes of Section 7.3 (Publicity), Section 7.18 (Exclusivity), Section 10.3 (Release), Section 11.16 (Representation) and the definitions of “Cash” and “Non-Recourse Party”, neither the Seller, the Company or any of their respective Subsidiaries shall be deemed to be an Affiliate of the Sponsors or any investment fund sponsored, managed or advised by the foregoing or any portfolio company of the foregoing funds (and vice versa). A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means (a) the acquisition by a Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), in one transaction or a series of related transactions, whether directly or indirectly, of (i) all or substantially all consolidated total assets of the Company and its Subsidiaries, taken as a whole, other than asset sales in the ordinary course of business, or (ii) any of the outstanding shares of Company Common Stock or any of the equity interests of the Company, any Subsidiary of the Company or (b) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, share exchange or similar transaction involving the Company or any Subsidiary of the Company pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, all of equity interests of the Company or of the surviving entity in a merger, other than, in each case, the transactions contemplated by this Agreement.

“Anti-Money Laundering Laws” means any Law in any part of the world related to the prevention of money laundering, terrorist financing and proliferation financing, which are or have been applicable to Company and its Subsidiaries, including the European Union Money Laundering Directives, in the United Kingdom, the Money Laundering Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, the Proceeds of Crime Act 2002, the Terrorism Act 2000, the Anti-Terrorism, Crime and Security Act 2001 and applicable FCA Rules, in the United States, the Bank Secrecy Act of 1970 and the PATRIOT Act of 2001 and their respective implementing regulations.

“Associated Person” has the meanings set forth in Sections 3(a)(18) and 15(b)(4) of the Exchange Act, Article I of the FINRA By-laws, and FINRA Rule 1011, and includes any directors, officers, employees, agents and/or independent contractors.

“Base Purchase Price” means an amount equal to $13,450,000,000.

“Broker-Dealer Compliance Policies” means written policies and procedures reasonably designed to achieve compliance with (i) applicable FINRA rules, regulations and by-laws (ii) the rules of any domestic or foreign securities or broker-dealer industry self-regulatory organization of which it is a member, and (iii) federal, state, and foreign securities Laws and insurance and insurance securities Laws.

“Broker-Dealer Subsidiary” means AssuredPartners Financial Services, LLC.

“Business” means the business conducted by, and the operations of, the Company and its Subsidiaries in the twelve (12) month period prior to the date hereof.

“Business Day” means any day other than a Saturday, a Sunday or holiday observed by the Federal Reserve Bank of New York.

“Business Products” mean all products (including Software, applications and platforms) and services (including Software as a service), including all components, plugins, libraries and APIs thereof, designed, developed (including products and services for which development is ongoing), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, serviced, supported, hosted, sold, offered for sale, imported or exported for resale, licensed out or otherwise commercialized by or on behalf of Company or a Subsidiary thereof as of or at any time since June 1, 2019 (in each case, whether solely or in collaboration with any third parties).

“Business Software” means all Software the rights to which are included in the Owned Intellectual Property.

“Captive” means Meritage Insurance Group, Inc., a Hawaii captive insurer and a Subsidiary of Keenan & Associates.

“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, reinsurer, Lloyd’s syndicate, ancillary benefit carrier, state fund or pool or other risk assuming entity, or any managing general underwriter, managing general agent, wholesale broker, captive, Lloyd’s coverholder or similar market for the foregoing risk assuming entities, in which any insurance policy, reinsurance policy or bond may be placed or obtained or from which the Company or any of its Subsidiaries earned commissions or other fees associated with placement of any insurance policy, reinsurance policy, or bond.

“Cash” means the aggregate amount of cash, cash equivalents and marketable securities held in the name or on behalf of or deposited by the Company and its Subsidiaries and shall include (a) any uncashed or uncleared checks that have been received by the Company and its Subsidiaries, (b) wire transfers, deposits and other receipts in transit received for the account of the Company and its Subsidiaries that are not yet credited to the account of the Company and its Subsidiaries, (c) the Fiduciary Cash Amount, (d) the Litigation Bond Difference Amount, (e) any cash or cash equivalents held by the Captive and (f) the Litigation Proceeds Amount, in each case determined and calculated in a manner consistent with the Company Accounting Principles. For the avoidance of doubt, Cash shall (i) exclude any Restricted Cash and any marketable securities (including government obligations) to the extent included in Working Capital and (ii) be reduced by (A) the amounts of any issued but uncashed checks, drafts and wire transfers of the Company and its Subsidiaries as of the Adjustment Time and (B) amounts, if any, paid or distributed by the Company or its Subsidiaries after the Adjustment Time, but prior to the Closing, to any payee of Indebtedness or Company Transaction Expenses or to Seller or any of its Affiliates (other than the Company and its Subsidiaries).

“CCPC” means the Competition and Consumer Protection Commission of Ireland.

“CCPC Condition” means, where the proposed indirect acquisition by Purchaser of the Irish Companies pursuant to this Agreement is notifiable to the CCPC under Section 18(1) of the Irish Competition Act or is notified to the CCPC pursuant to Section 18(3) of the Irish Competition Act, the notification having been made by Purchaser as soon as practicable following the date of this Agreement, and: (a) the CCPC having informed Purchaser that the proposed sale and purchase may be put into effect in accordance with Section 21(2)(a) of the Irish Competition Act; (b) the period specified in Section 21(2) of the Irish Competition Act having elapsed without the CCPC having informed the Purchaser of the determination it has made (if any) under Section 21(2) (a) or (b) of the Irish Competition Act; (c) the CCPC having furnished to the Purchaser a copy of its written determination in accordance with Section 22(4)(a) of the Irish Competition Act that the proposed sale and purchase may be put into effect in accordance with Section 22(3)(a) of the Irish Competition Act; (d) the CCPC having furnished to the Purchaser a copy of its written determination in accordance with Section 22(4)(a) of the Irish Competition Act that the proposed sale and purchase may be put into effect subject to conditions specified by the CCPC being complied with in accordance with Section 22(3)(c) of the Irish Competition Act; or (e) the period of 120 working days after the appropriate date (as defined under Section 19(6) of the Irish Competition Act), as well as any period of suspension as a result of the application of Section 22(4A) of the Irish Competition Act, having elapsed without the CCPC having made a determination under Section 22(3) of the Irish Competition Act in relation to the proposed indirect acquisition by Purchaser of the Irish Companies. For the purposes of this clause, where proposals are submitted to the CCPC under Section 22(4B) of the Irish Competition Act, references to “120 working days” shall be substituted by “135 working days”.

“Closing Date Repayment Amount” means, collectively, the Credit Documents Repayment Amount (and any other Payoff Amount), the Existing Notes Redemption Amount and the Preferred Shares Redemption Amount.

“Closing Payments” means (a) the payment of the Estimated Purchase Price in accordance with Section 3.2, (b) the payment of the Company Transaction Expenses in accordance with Section 3.3 and (c) the Closing Date Repayment Amount in accordance with Section 3.4.

“CMA” means a continuing membership application under FINRA Rule 1017 with FINRA for approval of the change of control of the Broker-Dealer Subsidiary that will result from the consummation of the transactions contemplated hereby (including all supplements and revisions thereto).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state or local Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Accounting Principles” has the meaning set forth in Schedule 1.1(a).

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) including each “pension plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), and each “welfare plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), and each other (a) retirement, pension or post-employment health, medical, life insurance or other benefit plan, program, practice, policy or arrangement, (b) bonus, commission, profit-sharing, incentive or deferred compensation, stock purchase, stock option, restricted stock, stock appreciation right, or other equity or equity-based compensation plan, program, policy, agreement or arrangement, (c) employment, individual consulting, severance, separation, Tax gross up, transaction, change in control or retention plan, program, practice, policy, agreement or arrangement or (d) other welfare-benefit, vacation, paid time off, fringe benefit compensation, benefit or employee loan plan, program, practice, policy, agreement or arrangement (but, in each case, not including (x) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (y) any plan, program or arrangement sponsored or maintained by a Governmental Entity, and (z) any plan, program or arrangement sponsored by an ERISA Client), in each case, whether written or unwritten, (i) sponsored, maintained, contributed to or required to be maintained or contributed to by any of the Company or its Subsidiaries, (ii) to which any of the Company or its Subsidiaries is a party, (iii) in which any employee or service provider of the Company or its Subsidiaries participates related to their services provided to the Company or its Subsidiaries, or (iv) under which the Company or any of its Subsidiaries has or can reasonably be expected to have any liability or obligation, contingent or otherwise.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Data” means Personal Information, nonpublic information (including trade secrets) and other material data, information, and data compilations, in each case, contained in the IT Assets or any databases of the Company or any of its Subsidiaries that are used by, or necessary to the Business of, the Company or any of its Subsidiaries.

“Company Disclosure Schedule” means the disclosure schedule of the Company referred to in, and delivered pursuant to, this Agreement.

“Company Employees” means, collectively, those individuals employed by the Company or any of its Subsidiaries as of the applicable date of determination, whether active or inactive.

“Company Transaction Expenses” means, to the extent remaining unpaid as of immediately prior to the Closing, (a) the fees, costs and expenses incurred and either subject to reimbursement by, or payable by or on behalf of the Company or any of its Subsidiaries to any financial advisors (including Morgan Stanley & Co. LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC and Jefferies Group) engaged by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, or in connection with other negotiations or processes involving the sale of the Company or any its Subsidiaries (including, for the avoidance of doubt, the fees and expenses that Seller is responsible for paying pursuant to Section 11.6), (b) the fees and expenses incurred and either subject to reimbursement by, or payable by or on behalf of the Company or any of its Subsidiaries to any outside attorneys engaged by or on behalf of any of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or in connection with other negotiations or processes involving the sale of the Company or any of its Subsidiaries, (c) the fees and expenses incurred and either subject to reimbursement by, or payable by or on behalf of, the Company or any of its Subsidiaries to outside accountants or other advisors, or transaction-related service providers such as electronic data room vendors, in connection with the transactions contemplated by this Agreement or in connection with other negotiations or processes involving the sale of the Company or any of its Subsidiaries, and (d) the Transaction Payments, but excluding for purposes of this definition (i) any fees and expenses incurred by the Company or any of its Subsidiaries that Purchaser is responsible for paying pursuant to Section 11.6 and (ii) any Liabilities set forth on Schedule 1.1(b) with respect to the Retention Bonus Agreements.

“Compensatory Tax Obligations” means, with respect to any compensatory payments or benefits to be paid prior to, or on or after, the Closing, the employer’s portion of any applicable Taxes relating to any such compensatory payments or benefits, including any payroll, social security, social insurance, employment or similar Taxes, or any Tax “gross up” or similar obligations made or required to be made on or in respect of such payments or benefits, calculated in a manner consistent with the Company Accounting Principles.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, the Clayton Act, the Federal Trade Commission Act and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Compliant” means, with respect to the Required Information, that (a) (i) in the case of annual or quarterly financial statements, that such financial statements (x) have been prepared in accordance with GAAP, consistently applied, throughout the periods involved, subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end adjustments (none of which shall be material individually or in the aggregate) and (y) present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of AssuredPartners, Inc. and its Subsidiaries or the Company and its Subsidiaries, as applicable, as of such dates and for the periods covered thereby, as applicable, subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end adjustments (none of which would be material individually or in the aggregate), and (ii) in the case of other Required Information, such Required Information, taken as a whole, does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries and the Business or omit to state any material fact regarding the Company and its Subsidiaries and the Business necessary in order to make such Required Information, taken as a whole, not misleading in light of the circumstances under which such statements were made; provided, that, for the avoidance of doubt, the availability of financial information related to the Business including any “flash” numbers, prior to the time that the Required Information would become not Compliant for periods subsequent to the latest quarterly or annual period for which financial information is included in the Required Information, shall not, solely by virtue of such availability, render such previously delivered Required Information not Compliant, (b) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering (on Form S-1) of non-convertible debt or equity securities (other than any unaudited financial statements provided under clause (i) of the definition of Required Information), (c) any interim quarterly financial statements included in the Required Information have been reviewed by the Company’s independent auditors as provided by AICPA AU-C Section 930, and (d) to the extent the Debt Financing includes any offering or private placement of non-convertible debt securities, the financial statements included in such Required Information are sufficient for the delivery of customary comfort letters (including “negative assurance” comfort) from independent accountants with respect to the financial information of the Company and its Subsidiaries included in the offering memorandum or prospectus for such Debt Financing in connection with the offering of such securities (subject to the completion by such accountants of customary procedures relating thereto) (other than any unaudited financial statements provided under clause (i) of the definition of Required Information).

“Consenting Client” means each IA Client whose consent shall have been obtained or be deemed to be obtained, as applicable, in accordance with Section 7.21 (including pursuant to a Negative Consent Notice); provided that no IA Client that has withdrawn its consent or approval in writing prior to the Closing or terminated its Investment Advisory Agreement, or given written notice of such withdrawal or termination, shall be considered a Consenting Client.

“Contract” means any written or oral contract, agreement, subcontract, settlement, purchase order, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, sublicense, binding commitment or other agreement.

“Copyrights” means works of authorship (whether or not published), registered copyrights (including copyrights in Software), mask works, moral rights, and copyright applications.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, or legally binding directives promulgated by any Governmental Entity, in each case, in connection with or in response to COVID-19.

“Credit Documents” means that certain Credit Agreement, dated as of October 22, 2015 (as amended, restated, supplemented or otherwise modified in writing from time to time), among Dolphin MidCo, Inc., a Delaware corporation, as Holdings, AssuredPartners, Inc., a Delaware corporation, as the Borrower, Bank of America, N.A. as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender and each Lender from time to time party thereto, and any other document related thereto.

“Credit Documents Repayment Amount” means an amount necessary to repay and fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Credit Documents as of the Closing Date.

“Cybersecurity Measures” means (a) any measures enacted or regulations promulgated by a Governmental Entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of personal data that are applicable to the Company and its Subsidiaries and (b) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company and its Subsidiaries in response to a Security Incident, for the protection of its IT Assets or any stored Personal Information.

“Data Processor” means any Person or third-party that Processes Company Data on behalf of or at the direction of the Company or any of its Subsidiaries, including, but not limited to, a “service provider” or “processor” as those terms are defined by Privacy Requirements.

“Debt Financing Sources” means any entity, in each case, that has committed to provide, underwrite or arrange or act as an administrative or facility agent in respect of all or any part of the Debt Financing (or any credit facilities or debt securities being issued in lieu of any portion of the Debt Financing) in connection with the transactions contemplated by this Agreement, including any arranger, agent, lender, underwriter, initial purchaser or investor that is a party to any commitment letter, engagement letter, joinder agreement, underwriting agreement, purchase agreement, indenture, credit agreement or other definitive agreement entered into pursuant thereto or relating thereto.

“Debt Financing Sources Related Parties” means the Debt Financing Sources together with their respective Affiliates and their respective Affiliates’ respective Representatives and their respective successors and permitted assigns. For the avoidance of doubt, no party to this Agreement shall be considered a Debt Financing Sources Related Party.

“Domain Names” means all Internet domain names, URL addresses, IP addresses, website addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing and all social media accounts.

“Electronic Data Room” means the electronic data room established by or on behalf of the Company in connection with the transactions contemplated hereby.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, deed of trust, title or survey defect, covenant, option, easement or right of way, restriction on transfer of title or other similar encumbrance, except for any restrictions arising under any applicable securities Laws.

“Environmental Laws” means any and all applicable Laws of any Governmental Entity relating to pollution, public or worker health or safety (to the extent relating to exposure to Hazardous Materials), or protection of the environment (including with respect to Hazardous Materials) that are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Client” means each Insurance Client that is (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, (c) an employee benefit plan, plan, account or arrangement that is subject to any applicable Similar ERISA Law, or (d) any entity whose underlying assets are considered to include “plan assets” (as defined by the regulations of the Department of Labor, as amended by Section 3(42) of ERISA), or its equivalent under applicable Similar ERISA Law, of any such employee benefit plan, plan, account or arrangement.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means the escrow agreement substantially in the form of Exhibit C.

“Escrow Amount” means, collectively, the Adjustment Escrow Amount, the Subject Matter Escrow Amount and the Indemnity Escrow Amount.

“Estimated Purchase Price” means (a) the Base Purchase Price, minus (b) the amount of Estimated Indebtedness, minus (c) the amount of the Estimated Company Transaction Expenses, plus (d) the amount of Estimated Cash, minus (e) the amount, if any, by which the Target Working Capital Amount exceeds the Estimated Working Capital Amount, plus (f) the amount, if any, by which the Estimated Working Capital Amount exceeds the Target Working Capital Amount, plus (g) the Permitted Acquisition Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Existing Notes” means, collectively, (a) the 2029 Notes and (b) the 2032 Notes.

“Existing Notes Redemption Amount” means the amount necessary, in aggregate, to consummate the payment of the Redemption Price (in each case, as defined and as may be applicable under each Indenture) under the Existing Notes as of the Closing Date.

“FCA” means the Financial Conduct Authority of the United Kingdom or any replacement regulator or successor regulator thereto.

“FCA Approval Notification” means the formal notice (as defined in section 178(3) of the FSMA) that Purchaser and each other person who will acquire control (within the meaning of section 181 of the FSMA) of the UK Regulated Entities pursuant to this Agreement for the purposes of Part XII of the FSMA must submit to the FCA under section 178 of the FSMA prior to acquiring such control.

“FCA Condition” means that the FCA has given notice in writing in accordance with either section 189(4)(a) or 189(7) of the FSMA that it approves Purchaser and any other relevant person who would by virtue of the Agreement “acquire control” (within the meaning of section 181 of the FSMA) over the UK Regulated Entities, or, in the absence of such notice, the FCA being treated, under section 189(6) of the FSMA, as having approved the acquisition of control over the UK Regulated Entities, each such approval being in full force and effect.

“FCA Rules” means the rules and guidance set out in the FCA Handbook, FSMA and any other guidance issued by the FCA, as amended from time to time.

“Fiduciary Cash Amount” means (a) the aggregate amount of the fiduciary assets of the Company and its Subsidiaries of the type included in the applicable line item categories on the sample fiduciary adjustment amount attached hereto as Exhibit A (the “Sample Fiduciary Cash Calculation”), minus (b) the aggregate amount of the fiduciary liabilities of the Company and its Subsidiaries of the type included in the applicable line item categories on the Sample Fiduciary Cash Calculation, in each case, as of the Adjustment Time and calculated in accordance with the Company Accounting Principles. In no event shall the Fiduciary Cash Amount be less than zero.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Condition” means that FINRA shall have approved the continuing membership application by the Broker-Dealer Subsidiary pursuant to FINRA Rule 1017 (“BDS CMA”) in writing; provided, that notwithstanding the foregoing, such FINRA approval of the BDS CMA shall not so be required as a condition to Closing if despite the BDS CMA not having been so approved by FINRA, (i) at least 31 days have elapsed since FINRA deemed the BDS CMA to have been filed as substantially complete with FINRA, (ii) FINRA has not notified the Broker-Dealer Subsidiary that the CMA is subject to “fast track” review, (iii) the Broker-Dealer Subsidiary or its Representatives (with the prior written consent of Purchaser) shall have notified (in writing and at least five (5) Business Days prior to the anticipated Closing Date) the FINRA Membership Application Program that the parties intend to consummate the Closing pursuant to FINRA Rule 1017(c)(1), (iv) FINRA has not advised any of the parties hereto at any time prior to the Closing that they are prohibited from consummating the Closing without FINRA approval, and (v) FINRA has not informed any of the parties hereto at any time prior to the Closing that FINRA will impose any “interim restrictions” on the Broker-Dealer Subsidiary that would materially limit the manner in which the Broker-Dealer Subsidiary may conduct its business or operations, including materially reducing the scope of the Broker-Dealer Subsidiary’s business, if the Closing is consummated without such FINRA approval.

“Fraud” means any actual and intentional fraud with respect to the making of any of the specific representations and warranties contained in Article IV or Article V or the Estimated Closing Statement (with respect to the Seller) or Article VI (with respect to Purchaser). “Fraud” is expressly limited to actual and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby for, (i) recklessness, imputed fraud, constructive fraud, negligent fraud or other claims based on constructive knowledge, (ii) any other Person’s fraud, including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims or (iii) negligent misrepresentation or equitable fraud.

“FSMA” means the Financial Services and Markets Act 2000.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time consistently applied.

“Governmental Antitrust Entity” means any Governmental Entity with regulatory jurisdiction over enforcement of applicable Competition Law.

“Governmental Entity” means any governmental, regulatory or administrative authority (including Lloyd’s or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, or any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature), whether foreign, domestic, federal, provincial, state or local, any self-regulatory organization (including FINRA and any securities exchange), any arbitrational tribunal or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” means any toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or caustic (or words of similar import) substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under any Environmental Laws based on their deleterious characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, PCBs and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IA Client” means any Person (including any financial institution, retirement plan, plan sponsor or individual) that is an investment advisory or investment management client of the Company or its Subsidiaries.

“IA Client Consent” means, the consent or approval or deemed consent or approval, as applicable, of such IA Client in accordance with Section 7.21 to the assignment or deemed assignment of such Client’s Investment Advisory Agreement.

“Income Tax Liability Amount” means, without duplication, an amount equal to the aggregate liability for unpaid income Taxes of the Company or any of its Subsidiaries, determined for each entity (or consolidated, unitary, or similar group to the extent applicable), whether or not due and payable, for any Pre-Closing Tax Period with respect to (a) a Tax Return, with respect to a jurisdiction in which the Company or the applicable Subsidiary has historically filed a Tax Return, for any taxable period (or portion thereof) ending on or before the Closing Date that is due (1) between the date hereof and the Closing or (2) after the Closing, in each case, taking into account any applicable extensions, that has not been filed as of the Closing, (b) a Tax Return, with respect to a jurisdiction in which the Company or the applicable Subsidiary has historically filed a Tax Return, that was filed on or before the Closing and for which the amount shown as due on such Tax Return was not paid in full prior to the Closing (but only to the extent of such unpaid amount) or (c) a jurisdiction in which such entity commenced activities and became subject to income Tax on or after January 1, 2024. In determining the Income Tax Liability Amount, (i) all unpaid income Tax liabilities with respect to Pre-Closing Tax Periods and Straddle Periods shall be calculated consistent with Section 7.11(c), including, any Taxes with respect to any Pre-Closing Tax Period for which the Company or any of its Subsidiaries would be liable as a result of an inclusion under Section 951 or 951A of the Code (or any similar provision of state, local or non-U.S. Law) if the taxable year of each “foreign corporation” owned (directly or indirectly) by the Company or any Subsidiary was deemed to close as of the end of the day on the Closing Date, (ii) such calculations and determinations shall take into account any payments of estimated income Taxes and overpayments of Taxes which may be credited against income Taxes otherwise due, in each case, in respect of the Company or any of its Subsidiaries, as the case may be, (iii) such calculations and determinations shall take into account Transaction Tax Deductions deductible against taxable income in a Pre-Closing Tax Period (determined at a “more likely than not” (or higher) standard), (iv) such calculations and determinations shall exclude any income Taxes attributable to (A) transactions undertaken by Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) after the Closing that are outside the ordinary course of business (consistent with past practices) and not expressly provided for by this Agreement, (B) any election under Section 338 or Section 336 of the Code (or any similar provision under state or local Law) with respect to the transactions contemplated by this Agreement, or (C) any financing or refinancing arrangements entered into at any time by or at the direction of Purchaser or any of its Affiliates, (v) such calculations and determinations shall exclude deferred Tax assets and deferred Tax liabilities established for GAAP purposes to reflect timing differences between book and Tax income, (vi) the Income Tax Liability Amount shall include any unpaid income Taxes imposed on the Company or any of its Subsidiaries as a result of an election under Section 965(h) of the Code, (vii) any liabilities for accruals or reserves for contingent income Taxes or with respect to uncertain Tax positions shall be excluded, (viii) except as otherwise provided in this definition, such calculations and determinations shall be done in accordance with any applicable past practices of the Company and its Subsidiaries in preparing and filing the same type of income Tax Returns in prior periods (including reporting positions, jurisdictions (except as specifically provided by clause (c), above), elections, and accounting methods), (ix) such calculations and determinations shall exclude any income Taxes of the Company or any of its Subsidiaries attributable to deferred revenue or prepaid amounts that are (or but for the transactions contemplated by this Agreement, would be) recognized for income Tax purposes in a taxable period (or portion thereof) beginning after the Closing Date, and (x) without duplication, such calculations and determinations shall include any income Tax asset with respect to a Pre-Closing Tax Period (including any refund claim or receivable with respect to any income Tax of the Company and its Subsidiaries for any Pre-Closing Tax Period (or any credit in lieu thereof)); provided, that the Income Tax Liability Amount shall only be negative on a stand-alone basis for any entity, or in respect of any jurisdiction, to the extent that Tax refunds for, or overpayments of Taxes or payments of estimated Taxes with respect to, that entity, or in respect of that jurisdiction, are reasonably expected to be converted into a cash refund (or credited in lieu of a cash refund against income Taxes with respect to a Tax Return for the 2024, 2025, or 2026 taxable years) at, or with respect to, the Company or its Subsidiaries with respect to a Tax Return for the 2024 or 2025 taxable years (taking into account all applicable extensions). Notwithstanding anything to the contrary contained herein, (i) the calculation of Income Tax Liability Amount shall be determined as of 11:59 p.m., New York time, on the Closing Date and such time shall be considered the Adjustment Time solely for purposes of this calculation and (ii) the Income Tax Liability Amount of the Company or any its Subsidiaries may be less than zero on a stand-alone basis for any entity, or in respect of any jurisdiction, but shall not be less than zero in the aggregate.

“Indebtedness” means, without duplication, (a) the obligations of the Company or any of its Subsidiaries for borrowed money, including the Credit Documents Repayment Amount, (b) the obligations of the Company or any of its Subsidiaries evidenced by a note, bond, debenture or similar instrument or debt security, including the Existing Notes Redemption Amount, or any obligations of the Company or any of its Subsidiaries with respect to the outstanding Preferred Shares, including the Preferred Shares Redemption Amount, (c) the obligations of the Company or any of its Subsidiaries in respect of performance bonds, letters of credit or bankers’ acceptances (but solely to the extent drawn), (d) all finance or capital lease obligations of the Company or any of its Subsidiaries to the extent recorded or required to be recorded as such in the Financial Statements or in accordance with GAAP (which, for the avoidance of doubt, shall exclude any liabilities that are carried on the Latest Balance Sheet as operating leases), (e) the obligations of the Company or any of its Subsidiaries with respect to interest rate swap, forward contract, currency or other hedging arrangements, in each case, calculated (x) at the termination value thereof as if terminated at or immediately prior to the Closing and (y) net of any assets related to or otherwise arising from any such interest rate swap, forward contract, currency or other hedging arrangements; provided that the amount calculated pursuant to this clause (e) shall not be less than zero, (f) the obligations of any Person, other than the Company or any of its Subsidiaries, secured by any Encumbrance (other than a Permitted Encumbrance) on the Company Common Stock, the equity securities of the Company’s Subsidiaries, or any of the assets of the Company or any of its Subsidiaries, (g) all obligations of the Company or any of its Subsidiaries with respect to (i) severance or separation pay payable with respect to terminations of employment that occur (or for which notice is provided) prior to or at the Closing and (ii) unfunded or underfunded nonqualified deferred compensation, post-termination medical and welfare, and pension or pension-like benefits (with the required funding level for tax-qualified defined benefit plans measured at the level required for certification under Section 4041(b)(2)(A)(i) of ERISA), in each case of this clause (g), including (to the extent applicable) the Compensatory Tax Obligations owed with respect to the foregoing, (h) the amount by which the aggregate amount of the fiduciary liabilities of the Company and its Subsidiaries of the type included in the applicable line item categories on the Sample Fiduciary Cash Calculation exceeds the aggregate amount of the fiduciary assets of the Company and its Subsidiaries of the type included in the applicable line item categories on the Sample Fiduciary Cash Calculation (which amount shall, for purposes of this clause (h), in no case be less than zero), (i) the obligations of the Company or any of its Subsidiaries with respect to the deferred purchase price of property, assets, businesses, securities, goods or services, including earn-out payments, purchase price holdbacks, seller notes, post-closing true-up obligations, outstanding acquisition bonuses (which will be calculated as the total liability as of the Adjustment Time using the same methodology as applied in Annex I to the Company Accounting Principles), producer transition payments calculated in the same manner used for the Company’s adjusted EBITDA bridge for the trailing twelve months ended September 30, 2024 which equalled approximately $2,100,000 at the time , and other similar payments, in each case, (i) calculated in accordance with the Company Accounting Principles, (ii) excluding any earn-out payments or holdback amounts relating to the Subject Matter, and (iii) calculated only with respect to acquisition transactions consummated on or prior to the date hereof, (j) any accruals or reserves for Actions involving the Company or any of its Subsidiaries or to which any of the Company or any of its Subsidiaries is a party, (k) any declared but unpaid dividends, or any other amounts accrued, incurred or owed, that are payable to the Seller, and any other outstanding amounts or obligations of the Company or any of its Subsidiaries under any Related Party Contract that is required to be terminated prior to or upon the Closing, (l) guarantees by the Company or any of its Subsidiaries of amounts which are or may become due and owing by other Persons described in the foregoing clauses (a) through (k) but excluding any guarantees of performance under contractual obligations in the ordinary course of business, (m) the Income Tax Liability Amount, (n) the cost to service long-term deferred revenue of the Company and its Subsidiaries, calculated at 64% of the portion of the corresponding long-term deferred revenue balance which has been collected as cash from customers in advance of services performed, (o) any incurred but unpaid expenses of the Company and its Subsidiaries owed to third party vendors related to non-recurring IT implementation projects, net of any related prepaid amounts, and any unpaid retention bonuses related to the Company’s non-recurring Finance Target Operating Model Retention Bonus Plan, to the extent communicated and committed to employees, (p) unpaid amounts incurred and payable by the Company and its Subsidiaries to legal advisors or rating agencies in connection with debt-refinancing activities, (q) legal settlement payment obligations agreed to but not yet paid, calculated net of reasonably expected insurance proceeds and excluding any amounts with respect to the Specified Appeal Matter, (r) any obligations of the Company and its Subsidiaries with respect to unclaimed property, (s) any obligations of the Company and its Subsidiaries with respect to abandoned lease provisions, and (t) in the case of clauses (a) through (s) of this definition, accrued and unpaid interest thereon and any premiums, termination fees, expenses, prepayment penalties, commitments, breakage costs or other fees, reimbursements and all other amounts that are required to be paid as a result of or in connection with the transactions contemplated by this Agreement. “Indebtedness” shall not include (i) non-cancellable purchase commitments, (ii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of the Company or any of its Subsidiaries to the extent not drawn, (iii) trade payables or other current liabilities in the ordinary course of business that are included in the Working Capital, (iv) all liabilities or obligations incurred at the written direction of Purchaser or its Affiliates, (v) intercompany liabilities between the Company or one or more of its Subsidiaries, on the one hand, and any other Subsidiaries of the Company, on the other hand, or (vi) any Company Transaction Expenses. Indebtedness incurred after the Adjustment Time but before the Closing shall be considered to have been incurred at the Adjustment Time unless it has an equal and offsetting impact on Cash or Working Capital.

“Indemnity Escrow Account” means an indemnification escrow account established with the Escrow Agent pursuant to the Escrow Agreement.

“Indemnity Escrow Amount” means the amount set forth on Schedule 1.1(c).

“Indemnity Escrow Funds” means the amount as may be contained in the Indemnity Escrow Account from time to time.

“Indenture” means each of the 2029 Notes Indenture and the 2032 Indenture, as may be applicable.

“Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Company Data and IT Assets, and that is consistent with relevant industry standards and that includes: (i) written policies and procedures regarding Company Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Company Data; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; (iv) vendor and Data Processor cybersecurity and privacy risk management program; and (v) protections against Security Incidents, malicious code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data and IT Assets.

“Insurance Client” means a Person (including any insured, or any sub-producer or insured to whom or which such sub-producer provides insurance services) to whom the Company or any of its Subsidiaries provides any services in connection with the conduct of the Business. For purposes of this Agreement, the term “Insurance Client” shall include any employer, employer group, affinity group, association and any equityholder of any of the foregoing, any individual insured, retail insurance agent or broker, and any Carrier or other entity to the extent third party administration claims processing or underwriting is performed by the Company or any of its Subsidiaries for such Carrier or other entity.

“Intellectual Property” means, collectively, all intellectual property and proprietary rights, whether registered or unregistered, in any jurisdiction, including all such rights in and to (a) Trademarks and Domain Names, and the goodwill of the business associated with the foregoing, (b) Patents, (c) Copyrights, (d) Trade Secrets, (e) Software, (f) all tangible embodiments of any of the foregoing (in whatever form of medium), (g) registrations or applications for registration of the foregoing, including any renewals, modifications, continuations, continuations-in-part, extensions and foreign counterparts thereof, (h) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past, ongoing or future infringement, misuse, or misappropriation, and (i) any other intellectual property rights of any kind or nature, in each case, whether protected, created, or arising under the Laws of the United States or any other jurisdiction.

“Intellectual Property License” means (a) any grant (or covenant not to sue or assert) by Company or its Subsidiaries to another Person of any license right to or under the Owned Intellectual Property; and (b) any grant (or covenant not to sue or assert) by another Person to Company or its Subsidiaries of any license right to or under any third Person’s Intellectual Property rights.

“Investment Adviser Subsidiary” means AssuredPartners Investment Advisers, LLC.

“Investment Advisory Agreement” means an investment advisory agreement entered into by the Company or its Subsidiaries with an IA Client for the purpose of providing investment advisory or sub-advisory services to such IA Client.

“Investment Laws” means all applicable: (a) federal or state securities, commodities or other investment related Laws, including the Advisers Act, the U.S. Commodity Exchange Act, the Exchange Act, the Investment Company Act of 1940 and the Securities Act and the regulations promulgated under each of them; (b) rules and regulations of Self-Regulatory Organizations, including FINRA and each applicable exchange (as defined under the Exchange Act); and (c) other federal or state securities Laws applicable to the Company or any of its Subsidiaries providing Investment Management Services.

“Investment Management Services” means (a) providing to IA Clients any (i) wealth management services to client accounts or funds (or portions thereof or a group of investment accounts or funds), (ii) wealth planning services, (iii) multi-class asset allocation and investment advisory services, (iv) family office services, (v) trust and estate financial planning or (vi) tax planning strategies or (b) otherwise acting as an “investment adviser” within the meaning of the Advisers Act.

“Investment Screening Laws” means any applicable U.S. or foreign Law that are designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds, including rules and regulations of self-regulatory organizations such as FINRA and each applicable exchange (as defined under the Exchange Act).

“Irish Companies” means each of Gallivan Murphy Insurance Brokers Limited, McKeever and O’Callaghan Insurances Limited, O’Callaghan Insurances Limited, AssuredPartners AP Ireland Limited and K&M Fitzgerald Insurance Ltd.

“Irish Competition Act” means the Irish Competition Act 2022 of Ireland.

“Irish FDI Condition” means, to the extent that the Irish Screening of Third Country Transactions Act 2023 (“Irish FDI Law”) has entered into force before Closing, approval, expiry of the applicable waiting periods, or written confirmation the transactions contemplated by this Agreement do not require approval pursuant to the Irish FDI Law.

“Irish Regulated Entities” means each of Gallivan Murphy Insurance Brokers Limited, McKeever and O’Callaghan Insurances Limited and O’Callaghan Insurance Limited.

“IT Assets” means all the computer systems owned or controlled by the Company or any of its Subsidiaries, including Software (including Business Software), hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, infrastructure, workstations, switches and data communications lines.

“JCRA” means the Jersey Competition Regulatory Authority.

“JCRA Condition” means (i) the JCRA not having decided during its preliminary assessment that the transaction contemplated by this Agreement or any matter arising therefrom raises any competition concerns meriting a fuller investigation (second detailed review) pursuant to Guideline No. 8 (“Mergers and Acquisitions”) issued by the JCRA or (ii) the JCRA having initiated a second detailed review and, applicable to (i) and (ii), the JCRA issuing a decision (which is not withdrawn, amended or lapsed) in writing to approve the transaction contemplated by this Agreement, pursuant to Article 22 of the Jersey Competition Law, such decision being either unconditional in all respects or subject to conditions or obligations. If Purchaser and the Seller, acting reasonably, determine following the execution of this Agreement that the transaction contemplated by this Agreement does not trigger a merger application under Jersey Competition Law, the JCRA Condition shall no longer apply.

“Jersey Competition Law” means Competition (Jersey) Law 2005.

“Jersey Regulated Entity” means AssuredPartners London Limited.

“JFSC” means the Jersey Financial Services Commission.

“JFSC Condition” means that the JFSC has given notice in writing that (a) in accordance with Article 14(1) of the Financial Services (Jersey) Law 1998 (the “FSJL”), the JFSC does not object to the Purchaser and each other relevant person who will become a “principal person” or “key person” (each as defined in Article 1(1) of the FSJL) of the Jersey Regulated Entity becoming a principal person or key person (as applicable) by virtue of the Agreement, and (b) in accordance with Article 14(2) of the FSJL, the JFSC does not object to the Seller or any other person who is a “shareholder controller” (as defined in Article 1(1) of the FSJL) of the Jersey Regulated Entity reducing or disposing of its holding in the Jersey Regulated Entity so that their proportion of share capital or voting rights in the Jersey Regulated Entity falls below 20%, 33% or 50%, or so that the Jersey Regulated Entity ceases to be a subsidiary (as defined in Article 1(1) of the FSJL) of the Seller or any other such person, by virtue of the Agreement.

“Knowledge of the Company” (or similar phrases) means the knowledge, after reasonable inquiry of their direct reports, of the individuals listed on Schedule 1.1(d).

“Law” means any federal, state or local statute, law, ordinance, rule, regulation, code, Governmental Order, principle of common law or other legally-binding requirement, interpretation or By-law of a Governmental Entity.

“Leased Real Property” means the real property leased, subleased, licensed or occupied by the Company or any of its Subsidiaries pursuant to the Leases.

“Liability” means any debt, obligation, duty, claim, Tax or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, claim or liability is immediately due and payable.

“Litigation Bond Cash” means any cash reserved or otherwise designated on the Latest Balance Sheet as restricted cash relating to the Specified Appeal Matter.

“Litigation Bond Difference Amount” means an amount equal to the Litigation Bond Cash minus the Replacement Bond Cost.

“Litigation Proceeds Amount” means any amounts actually owed to (whether pursuant to a final determination of a court of competent jurisdiction or a written settlement executed by the party obligated to make the applicable payment), but not yet received by, the Company or its Subsidiaries as of the Adjustment Time in connection with or as a result of the Actions set forth on Schedule 1.1(e), less any associated unpaid out-of-pocket costs and expenses incurred by the Company or its Subsidiaries through the Adjustment Time (but only to the extent such costs and expenses are not reflected in Working Capital).

“Lloyd’s” means the Society and Corporation of Lloyd’s, incorporated by the Lloyd’s Act 1871 (or their successors from time to time) and, where the context requires, shall include the Council of Lloyd’s (as constituted by the Lloyd’s Act 1982, including its delegates and persons by whom it acts) (or its successors from time to time).

“Lloyd’s Rules” means the Lloyd’s Acts 1871 to 1982, bylaws, regulations, codes of practice, bulletins and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time.

“Material Adverse Effect” means any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the results of operations or financial condition, assets or business of the Company and its Subsidiaries, taken as a whole; provided that in no event shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (a) general economic, political, social, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodity, currency or real estate markets (including changes in interest or exchange rates), (b) any actual or threatened act of war, hostilities (including in Ukraine), sabotage, cyberattack, data breach, hacking or terrorism, or any escalation or worsening thereof, or any hurricane, earthquake, tornado, flood or other natural disaster, or “act of God”, (c) any epidemic, pandemic or disease outbreak (including COVID-19 or monkeypox) or worsening thereof, including responses thereto (including the COVID-19 Measures), (d) conditions generally affecting any industry in which the Company or any of its Subsidiaries operate, (e) changes after the date hereof in GAAP, (f) changes after the date hereof in Law, (g) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (h) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby including, to the extent related to the identity of Purchaser or its Affiliates or any disclosure by Purchaser or its Affiliates of their plans or intentions with respect to the conduct of the Business after the Closing, the effect of any of the foregoing on the relationships of the Company or any of its Subsidiaries; provided that no effect shall be given to this clause (h) for purposes of any representation or warranty which addresses the consequences of the negotiation, execution or performance this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or the condition to Closing in Section 8.2(a)(ii) and Section

8.2(b)(iii) to the extent relating to any such representation or warranty or (i) any action taken (or not taken) by the Company or its Subsidiaries (i) that is required or expressly contemplated to be taken (or not taken) hereunder or (ii) at the written request of Purchaser or any of its Affiliates, except, in the case of clauses (a), (c), (d), (e) or (f), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby relative to other participants in the industry in which the Company or any of its Subsidiaries operates (in which case only the incremental and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).

“Open Source Software” means any Software that is licensed or distributed pursuant to: (a) any license that is a license approved by the Open Source Initiative or listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free software” or “open source software” (as each term is defined by the Open Source Foundation or the Free Software Foundation); or (c) any license that requires that as a condition of its use, modification or distribution that it, or other Software that is derived from or linked to such Software or into which such Software is incorporated or with which such Software is combined or distributed be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, (iii) licensed, distributed or conveyed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

“Organizational Documents” means, with respect to any Person, the memorandum and articles of association, articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, stockholders’ agreement and all other similar formation or governing documents of such Person in connection with the creation, formation, governance or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” means all Intellectual Property owned by, or purported to be owned by, Company or its Subsidiaries.

“Patents” means all patents, inventions, and equivalent or similar rights anywhere in the world together with letters patent and pending or provisional applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, and all reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof.

“Payoff Letters” means: (a) one or more payoff letters and other evidence regarding the discharge of Indebtedness for borrowed money, each dated no more than ten (10) Business Days prior to the Closing Date, to (i) satisfy such Indebtedness as of the Closing and (ii) terminate and release any Encumbrances related thereto; and (b) a summary invoice from each advisor or other service provider to the Seller, the Company or its Subsidiaries, each dated no more than ten (10) Business Days prior to the Closing Date, with respect to all unpaid Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

“Permitted Acquisition” means any acquisition by the Company or any of its Subsidiaries of any Person or division or business unit thereof (whether by merger, consolidation, equity purchase, asset purchase or otherwise) (i) with respect to which Purchaser has provided its prior written consent and (ii) is entered into and consummated after the date hereof and prior to the Adjustment Time in accordance with the terms set forth in the applicable request to which Purchaser has provided its written consent.

“Permitted Acquisition Amount” means an amount equal to the aggregate purchase price paid (including any indebtedness and transaction expenses assumed and paid by the Company or its applicable Subsidiary on behalf of the seller(s) in connection with such Permitted Acquisition) by the Company or any of its Subsidiaries at or prior to the Adjustment Time in accordance with the definitive acquisition agreement with respect to such Permitted Acquisition.

“Permitted Encumbrance” means: (a) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other similar Encumbrances arising or incurred in the ordinary course of business or amounts not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established on the Financial Statements in accordance with GAAP; (b) Encumbrances for Taxes, utilities and other governmental charges that are not due and payable or are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established on the Financial Statements in accordance with GAAP; (c) Encumbrances that secure obligations that are reflected as liabilities on the Latest Balance Sheet or Encumbrances the existence of which is referred to in the notes to the Latest Balance Sheet; (d) in the case of Leased Real Property, matters of record that would be disclosed by a current accurate survey or physical inspection of such Leased Real Property which do not materially detract from the value of or materially impair the use or occupancy of the Leased Real Property in the manner currently conducted; (e) matters of record or registered Encumbrances affecting title to any assets which do not materially detract from the value of or materially impair the use or occupancy of the Leased Real Property in the manner currently conducted; (f) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities regulating the use or occupancy of Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property; (g) statutory Encumbrances of landlords for amounts not due and payable, or are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established on the Financial Statements in accordance with GAAP; (h) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (i) defects, irregularities or imperfections of title and other Encumbrances which do not materially detract from the value of or materially impair the use of occupancy of the Leased Real Property in the manner currently conducted and which are not violated in any material respect by the conduct of the Business in the manner currently conducted.

“Permitted Measures” means any COVID-19 Measures or any Cybersecurity Measures.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Personal Information” means, all information that identifies, relates to or could reasonably be linked, directly or indirectly, with an identified or identifiable natural person or household or that is otherwise considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” “individually identifiable health information” or other analogous term under Law.

“Pre-Closing Reorganization” has the meaning set forth in Schedule 7.25.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Preferred Certificate of Designation” means that certain Certificate of Designation of Series A Preferred Stock of the Company, dated as of May 13, 2019, as may be amended, supplemented or otherwise modified from time to time.

“Preferred Investors Rights Agreement” means that certain Series A Investors Rights Agreement, dated as of May 13, 2019, by and among the Company, as the issuer, AP Mezzanine Partners III, L.P., Assured Offshore, L.P. and Mezzanine Partners III, L.P., as the purchasers, and the other stockholder parties thereto from time to time, as may be amended, supplemented or otherwise modified from time to time.

“Preferred Purchase Agreement” means that certain Series A Securities Purchase Agreement, dated as of May 13, 2019, as may be amended, supplemented or otherwise modified from time to time, by and among the Company, as the issuer, AP Mezzanine Partners III, L.P., Assured Offshore, L.P. and Mezzanine Partners III, L.P., as the purchasers.

“Preferred Shares” means the Company’s Series A Preferred Stock, par value $0.001 per share, having the rights, powers and obligations specified with respect to such Series A Preferred Stock in the Preferred Certificate of Designation.

“Preferred Shares Governing Documents” means the Preferred Certificate of Designation, the Preferred Investors Rights Agreement and the Preferred Purchase Agreement, as the context may require.

“Preferred Shares Redemption Amount” means an amount necessary to satisfy the aggregate Redemption Price (as defined in the Preferred Certificate of Designation) under the Preferred Share Governing Documents as of the Closing Date.

“Privacy Requirements” means all applicable Laws, binding industry requirements, privacy policies, and Contracts to the extent relating to (i) privacy, confidentiality, integrity, availability, collection, use, access, Processing, protection, Security Incident notification, deletion or disclosure of Company Data or IT Assets, (ii) cybersecurity (including secure software development), or (iii) artificial intelligence, automated decision making, or machine learning technologies.

“Processing” or “Processed” means, with respect to data, the use, collection, receipt, processing, storage, recording, organization, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, disclosure, sharing, dissemination or destruction of such data.

“Producer” means each officer, employee, independent contractor, general agent, insurance broker, producer, sub-producer or other Person employed, supervised, controlled or retained, as the case may be, by the Company or any of its Subsidiaries, or whom the Company or such Subsidiary has a responsibility to supervise or control or has engaged under applicable Law or Contract, and who has transacted for the Company or any of its Subsidiaries.

“Profits Interest Unit” means each Class C Profits Interest Unit and Class D Profits Interest Unit in Seller granted under and pursuant to the terms of The AssuredPartners Group LP Amended and Restated Incentive Equity Plan.

“Purchaser Disclosure Schedule” means the disclosure schedule of Purchaser referred to in, and delivered pursuant to, this Agreement.

“Related Party” means, with respect to the Company, (a) each Person who holds, directly or indirectly, equity interests of the Company that by its terms would entitle such Person to at least 1% of the transaction proceeds payable in connection with this Agreement (including, for the avoidance of doubt, the Seller); (b) each Sponsor, any investment fund sponsored, managed or advised by the foregoing or any portfolio company of the foregoing funds; (c) each individual who is an officer, manager or director (or similar position) of the Company or any of its Subsidiaries, or any Sponsor or any investment fund sponsored, managed or advised by the foregoing; (d) each member of the immediate family of each of the individuals referred to in the foregoing clause (c); and (e) any trust or other entity (other than the Company and its Subsidiaries) in which any one of the Persons referred to in clauses (c) and (d) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consulting firms, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Required Information” means (i) unaudited financial statements of the Company for each fiscal year ended after the date of the most recent audited financial statements included in the Financial Statements and at least 60 days prior to the Closing Date, on or prior to the 60th day after the end of such fiscal year, (ii) audited financial statements of the Company for each fiscal year ended after the date of the most recent audited financial statements included in the Financial Statements and at least 90 days prior to the Closing Date, on or prior to the 90th day after the end of such fiscal year and (iii) unaudited financial statements of the Company for any quarterly (other than the fourth fiscal quarter) interim period or periods ended after the date of its most recent audited financial statements (and corresponding periods of any prior year), and more than 40 days prior to the Closing Date, on or prior to the 40th day after the end of such fiscal quarter.

“Retention Bonus Agreements” means those certain retention bonus letter agreements set forth on Schedule 1.1(f).

“Restricted Cash” means any cash which is not freely usable by the Company or its Subsidiaries because it is subject to restrictions by federal or state Governmental Entities, limitation or Taxes on use or distribution by Law or Contract. The calculation of Restricted Cash shall exclude the Fiduciary Cash Amount and any cash held by the Captive.

“Sample Calculation” means the sample calculation set forth in Schedule 1.1(g) of Working Capital, Cash, Indebtedness, Company Transaction Expenses and Permitted Acquisition Amount, in each case, as of the Latest Balance Sheet Date.

“Sanctioned Country” means any country or territory that is the subject or target of comprehensive Sanctions (at the time of this Agreement, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means (i) any Person designated or listed on a Sanctions-related prohibited or restricted party list published by the United States government, including OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, any such list maintained by the United Kingdom or the European Union or its Member States, or any other similar list of designated Persons established pursuant to Sanctions; (ii) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country or Venezuela; (iii) an ordinary resident of, or entity registered in or established under the jurisdiction of, a Sanctioned Country or (iv) a party acting or purporting to act, directly or indirectly, on behalf of, or a party owned or controlled by, any of the parties listed in the above clauses (i) – (iii).

“Sanctions” means all applicable economic sanctions laws, regulations, and executive orders of the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the U.S. Department of State), the European Union and its Member States, the United Kingdom, and any other sanctions authorities with jurisdiction over the Company and its Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any security incident (i) involving the unauthorized Processing of Company Data that resulted in the material unauthorized access, disclosure, or exfiltration of Company Data, or (ii) that was a ransomware attack or malware intrusion arising from any unauthorized access or disruption to the Company’s IT Assets, or (iii) that required notification to any Person, or any other entity under applicable Privacy Requirements.

“Self-Regulatory Organization” means a U.S. self-regulatory organization, including any self-regulatory organization as such term is defined in Section 3(a)(26) of the Exchange Act (including FINRA), any “self-regulatory organization” as such term is defined in U.S. Commodity Futures Trading Commission Rule 1.3, and any other U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Seller Disclosure Schedule” means the disclosure schedule of the Seller referred to in, and delivered pursuant to, this Agreement.

“Similar ERISA Law” means any U.S. or non-U.S. federal, state, local, or other laws that are substantially similar to the fiduciary responsibility or prohibited transaction provisions of Section 404 or 406 of ERISA and/or Section 4975 of the Code.

“Software” means all computer software programs and software systems (including source and object code) and all computer operating security or programming software, including architecture, schematics, software models and methodologies, algorithms, data files or records, computerized databases, plugins, libraries, compilers, subroutines, tools and APIs and all related specifications and documentation.

“Specified Appeal Matter” has the meaning set forth on Schedule 1.1(h).

“Sponsors” means, collectively, GTCR LLC, solely in its capacity as investment advisor to certain investment funds that indirectly hold equity interests of Seller, and Apax Partners LLP, solely in its capacity as investment advisor to certain investment funds that indirectly hold equity interests of Seller.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subject Matter” has the meaning set forth on Schedule 7.25.

“Subject Matter Escrow Account” means an escrow account established with the Escrow Agent pursuant to the Escrow Agreement.

“Subject Matter Escrow Amount” means the amount set forth on Schedule 7.25.

“Subject Matter Escrow Funds” means the amount as may be contained in the Subject Matter Escrow Account from time to time.

“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Target Working Capital Amount” means $288,700,000.

“Tax” means any U.S. federal, state, local, or non-U.S. tax, charge, duty, levy or other similar assessment in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, surplus lines, estimated or other tax or any similar charge in the nature of a tax, imposed, assessed, collected or administered by any Taxing Authority, and including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Entity responsible for the imposition, determination, assessment or collection of any Tax or the administration of Tax Laws.

“Trade Secrets” means all trade secrets and confidential information and other non-public or proprietary information (whether or not patentable), including ideas, compositions, know-how, concepts, methods, processes, techniques, formulae, reports, data, customer or subscriber information, mailing lists, business plans, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, proposals and technical data, business and marketing plans, market surveys, Software code and other proprietary information that is protected by Law as a “trade secret” or other similar concept under applicable Law.

“Trademarks” means registered and unregistered trademarks and service marks, trademark and service mark applications, logos, slogans, business names, corporate names, trade names, and trade dress, and all goodwill associated with the foregoing.

“Transaction Agreements” means this Agreement or any other agreement, document or certificate entered into or delivered by Purchaser, the Company, the Seller or any of their respective direct or indirect equityholders or Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Payments” means: the sum of all transaction, retention, change of control or similar bonuses, single-trigger severance or other similar compensatory payments entered into or promised by the Company or its Affiliates prior to the Closing (other than at the written request of Purchaser and excluding, for the avoidance of doubt, any Liabilities set forth on Schedule 1.1(b)) that are payable or reimbursable by the Company or its Subsidiaries on or after the Closing Date to any Person as a result of the consummation of the transactions contemplated by this Agreement (together with the Compensatory Tax Obligations on or in respect of such amounts).

“Transaction Tax Deductions” means, without duplication, all items of loss or deduction for income Tax purposes that are deductible under Law and attributable to (a) any item of Company Transaction Expenses, (b) the capitalized financing costs and expenses and any prepayment premium or fee as a result of the payoff or satisfaction of any Indebtedness of the Company or any of its Subsidiaries in connection with the Closing, and (c) the aggregate amount of all other deductible fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (including all amounts that would have been Company Transaction Expenses had such amounts been unpaid as of the Closing), and (d) the employer portion of any employment or payroll Taxes with respect to any compensatory amounts included in clauses (a) - (c). For the purposes of calculating the amount of the Transaction Tax Deductions, the Company shall be assumed to have made an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based fees that were paid by the Company as an amount that did not facilitate the transactions contemplated by this Agreement and, therefore, treat 70% of such costs as deductible.

“Transfer Taxes” means any sales, use, goods and services, stock transfer, real property transfer, transfer, stamp, conveyance, registration, documentary, recording or similar Taxes imposed on or in respect of the direct or indirect acquisition of the Company and its Subsidiaries pursuant to this Agreement.

“UK Regulated Entities” means Anchorman Insurance Consultants Limited, AssuredPartners London Limited, Borland Insurance Ltd, AssuredPartners Regions Ltd., PSP Insurance and Financial Solutions Limited, Inevexco Ltd, GM Insurance Brokers Limited, Club Insure Ltd and Romero Insurance Brokers Ltd, Harman Kemp Limited, Gibson (Hawick) Limited and CIA Insurance Services Limited.

“Working Capital” means, (a) current assets minus (b) current liabilities, in each case (i) determined in accordance with the Company Accounting Principles and (ii) solely reflecting the categories and line items of current assets and current liabilities included in the illustrative calculation of Working Capital set forth in Exhibit B. Notwithstanding anything in this Agreement to the contrary, “Working Capital” shall not include (A) Cash or Restricted Cash, (B) Indebtedness, (C) Company Transaction Expenses or (D) income or deferred Tax assets or liabilities.

Section 1.2 Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Waiver	Section 7.2
Agreement	Preamble
Anti-Corruption Laws	Section 5.20(a)
Appointed Representatives	Section 5.25
Chosen Courts	Section 11.2(b)
Claims Notice	Section 10.4(d)
Cleared Acquisitions	Section 7.6(f)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Statement	Section 3.5(a)
Company	Preamble
Company Material Contract	Section 5.19(a)
Company Shares	Recitals
Confidentiality Agreement	Section 7.4
D&O Policy	Section 7.7(e)
D&O Tail Policy	Section 7.7(e)
Debt Financing	Section 7.20(a)
Deficiency Amount	Section 3.5(e)(i)

Term	Section
Dispute Resolution Period	Section 3.5(c)
Disputed Matter	Section 3.5(b)
Enforceability Exceptions	Section 4.3(b)
Equity Financing	Section 7.20(a)
Estimated Cash	Section 3.1
Estimated Closing Statement	Section 3.1
Estimated Company Transaction Expenses	Section 3.1
Estimated Indebtedness	Section 3.1
Estimated Working Capital Amount	Section 3.1
Excess Amount	Section 3.5(e)(ii)
Excluded Information	Section 7.20(a)(ii)
Extended Outside Date	Section 9.1(a)
Final Cash	Section 3.5(c)
Final Company Transaction Expenses	Section 3.5(c)
Final Indebtedness	Section 3.5(c)
Final Purchase Price	Section 3.5(e)
Final Working Capital Amount	Section 3.5(c)
Financial Statements	Section 5.5(a)
Governmental Filings	Section 4.4(a)
Government Research Entity	Section 5.9(g)
Indemnifiable Claims	Section 10.4(d)
Indemnified Individuals	Section 7.7(a)
Independent Firm	Section 3.5(c)
Independent Firm Dispute Notice	Section 3.5(c)
Infringe	Section 5.9(b)
International Plan	Section 5.14(m)
Insurance Policies	Section 5.11
Interim Period	Section 7.1(a)
IT Security Testing	Section 7.5(d)
Kirkland	Section 11.16
Latest Balance Sheet	Section 5.5(a)
Latest Balance Sheet Date	Section 5.5(a)
Leases	Section 5.8(b)
Licensed Intellectual Property	Section 5.9(b)
Losses	Section 7.7(a)
Material IP Contracts	Section 5.19(a)(xix)
Non-Recourse Party	Section 11.15
Notes Redemption	Section 7.14(a)
Notice of Disagreement	Section 3.5(b)
Outside Date	Section 9.1(a)
Payoff Amount	Section 7.15
Permits	Section 5.15(b)
Purchaser	Preamble
Purchaser Certificate	Section 8.3(c)
R&W Policy	Section 7.16

Term	Section
Registered IP	Section 5.9(a)
Related Party Contracts	Section 5.21(a)
Remaining Disputed Matters	Section 3.5(c)
Review Period	Section 3.5(b)
RWI Protected Persons	Section 7.16
Seller	Preamble
Seller Certificate	Section 8.2(e)
Seller Director	Section 7.7(b)
Seller Released Claims	Section 10.3(a)
Seller Releasers	Section 10.3(a)
Share Purchase	Section 2.1
Stockholder Vote	Section 7.2
Subject Indebtedness	Section 7.15
Top Carriers	Section 5.22(b)
Top Clients	Section 5.19(a)(iv)
Top Producers	Section 5.19(a)(i)
Voting Company Debt	Section 5.2(a)
Waived 280G Benefits	Section 7.2
WARN Act	Section 5.18(c)
Willful Breach	Section 9.3

ARTICLE II

PURCHASE AND SALE

Section 2.1 Delivery and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, convey, assign and transfer to Purchaser, and Purchaser will purchase, acquire and receive from the Seller, the Company Shares (the “Share Purchase”), free and clear of all Encumbrances.

Section 2.2 Closing. The closing of the Share Purchase (the “Closing”) shall take place remotely and through the mutual exchange via email of executed copies of documents (including in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), at 9:00 a.m., New York time, on the third Business Day after the day on which the conditions precedent set forth in Article VIII (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied or waived in accordance with this Agreement, or at such other place and time or on such other date as the parties may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3 Closing Deliverables.

(a) Purchaser Deliverables. At the Closing, Purchaser shall deliver to the Seller:

(i) the Escrow Agreement duly executed by Purchaser; and

(ii) the Purchaser Certificate.

(b) Seller Deliverables. At the Closing, the Seller shall deliver to Purchaser:

(i) any stock powers evidencing the Company Shares to Purchaser, together with duly executed stock powers or similar assignments in form and substance reasonably acceptable to Purchaser;

(ii) copies of (1) the resolutions or consents of the board of directors of the Company authorizing and approving the execution, delivery and performance of each of the Transaction Agreements to which the Company is party and the consummation of the transactions contemplated hereby and thereby, and (2) the resolutions or consents of the board of managers of the general partner of the Seller authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Agreements to which the Seller is party and the consummation of the transactions contemplated hereby and thereby;

(iii) evidence satisfactory to Purchaser as to the termination of the agreements identified on Schedule 2.3(b)(iii);

(iv) at the Seller’s option, either (1) a duly executed IRS Form W-9 of the Seller or (2) a certificate, dated as of the Closing Date and sworn under penalty of perjury, in the form of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), certifying that the Company is not a United States real property holding corporation and a notice to be mailed (together with a copy of the certificate) to the Internal Revenue Service in accordance with Section 1.897-2(h)(2) of the Treasury Regulations (a “FIRPTA Certificate”); provided that notwithstanding the language in Section 8.2(f), if the Seller fails to deliver one of the forms described in this Section 2.3(b)(iv), Purchaser’s sole remedy shall be to withhold the amount of taxes required pursuant to the terms of Section 3.6;

(v) duly executed notices of redemption required pursuant to Section 7.14;

(vi) the Escrow Agreement duly executed by Seller;

(vii) the Payoff Letters required by Section 7.15; and

(viii) the Seller Certificate.

ARTICLE III

CONSIDERATION FOR COMPANY SHARES

Section 3.1 Estimated Closing Statement. At least two (2) Business Days prior to the Closing Date, the Seller shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth (a) the Seller’s good faith calculation of the Estimated Purchase Price, including (i) the estimated amount of Working Capital (the “Estimated Working Capital Amount”), (ii) the estimated amount of Indebtedness (the “Estimated Indebtedness”), (iii) the estimated amount of Cash (the “Estimated Cash”), (iv) the estimated amount of the Company Transaction Expenses

(the “Estimated Company Transaction Expenses”) and (v) the estimated Permitted Acquisition Amount (the “Estimated Permitted Acquisition Amount”), in each case as of the Adjustment Time (except as otherwise set forth in any definition of the foregoing), and (b) the Estimated Purchase Price payable to Seller pursuant to Section 3.2, together with reasonable supporting detail of each of the calculations set forth in the Estimated Closing Statement. Purchaser shall have the opportunity to review the foregoing estimates and calculations set forth in the Estimated Closing Statement, and the Seller shall consider in good faith any reasonable changes Purchaser proposes in good faith to such estimates and calculations, it being understood that Purchaser shall have no approval rights with respect to the estimates or calculation therein; provided that, in case of any disagreement between the parties, such disagreement shall not delay or prevent the Closing and the estimates and calculations of the Seller set forth in the Estimated Closing Statement shall control.

Section 3.2 Certain Closing Date Payments. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall (a) pay, or cause to be paid, to the Seller an amount equal to the (i) Estimated Purchase Price minus (ii) the Escrow Amount, and (b) deposit the Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement.

Section 3.3 Company Transaction Expenses. Simultaneously with the Closing, Purchaser shall pay the Company Transaction Expenses payable at the Closing by wire transfer of immediately available funds in accordance with wire transfer instructions provided by each payee thereof in the applicable Payoff Letter; provided that any Transaction Payments payable to employees of the Company or any of its Subsidiaries at the Closing will be paid (less all required withholdings) through a payroll payment made as soon as administratively practicable after the Closing.

Section 3.4 Closing Date Repayment Amount Documentation. Simultaneously with the Closing, Purchaser shall cause to be paid, on behalf of the Company and its Subsidiaries, the Closing Date Repayment Amount in accordance with the notices of redemption delivered pursuant to Section 7.14 and the Payoff Letters delivered pursuant to Section 7.15, by wire transfers of immediately available funds.

Section 3.5 Post-Closing Determination of Purchase Price Adjustment; Company Accounting Principles.

(a) Within 120 days after the Closing Date, Purchaser shall deliver to the Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of the Working Capital, Indebtedness, Cash, Company Transaction Expenses and Permitted Acquisition Amount, in each case, as of the Adjustment Time (except as otherwise set forth in any definition of the foregoing) together with reasonable supporting detail of each of the calculations set forth in the Closing Statement. The Closing Statement, and the calculations contained therein, shall be prepared on a basis consistent with the Company Accounting Principles and the terms and conditions of the Agreement. If, for any reason, Purchaser fails to deliver the Closing Statement when required by the first sentence of this Section 3.5(a), then, in addition to any other rights the Seller may have under this Agreement in connection therewith, the Seller shall have the right to elect (i) that the Estimated Closing Statement delivered by the Company to Purchaser prior to the Closing pursuant to Section 3.1 shall be considered for all purposes of this Agreement the Closing

Statement and the calculations contained therein shall be final, conclusive and binding upon Purchaser and the Seller for all purposes hereunder or (ii) to prepare and deliver, or cause to be prepared and delivered, the Closing Statement, in which case the parties shall observe the same procedures set forth in the remaining provisions of this Section 3.5, applicable mutatis mutandis, and any disputes arising therefrom.

(b) During the 60 days immediately following the Seller’s receipt of the Closing Statement (the “Review Period”), the Seller and its Representatives shall be permitted to review the books and records of the Company and its Subsidiaries and the working papers of Purchaser, the Company, and the independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Working Capital, Indebtedness, Cash, Company Transaction Expenses and Permitted Acquisition Amount therein, as well as the relevant books and records of the Company and Purchaser shall, and shall cause the Company to, provide the Seller and its Representatives with reasonable access to the personnel and advisers of Purchaser and the Company who were involved in the preparation of the Closing Statement in order to review and verify the amounts in the Closing Statement; provided that the independent accountants of Purchaser or the Company shall not be obligated to make any working papers available to the Seller unless and until the Seller has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Purchaser shall not, and shall cause the Company and its Subsidiaries not to, take any action to limit the Seller’s access to the books and records of, and the personnel and advisors of, the Company and its Subsidiaries. The Seller shall notify Purchaser in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if the Seller disagrees with the Closing Statement or the Working Capital, Indebtedness, Cash, Company Transaction Expenses or Permitted Acquisition Amount set forth therein. The Notice of Disagreement shall set forth in reasonable detail the basis for such disagreement and the amounts involved (a “Disputed Matter”) and the Seller’s determination of the amount of the Disputed Matters with reasonably detailed supporting documentation, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.

(c) During the 30 days immediately following the delivery of a Notice of Disagreement (the “Dispute Resolution Period”), the Seller and Purchaser shall seek in good faith to resolve any disagreement that they may have with respect to the Disputed Matters specified in the Notice of Disagreement. If no Notice of Disagreement is received by Purchaser on or prior to the expiration date of the Review Period, then the Closing Statement and the Working Capital, Indebtedness, Cash, Company Transaction Expenses and Permitted Acquisition Amount set forth in the Closing Statement shall be deemed to have been accepted by the Seller and shall become final, conclusive and binding upon Purchaser and the Seller. If the parties cannot agree on the Disputed Matters during the Dispute Resolution Period, the Disputed Matters shall be submitted to an independent boutique specialty firm with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution that is mutually agreed by Purchaser and the Seller in good faith (the “Independent Firm”). The Seller and Purchaser shall each enter into a customary engagement letter with the Independent Firm. The Seller and Purchaser shall furnish the Independent Firm with a statement setting forth the Disputed Matters from the Notice of Disagreement which are still in dispute (the “Remaining Disputed Matters”) and the position, including the specific amount proposed, of each of the Seller and Purchaser with respect to each such Disputed Matter (the “Independent Firm Dispute Notice”). Neither Purchaser and its

Affiliates nor the Seller and its Affiliates shall, without the prior consent of the other party, have any ex parte conversations or meetings with the Independent Firm in connection with the Independent Firm Dispute Notice. Within 60 Business Days after the submission of the Remaining Disputed Matters to the Independent Firm, or as soon as practicable thereafter, the Independent Firm, acting as an expert and not as an arbitrator, will, applying the Company Accounting Principles and the terms and conditions of the Agreement, make a determination of the appropriate amount of each of the Remaining Disputed Matters as specified in the Independent Firm Dispute Notice, which determination shall be final, conclusive and binding on the Seller and Purchaser, absent fraud, bad faith or manifest error. With respect to each Remaining Disputed Matter, such determination, if not in accordance with the position of either the Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Seller or Purchaser in the Independent Firm Dispute Notice with respect to such Remaining Disputed Matter. For the avoidance of doubt, the Independent Firm shall not review any line items or make any determination with respect to any matter other than the Remaining Disputed Matter in the Independent Firm Dispute Notice. The statement of each of Working Capital, Indebtedness, Cash, Company Transaction Expenses and Permitted Acquisition Amount as of the Adjustment Time (except as otherwise set forth in any definition of the foregoing) and the determination of the Working Capital, Indebtedness, Cash, Company Transaction Expenses and Permitted Acquisition Amount therefrom that are final, conclusive and binding on the Seller and Purchaser, as determined either through written agreement of the Seller and Purchaser (deemed or otherwise) or through the determination of the Independent Firm pursuant to this Section 3.5(c) are referred to herein as the “Final Working Capital Amount,” “Final Indebtedness,” “Final Cash,” “Final Company Transaction Expenses,” and “Final Permitted Acquisition Amount,” respectively. For the avoidance of doubt, the exclusion or inclusion of an item in the calculation of the Target Working Capital Amount shall have no bearing on whether such item shall also be excluded or included in the determination of the Final Working Capital Amount. During the review by the Independent Firm, the Seller and Purchaser shall each make available to the Independent Firm such party’s personnel and such information, books, records and work papers, as may be reasonably required by the Independent Firm to fulfill its obligations under this Section 3.5(c); provided that the independent accountants of the Seller or Purchaser shall not be obligated to make any working papers available to the Independent Firm unless and until the Independent Firm has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(d) The cost of the Independent Firm’s review and determination shall be borne on a proportionate basis by Purchaser, on the one hand, and the Seller, on the other hand, based on the percentage which the portion of the contested amount not awarded in favor of each such Person bears to the amount actually contested by such Person. By way of illustration, if Purchaser’s calculations would have resulted in a $1,000,000 net payment to Purchaser, and the Seller’s calculations would have resulted in a $1,000,000 net payment to the Seller and the Independent Firm’s final determination as adopted pursuant to Section 3.5(c) results in an aggregate net payment of $500,000 to the Seller, then Purchaser and the Seller shall pay 75% and 25%, respectively, of such fees and expenses.

(e) The “Final Purchase Price” shall be calculated by recalculating the Estimated Purchase Price using the Final Working Capital Amount in lieu of the Estimated Working Capital Amount, using the Final Indebtedness in lieu of Estimated Indebtedness, using Final Cash in lieu of Estimated Cash, using the Final Company Transaction Expenses in lieu of Estimated Company Transaction Expenses, using the Final Permitted Acquisition Amount in lieu of the Estimated Permitted Acquisition Amount and otherwise using the components of Estimated Purchase Price as set forth in the definition of Estimated Purchase Price.

(i) If the Final Purchase Price is less than the Estimated Purchase Price paid at the Closing (such amount, the “Deficiency Amount”), Purchaser and the Seller shall promptly (but in any event within five (5) Business Days after the Final Working Capital Amount, Final Indebtedness, Final Cash, Final Company Transaction Expenses and Final Permitted Acquisition Amount have been agreed upon (through deemed agreement or otherwise) or determined by the Independent Firm, in either case in accordance with Section 3.5(c)), deliver joint written instructions to the Escrow Agent pursuant to the Escrow Agreement instructing the Escrow Agent to (A) release to Purchaser from the Adjustment Escrow Account an amount equal to the lesser of (1) the Deficiency Amount and (2) the Adjustment Escrow Funds and (B) release to the Seller the remaining Adjustment Escrow Funds (if any) available in the Adjustment Escrow Account following the release contemplated in the immediately foregoing clause (A); or

(ii) If the Final Purchase Price is greater than the Estimated Purchase Price paid at the Closing (such amount, the “Excess Amount”), (A) Purchaser shall pay to the Seller by wire transfer of same day funds promptly (but in any event within five (5) Business Days after the Final Working Capital Amount, Final Indebtedness, Final Cash, Final Company Transaction Expenses and Final Permitted Acquisition Amount have been agreed (through deemed agreement or otherwise) or determined by the Independent Firm, in either case in accordance with Section 3.5(c)) the lesser of (1) the Excess Amount and (2) an amount equal to the Adjustment Escrow Funds and (B) Purchaser and Seller shall deliver joint written instructions to the Escrow Agent pursuant to the Escrow Agreement instructing the Escrow Agent to release to Seller from the Adjustment Escrow Account the then-remaining Adjustment Escrow Funds.

(iii) For the avoidance of doubt, (A) in no event will Purchaser or its Affiliates be liable to the Seller or any other Person under this Section 3.5 for any amount in excess of the Adjustment Escrow Funds and (B) in no event will the Seller or its Affiliates be liable to Purchaser or any other Person under this Section 3.5 for any amount other than amounts to be released from the Adjustment Escrow Account in accordance herewith.

(f) Company Accounting Principles. The Sample Calculation, Estimated Closing Statement (including the Estimated Working Capital Amount, Estimated Indebtedness, Estimated Cash, Estimated Company Transaction Expenses and Estimated Permitted Acquisition Amount), the Closing Statement (including the Working Capital, Indebtedness, Cash, Company Transaction Expenses and Permitted Acquisition Amount) and the Final Purchase Price shall be prepared and calculated in accordance with the definitions of such terms contained in this Agreement and the Company Accounting Principles, except that the Estimated Closing Statement and the Closing Statement (and all calculations set forth in each, including the calculation of the Estimated Purchase Price and the Final Purchase Price) shall be based on facts and circumstances as they exist up to the Adjustment Time (and assuming, and giving effect to, consummation of the Share Purchase with respect to the determination of the Company Transaction Expenses and Indebtedness) and shall exclude the effect of any act, decision or event occurring after the Adjustment Time (other than such assumption as described in the Company Accounting Principles).

(g) The parties agree that any amount paid under this Section 3.5 shall be treated as an adjustment to the total consideration paid for the Company Shares for applicable income Tax purposes and, except to the extent required by applicable Law, agree not to take any position inconsistent with such treatment on any Tax Return.

Section 3.6 Withholding. Purchaser, the Seller, the Company, its Subsidiaries and each of their Affiliates shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Entity under any applicable provision of Tax Law; provided that, except with respect to compensatory payments, the payor will notify the payee at least five (5) Business Days prior to making any such deduction or withholding and shall reasonably cooperate to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld and timely paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction or withholding was made. Purchaser acknowledges that, provided the Company delivers a completed and duly executed IRS Form W-9 or FIRPTA Certificate pursuant to Section 2.3(b)(iv), no amount shall be withheld from any payment to the Seller for the Company Shares pursuant to this Agreement absent a change in applicable Tax Law following the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Except as set forth in the Seller Disclosure Schedule (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedule shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedule to which the applicability of such disclosure is reasonably apparent from the face of such disclosure), the Seller hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

Section 4.1 Organization and Good Standing. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller (a) has all requisite power and authority to own, lease and operate its assets, rights, and properties and to operate its business as the same are now being owned, leased and operated (b) is duly qualified or licensed to do business as a foreign entity in each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except, in the case of this clause (b), where the failure to be so qualified or licensed or in good standing would not reasonably be expected to materially impair or prevent the Seller’s ability to perform its respective obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

Section 4.2 Capitalization. The Seller owns of record and beneficially owns all outstanding shares of Company Common Stock, free and clear of any and all Encumbrances.

Section 4.3 Authority; Execution and Delivery; Enforceability.

(a) The Seller possesses all requisite legal right, power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or may become a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of the Seller’s obligations under this Agreement and the other Transaction Agreements to which it is or may become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited partnership action on the part of the Seller and not other proceedings on the part of the Seller or any of its Subsidiaries are necessary to authorize the Seller’s entry into or performance of this Agreement and the other Transaction Agreements to which it is or may become a party or consummation of the transactions contemplated hereby and thereby.

(b) This Agreement has been, and the other Transaction Agreements to which the Seller is or may become a party will upon execution and delivery be, duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforcement may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

Section 4.4 No Conflicts; Consents.

(a) Assuming all filings or registrations with, notifications to, or authorizations, consents or approvals of, a Governmental Entity (collectively, “Governmental Filings”) and waiting periods described in or contemplated by Section 8.1(b) have been obtained or made, or have expired, the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation or breach of any Law or Governmental Order to which the Seller is subject, (ii) except as set forth in Section 4.4(a)(ii) of the Seller Disclosure Schedule, require the consent, notice or other action by any Person, under, conflict with, result in a violation or breach of, or constitute a default or change of control (with or without notice or lapse of time, or both) under, result in, or give rise to the acceleration, termination, modification or cancellation of any obligation or to the loss of benefit under or create in any Person the right to accelerate, terminate, modify or cancel any obligation or result in the loss of a benefit under any material Contract, loan guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right to which the Seller is a party or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination, modification, cancellation, acceleration, right or loss or (iii) conflict with, result in a violation or breach of, or default under, any provision of the Organizational Documents of the Seller, other than, in the case of the immediately preceding clauses (i) and (ii), any such violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations or losses of benefits or rights that would not reasonably be expected to materially impair or prevent the Seller’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party or consummate the transactions contemplated hereby or thereby.

(b) No material Governmental Filings are required to be obtained or made by the Seller in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which it is or may become a party or the consummation by the Seller of the transactions contemplated hereby or thereby except (i) compliance with and filings under the HSR Act, (ii) Governmental Filings described in or contemplated by Section 5.4(b) of the Company Disclosure Schedule, and (iii) any applicable state securities or “blue sky” Laws.

Section 4.5 Proceedings. There are no (a) investigations or reviews pending, or, to the Knowledge of the Company, threatened by any Governmental Entity, (b) Actions pending (or to the Knowledge of the Company, threatened) and (c) orders, writs, judgments, injunctions, rulings or decrees imposed, which, in the case of clauses (a), (b) or (c), would reasonably be expected to materially impair or prevent Seller’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or may become a party or consummate the transactions contemplated hereby or thereby.

Section 4.6 Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC and Jefferies Group, is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Share Purchase or other transactions contemplated by this Agreement.

Section 4.7 Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), OR ANY OTHER TRANSACTION AGREEMENT TO WHICH THE SELLER IS A PARTY OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.2(E), THE SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER, OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE SELLER OR ANY OF ITS AFFILIATES).

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Schedule (it being agreed that the disclosure of any matter in any section in the Company Disclosure Schedule shall be deemed to have been disclosed in any other section in the Company Disclosure Schedule to which the applicability of such disclosure is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

Section 5.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, in each case, except where the failure to be so organized, existing or in good standing would not be material to the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries (i) has all requisite power and authority to own, lease and operate its assets, rights, and properties and to operate its business as the same are now being owned, leased and operated and (ii) is duly qualified or licensed to do business as a foreign entity in each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except, with respect to this clause (ii), where the failure to be so qualified or licensed would not be material to the Company and its Subsidiaries taken as a whole.

(b) The Company has delivered or made available to Purchaser a true, correct and complete copy of the Organizational Documents of the Company and each of its Subsidiaries set forth on Section 5.1(b) of the Company Disclosure Schedule (the “Material Subsidiaries”), and all respective amendments thereto, in effect as of the date hereof. Neither the Company nor any of its Subsidiaries are in material breach of their respective Organizational Documents.

Section 5.2 Capitalization.

(a) The authorized capital stock of the Company consists exclusively of (i) 2,000 shares of Company Common Stock, of which 1,993.224053431 shares of Company Common Stock are issued and outstanding and (ii) the Preferred Shares. All of the Company Common Stock is owned beneficially and of record by the Seller, free and clear of any Encumbrances. As of the date hereof, all of the Preferred Shares are owned of record as set forth in Section 5.2(a) of the Company Disclosure Schedule. There are no options to purchase shares of Company Common Stock or Preferred Shares issued and outstanding. Except as set forth in the first sentence of this Section 5.2(a), there are no shares of capital stock or other equity interests of the Company authorized, issued, reserved for issuance or outstanding. Except as set forth in the Preferred Shares Governing Documents, all of the outstanding shares of capital stock of the

Company have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, restriction on transfer or disposal or any capital stock, subscription right or any similar right provided for in the Organizational Documents of the Company, or any Contract to which the Seller or the Company is a party or otherwise bound. All of the outstanding shares of capital stock of the Company were issued in compliance with applicable Law. There are not any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holder of any share of capital stock of the Company may vote (“Voting Company Debt”). Except as set forth in Section 5.2(a) of the Company Disclosure Schedule or in the Preferred Shares Governing Documents, there are not any subscriptions, options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, preemptive rights, puts, calls, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Seller, the Company or any of its Subsidiaries is a party or by which any of them is bound (i) restricting the transfer of any capital stock or other equity interests of the Company, or (ii) providing for, requiring or giving any Person rights with respect to (A) the issuance, delivery or sale of additional shares of capital stock or other equity interests in, or any security convertible into or exercisable for or exchangeable into, any shares of capital stock of or other equity interest in, the Company or any Subsidiary of the Company or any Voting Company Debt, (B) the issuance, grant or entry into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking of the Company or any of its Subsidiaries or (C) payment by the Company or any of its Subsidiaries of an amount in cash or in kind with respect to, or based on the value of, any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or any Voting Company Debt.

(b) Except as set forth on Section 5.2(b) of the Company Disclosure Schedule or in the Preferred Shares Governing Documents, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or (ii) relating to the voting or registration of any equity interests of the Company or any of its Subsidiaries.

(c) Section 5.2(c) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company as of the date hereof, including the name and jurisdiction of organization of each such Subsidiary and the record owner of capital stock of each such Subsidiary. All of the outstanding shares of capital stock of the Subsidiaries of the Company have been duly authorized and validly issued, and are or will be fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, transfer or disposal or any capital stock, subscription right or any similar right provided for in its respective jurisdiction of organization, the Organizational Documents of such Subsidiary of the Company, or any Contract (other than this Agreement) to which each such Subsidiary of the Company is a party or otherwise bound. Except for interests in the Company’s Subsidiaries, the Company and its Subsidiaries do not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. There are no outstanding commitments or agreements obligating the Company or one of its Subsidiaries to make any investment (in the form of a loan, capital contribution or other form of investment) in any Person, other than any such commitments or agreements between or among the Company and any of its Subsidiaries. Except as set forth on Section 5.2(c) of the Company Disclosure Schedule, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding capital stock of such Subsidiaries free and clear of any Encumbrances other than transfer restrictions imposed thereon by applicable Law.

(d) Section 5.2(d) of the Company Disclosure Schedule sets forth a true, correct, and complete list, with respect to each outstanding Profits Interest Unit: (i) the holder thereof; (ii) the distribution or participation threshold; (iii) the grant date; and (iv) whether vesting of any unvested portion of the Profits Interest Unit will accelerate in connection with the transactions contemplated herein. Each Profits Interest Unit constituted a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 (“Rev. Proc. 93-27”) at the time of grant. Neither the Company nor any of its Subsidiaries (i) has been or is required to include any amount related to the Profits Interest Units in the taxable income of the applicable holder thereof or (ii) has any material Liability under the Tax reporting and withholding requirements of applicable Law or for the payment of any payroll Taxes, in each case of, in respect of the Profits Interest Units.

Section 5.3 Authority; Execution and Delivery; Enforceability.

(a) The Company possesses all requisite legal right, power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or may become a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of the Company’s obligations under this Agreement and the other Transaction Agreements to which it is or may become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company and no other proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize the entry into or performance of this Agreement and the other Transaction Agreements to which the Company is or may become a party or consummation of the transactions contemplated hereby and thereby.

(b) This Agreement has been, and the other Transaction Agreements to which the Company is or may become a party will upon execution and delivery be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 5.4 No Conflicts; Consents.

(a) Assuming all Governmental Filings and waiting periods described in or contemplated by Section 8.1(b) have been obtained or made, or have expired, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation or breach of any Law or Governmental Order to which the Company or any of its Subsidiaries are subject or by which the Business is bound, (ii) except as set forth in Section 5.4(a)(ii) of the Company Disclosure Schedule, require the consent, notice or other action by any Person, under, conflict with, result in a violation or breach of, or constitute a default or change of control (with or without notice or lapse of time, or both) under, result in, or give rise to the acceleration, termination, modification or cancellation of any obligation or to the loss of benefit under or create in any Person the right to accelerate, terminate, modify or cancel any obligation or result in the loss of a benefit under any Company Material Contract, loan, guarantee of indebtedness for borrowed money or credit agreement, note, bond, mortgage, indenture, lease, or permit to which the Company or any of its Subsidiaries are a party or result in the creation or imposition of any Encumbrance upon the Company Common Stock or any assets of the Company or its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination, modification, cancellation, acceleration, right, loss or Encumbrance, or (iii) conflict with, result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or any of its Subsidiaries, other than, in the case of the immediately preceding clauses (i) and (ii), any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations or rights that would not be material to the Business and would not materially impair or prevent the ability of the Company to perform its obligations under this Agreement and the other Transaction Agreements to which it is or may become a party or consummate the transactions contemplated hereby or thereby.

(b) No Governmental Filings are required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any of the Transaction Agreements or the consummation by the Company of the transactions contemplated hereby or thereby, except (i) compliance with and filings under the HSR Act, (ii) Governmental Filings set forth in Section 5.4(b) of the Company Disclosure Schedule and (iii) any applicable state securities or “blue sky” Laws.

Section 5.5 Financial Statements.

(a) Section 5.5 of the Company Disclosure Schedule sets forth the (i) audited consolidated balance sheets, statements of operations and comprehensive (loss) income, statements of equity and statements of cash flows of (A) AssuredPartners, Inc. and its Subsidiaries as of and for the 12-month periods ended December 31, 2022 and December 31, 2023, (B) the Seller and its Subsidiaries as of and for the 12-month periods ended December 31, 2022 and December 31, 2023 and (C) the Company and its Subsidiaries as of and for the 12-month period ended December 31, 2023; (ii) the unaudited consolidated balance sheets, statements of operations and comprehensive (loss) income, statements of equity and statements of cash flows of AssuredPartners, Inc. and the Company and their respective Subsidiaries as of and for the nine-month period ended September 30, 2024, and (iii) the unaudited consolidated balance sheets and statements of operations of Seller and its Subsidiaries as of and for the nine-month period ended September 30, 2024 (the preceding clauses (i), (ii) and (iii) collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP, consistently applied, throughout the periods involved, subject, in the case of the unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments (none of which shall be material individually or in the aggregate to the Company and its respective Subsidiaries taken as a whole) and (ii) present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of AssuredPartners, Inc., the Company, the Seller and their respective Subsidiaries, as applicable, as of such dates and for the periods covered thereby, as applicable. The balance sheet of the Company and its Subsidiaries as of September 30,

2024 is referred to herein as the “Latest Balance Sheet” and September 30, 2024 is referred to as the “Latest Balance Sheet Date”. The books, records and accounts of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company and its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) The Company and its Subsidiaries have proper and adequate systems of internal accounting controls designed to provide reasonable assurance in all material respects that: (i) transactions are executed with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with GAAP, consistently applied, as applicable, (iii) the unauthorized acquisition, use or disposition of any assets of the Company or any its Subsidiaries that would materially affect the financial statements of the Company or its Subsidiaries are prevented and timely detected and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(c) Since June 1, 2019, (i) there have not been any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are or were reasonably likely to adversely affect the ability of the Company and its Subsidiaries to record, process, summarize and report financial information, (ii) neither the Company nor its Subsidiaries nor their auditor has identified any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its Subsidiaries’ financial reporting and (iii) there have no internal investigations regarding financial reporting.

(d) Except as set forth on Section 5.5(d) of the Company Disclosure Schedule, each of the Seller, the Company and Dolphin MidCo, Inc, a Delaware corporation was formed solely for the purpose of acquiring and holding the equity interests of its wholly-owned subsidiary and has not engaged in any business activities or conducted any operations other than in connection therewith, is not a party to or bound by any Contract and has no Liabilities (other than immaterial amounts incidental to its status as a holding company and, with respect to the Seller, to the extent arising from the Pre-Closing Reorganization and the transactions contemplated thereby).

(e) Except as set forth on Section 5.5(e) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries are party to any Contracts in respect of Indebtedness of the type set forth in clauses (a) through (d) of such definition. Section 5.5(e) of the Company Disclosure Schedules sets forth a complete and correct list of each item of Indebtedness of the type set forth in clauses (a) through (d) of such definition as of September 30, 2024, identifying the amount of each item of such Indebtedness as of September 30, 2024.

(f) All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company or its Subsidiaries in the ordinary course of business. All accounts receivable have been recorded in accordance with GAAP and are not subject to any setoffs or counterclaims.

Section 5.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liabilities of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than (a) Liabilities reflected on the Latest Balance Sheet or the notes thereto, (b) Liabilities incurred in the ordinary course of business after the Latest Balance Sheet Date, (c) Liabilities or obligations arising under any Company Material Contract (which liabilities are not are not liabilities for breach of Contract or warranty, tort, infringement or nonperformance of any such Company Material Contract), or (d) Liabilities that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement.

Section 5.7 Absence of Certain Changes or Events. From the Latest Balance Sheet Date, (a) the Company and its Subsidiaries have conducted their businesses and operated their assets and properties in the ordinary course of business consistent with past practice in all material respects, except for matters occurring in connection with the negotiation of this Agreement and the transactions contemplated hereby, including interactions with prospective buyers of the Company, (b) there has not been a Material Adverse Effect, and (c) neither the Company nor its Subsidiaries have taken any action that, if taken following the date hereof and prior to the Closing, would require Purchaser’s consent pursuant to Section 7.1.

Section 5.8 Real Property.

(a) Neither the Company nor any of its Subsidiaries own or have since June 1, 2019 owned any real property or interests in real property.

(b) The Company has made available to Purchaser true, correct and complete copies of each lease, sublease, license, and occupancy agreement for each Leased Real Property and all amendments, supplements, extensions, modifications, assignments and/or guarantees thereto that either (A) exceed $1,000,000 in annual rent payments or (B) are otherwise material to the Business (collectively, the “Leases”). Section 5.8(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Leases. Except as set forth in Section 5.8(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries are obligated or bound by any Contracts, options, rights of first refusal or other contractual rights to acquire any real property or lease any material real property (except under the Leases).

(c) The Company and its Subsidiaries, as applicable, hold a good and valid leasehold interest under each of the Leases to which it is a party for the terms set forth therein free and clear of all Encumbrances except Permitted Encumbrances. All of the Leases are in full force and effect and binding and enforceable by the Company or its Subsidiary which is a party thereto in accordance with their terms, subject to the Enforceability Exceptions. Except as set forth in Section 5.8(c) of the Company Disclosure Schedule, there is no lease, sublease, license, use, occupancy or similar agreement granting to any Person (other than the Company and its Subsidiaries) any occupancy or use rights for any Leased Real Property, and, as of the Closing Date, no party, other than the Company or its applicable Subsidiary, will hold leasehold title to or occupancy rights or be in possession of all or any portion of the Leased Real Property. The Company and its Subsidiaries have not assigned, transferred, mortgaged, collaterally assigned, granted any security interest in, or pledged any interest in any of the Leases.

(d) The buildings, improvements and fixtures on the Leased Real Property, including all mechanical, electrical and other building systems and equipment located on the Leased Real Property, are in good operating condition and repair (normal wear and tear excepted), without material structural or mechanical defect. All such buildings, improvements and fixtures have been constructed, installed and maintained in all material respects in accordance with all applicable Laws. There is no ongoing or anticipated construction, development, alterations or renovations of any form at the Leased Real Property. None of the Leased Real Property has been damaged or destroyed by fire or other casualty that has not been restored or not in the process of being restored.

(e) The Company and its Subsidiaries have (i) all certificates of occupancy and permits or licenses of any Governmental Entities necessary for the current use and operation of the Leased Real Property and (ii) not received any notice of non-renewal of any such certificates, Permits or licenses.

(f) There do not exist any actual or, to the Knowledge of the Company, threatened Actions by any Governmental Entity or Person to take, by condemnation or otherwise, any of the Leased Real Property, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any Leased Real Property or any part thereof or interest therein.

(g) No Leased Real Property is subject to any sales contract, option, right of first refusal, right of first offer, similar agreement or other contractual obligation to sell, assign or dispose of any of the Leased Real Property or any portion thereof or interest therein to any Person.

Section 5.9 Intellectual Property.

(a) Section 5.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of October 30, 2024, of each of the following items included in the Owned Intellectual Property: (i) issued and applied for Patents, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, (iv) material Domain Name registrations (clauses (i) through (iv), the “Registered IP”), and (v) material Business Software. For each item of Registered IP, Section 5.9(a) of the Company Disclosure Schedule includes, where applicable, as of the date hereof, the registrant, current record owner (or current legal owner, if different), the applicable jurisdiction, the registration number, the application number or issuance number, the date of application, the date of issuance or registration and, in the case of Domain Names, the registrar, registrant, and expiration date.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries solely and exclusively own all right, title and interest in and to the Owned Intellectual Property (including the Registered IP), free and clear of Encumbrances, except for Permitted Encumbrances, (ii) have valid rights, pursuant to a written Intellectual Property License, to use all other Intellectual Property used or held for use to conduct the Business as presently conducted (“Licensed Intellectual Property”), free and clear of any Encumbrance, except for Permitted Encumbrances, (iii) the Registered IP is subsisting, unexpired, and valid and enforceable (to the extent such concepts apply), (iv) all Registered IP that are applications to register are pending and in good standing, (v) each Person that has created or developed any Intellectual Property for the Company or any of its Subsidiaries has validly and irrevocably assigned (pursuant to present-tense assignment language) in writing to the Company or its Subsidiaries all of their right, title, and interest in and to same that do not initially vest in the Company or its Subsidiaries by operation of Law, and no such Person owns or has any rights, claim, interest or option, including any right to further remuneration or consideration with respect to any such Intellectual Property, (vi) neither the Company nor any of its Subsidiaries currently infringes, misappropriates, or violates (“Infringe”) any Intellectual Property of any third party, including, without limitation, by the conduct of the Business, as currently conducted and as conducted in the past six (6) years, including the commercialization or exploitation of any Business Products, and neither the Company nor any of its Subsidiaries has Infringed any such Intellectual Property in the past six (6) years, and neither the Company nor any of its Subsidiaries has received, since June 1, 2019, any written notice or claim (including, without limitation, by means of a cease and desist letter, invitation to license, or indemnity claim) alleging same, (vii) there is no Action (including before the United States Patent and Trademark Office or equivalent registrar anywhere in the world) pending or threatened since June 1, 2019, against the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries (or the operation of the Business) are Infringing any Intellectual Property of any Person or (B) except as set forth in Section 5.9(b)(vii)(B) of the Company Disclosure Schedule, challenging the validity, enforceability or ownership of any Owned Intellectual Property, (viii) none of the Company nor its Subsidiaries is subject to any Action, court order, arbitration decision, or settlement agreement that materially restricts in any manner the use, provision, transfer, assignment, or licensing of any Owned Intellectual Property or Licensed Intellectual Property, (ix) to the Knowledge of the Company, no third party is Infringing any Owned Intellectual Property and, since June 1, 2019, neither the Seller, Company, nor any of its or their Subsidiaries has sent any written notice or claim (including any cease and desist letter, invitation to license or indemnity claim) asserting that any such Infringement has or may have occurred; and (x) except as disclosed in Section 5.9(b)(x) of the Company Disclosure Schedule, no Actions are or have been pending or, to the Knowledge of the Company, threatened since June 1, 2019 by the Company or any of its Subsidiaries against any third party (A) alleging the Infringement of any Owned Intellectual Property or Licensed Intellectual Property, or (B) challenging the validity, enforceability or ownership of any third party Intellectual Property.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Owned Intellectual Property and Licensed Intellectual Property constitute all Intellectual Property necessary for the continued conduct of the Business as currently conducted, (i) neither the execution, delivery, nor performance of this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby will adversely affect, contravene, conflict with, adversely alter or impair the Company’s or any of its Subsidiaries’ ownership of any Intellectual Property or rights under any Material IP Contract, (ii) neither the Company nor any of its Subsidiaries will be obligated to pay any royalties or other amounts after the Closing Date under any Material IP Contract to any Person above or in addition to those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement, (iii) no Contract to which the Company or any of its Subsidiaries is a party would, upon Closing, grant to any other Person any license, covenant not to sue, immunity or other rights with respect to the Intellectual Property owned by the Purchaser, (iv) neither the Company nor its Subsidiaries have granted or agreed to grant any exclusive license or exclusive right to use any Owned Intellectual Property.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have taken commercially reasonable actions and maintained commercially reasonable security measures to protect the (A) confidentiality of Trade Secrets included in the Owned Intellectual Property or owned by a Person that has provided any Trade Secrets to Company or one of its Subsidiaries subject to reasonable confidentiality obligations (and any information that would have been a Trade Secret but for any failure to take such steps) and there has been no unauthorized access, use or disclosure of such Trade Secrets, and (B) integrity, availability, redundancy and security of the IT Assets (and all data, including Personal Information, Processed thereby), and, since June 1, 2019, there have been no outages of or Security Incidents impacting same, other than those that were resolved without cost or liability, (ii) the Company or one of its Subsidiaries owns or has a right to access and use pursuant to a written agreement all IT Assets, and the IT Assets are sufficient for, and operate and perform in accordance with any applicable written documentation in all material respects as required in connection with, the operation of the Business as currently conducted, (iii) the IT Assets do not contain any malware, bugs, errors, defects, Trojan horses, viruses, worms, time bombs or other corruptants or code that permits unauthorized access or the unauthorized disablement or erasure of the IT Assets or the data or Software of users, and (iv) the IT Assets are operated and maintained by the Company and its Subsidiaries in accordance with customary industry standards and practices for entities operating businesses similar to the Business, including with the respect to redundancy, reliability, scalability and security.

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) no third party has possession of, or any current or contingent right to access or possess, any source code included in the Business Software, and (ii) the Business Software that is distributed or made available to third parties does not incorporate or link to any Open Source Software or similar software in a manner that would or could require the Company or its Subsidiaries to make such source code available to third parties, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge. The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable licenses with respect to their respective uses of Open Source Software. The Company or its Subsidiaries possess all source code and other sufficient documentation and materials necessary to compile, maintain, install, and operate the Business Software.

(f) Since June 1, 2019, there have been, and are, no (i) material defects, malfunctions or non-conformities in any of the Business Products or Business Software that have not been remediated in all material respects; or (ii) material claims asserted against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its or their customers, end users or distributors related to the Business Products or Business Software, and there have not been any written threats thereof.

(g) (i) No funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center (any such entity, a “Government Research Entity”) was used in the development or creation of any material Business Products, Business Software, or Owned Intellectual Property, and (ii) no Government Research Entity has any claim or right (including license rights) to any material Business Products or Intellectual Property of the Company or its Subsidiaries or the Business.

Section 5.10 Privacy and Information Security.

(a) The Company and each of its Subsidiaries, and with respect to the Processing of Company Data, its Data Processors, are in compliance in all material respects with all Privacy Requirements. The Company and each of its Subsidiaries have in place Contracts with all Data Processors to the Company and each of its Subsidiaries, and are in compliance in all material respects with all Privacy Requirements. The Company and each of its Subsidiaries have in place Contracts with all Data Processors to require that the Data Processor maintains the confidentiality and security of Company Data and complies in all material respects at all times with Privacy Requirements, and such Contracts include Processing provisions, in each case, as required to maintain compliance in all material respects with applicable Privacy Requirements.

(b) Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Privacy Requirements, other than any such violations that would not be material to the Business and would not materially impair or prevent the ability of the Company to perform its obligations under this Agreement and the other Transaction Agreements to which it is or may become a party or consummate the transactions contemplated hereby or thereby. All Company Data will continue to be available for Processing by the Company and each of its Subsidiaries following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(c) The Company and each of its Subsidiaries have established an Information Security Program that is appropriately implemented and maintained, and since June 1, 2019 there have been no material unremediated violations of the Information Security Program. The Company and each of its Subsidiaries have assessed and tested their Information Security Program on a no less than annual basis and have remediated all critical and high risks and vulnerabilities identified in their most recent security audit. The IT Assets currently used by the Company and each of its Subsidiaries are in good working condition, do not contain any malicious code or defect, and operate and perform as necessary to conduct the Business of the Company.

(d) The Company and each of its Subsidiaries and its Data Processors with respect to their processing of Company Data on behalf of the Company or its Subsidiaries, since June 1, 2019 have not suffered and are not suffering a Security Incident, since June 1, 2019 have not been and are not required to notify any Person of any Security Incident, and since June 1, 2019 have not been and are not adversely affected by any malicious code or denial-of-service attacks in any material respect, or any ransomware or malware attacks, in each case, on any IT Assets. Neither the Company nor any of its Subsidiaries is, or has been since June 1, 2019, party to, or received written notice of, any Action with respect to the Company’s or its Subsidiaries’ alleged violation of any applicable Privacy Requirements. The Company maintains, and since June 1, 2019 has maintained, cyber liability insurance with reasonable coverage limits.

Section 5.11 Insurance. The Company and its Subsidiaries are covered by insurance policies or binders (including, as applicable, general liability, umbrella or excess liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, professional liability, employment practices, crime, and cyber liability insurance policies) that are valid and enforceable with reputable insurance carriers covering their properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks adequate for the Company, its Subsidiaries and their respective businesses (the “Insurance Policies”). The Seller has delivered to Purchaser a true and correct copy of the Insurance Policies in effect as of the date hereof. Since June 1, 2019, neither the Company nor its Subsidiaries has reached or exceeded the policy limits under any Insurance Policy. All premiums due under such policies have been paid. None of the Company or its Subsidiaries has (a) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance (b) received notification of any existing circumstances, relating to the Company or its Subsidiaries, which is likely to give rise to a material claim under any of the current third party insurance policies issued to the Company or any of its Subsidiaries, (c) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business, (d) failed to give in a timely manner any notice of a material claim that may be insured under any Insurance Policy or (e) provided or made available, or committed to provide or make available, to any third party any access to or coverage under any Insurance Policies. Since June 1, 2019, there has been no material claim by or with respect to the Company or its Subsidiaries as to which coverage has been denied or disputed in any material respect by the underwriters of the Insurance Policies or in respect of which the underwriters have reserved material rights and no errors or omissions have occurred for which the Company or its Subsidiaries would be entitled to submit a material claim under its professional liability policy.

Section 5.12 Taxes. Except as set forth in Section 5.12 of the Company Disclosure Schedule:

(a) (i) All income Tax Returns and all other material Tax Returns, in each case that are required to be filed with any Taxing Authority, by, or with respect to, the Company or any of its Subsidiaries, have been timely filed (taking into account all applicable extensions); (ii) the Company and its Subsidiaries have timely paid (taking into account all applicable extensions) all income and other material Taxes owed by the Company and its Subsidiaries, as applicable (whether or not shown as due on a Tax Return); (iii) the Tax Returns that have been filed are true and correct in all material respects; and (iv) there are no Encumbrances for material unpaid Taxes on any of the assets or equity of any of the Company and its Subsidiaries, other than Permitted Encumbrances.

(b) Each of the Company and its Subsidiaries has (or has caused to be), in accordance with applicable Law, timely and properly withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer or any other Person and complied in all material respects with all reporting and backup withholding requirements of applicable Law with respect to such payments.

(c) There is no Action in progress, proposed, pending or threatened in writing against or, with respect to, the Company or any of its Subsidiaries in respect of any material amounts of Tax by a Taxing Authority

(d) The Company is treated as a corporation for U.S. federal income tax purposes. Except as set forth in Section 5.12(d) of the Company Disclosure Schedule, (i) each of the Subsidiaries of the Company that is incorporated or otherwise organized in the United States is treated as a corporation or a disregarded entity with respect to a corporation for U.S. federal income tax purposes and (ii) each of the Subsidiaries of the Company that is not incorporated or otherwise organized in the United States is treated as a corporation for U.S. federal income tax purposes.

(e) No claim has been made in writing by a Taxing Authority during the past five (5) years in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiary, as applicable, is or may be subject to material Tax liability by, or required to file Tax Returns in, that jurisdiction, which claim has not been fully paid, settled or otherwise resolved.

(f) None of the Company or its Subsidiaries has participated in or has any Liability with respect to any “listed transactions” within the meaning of Treasury Regulations § 1.6011-4(b).

(g) There are in effect no waivers of applicable statutes of limitations or extensions of time with respect to material amounts of Taxes of the Company or its Subsidiaries in connection with any material Tax assessment or deficiency or collection Action (for the avoidance of doubt, other than extensions of time requested in the ordinary course of business within which to file such Tax Returns that are automatically granted).

(h) Neither the Company nor any of its Subsidiaries is subject to any private ruling from a Taxing Authority or any material Contract with a Taxing Authority.

(i) Neither the Company nor any of its material Subsidiaries acquired within the last seven (7) years is or has been a member of an affiliated group filing a consolidated federal income Tax return or similar group for state, local, or non-U.S. income tax purposes (other than an affiliated group the parent of which is the Company or one of the Company’s Subsidiaries). Neither the Company nor any of its Subsidiaries is or has been a party to any Tax sharing, Tax indemnification, or Tax allocation agreement or similar Contract or arrangement (other than any agreements entered into by and among the Company and its Subsidiaries, or any customary commercial Contract entered into in the ordinary course of business, the principal subject of which is not Taxes) or has any Liability for the Taxes of any Person (other than any member of the affiliated (or similar) group of which the Company or one of the Company’s Subsidiaries is the parent) under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as transferee or successor or by Contract (other than any agreements entered into by and among the Company and its Subsidiaries, or any customary commercial Contract entered into in the ordinary course of business, the principal subject of which is not Taxes). For purposes of this Section 5.12(i), a “material Subsidiary” of the Company means a Subsidiary of the Company that was acquired by the Company (or an entity that was a Subsidiary of the Company at the time of such acquisition) for total consideration greater than $50,000,000.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date, as a result of any (i) change in, or use of an improper, method of accounting for a Tax period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any similar provision of applicable Law, (ii) installment sale or other open transaction disposition made at or prior to the Closing, (iii) prepaid amount received or paid, or deferred revenue accrued, in each case, outside of the ordinary course of business, on or prior to the Closing, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or existing at or before the Closing or (v) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed prior to the Closing.

(k) During the prior two-year period, neither the Company nor any of its Subsidiaries that are treated as corporations for U.S. federal income tax purposes has distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 (or so much of Section 356 as relates to Section 355) or 361 of the Code.

(l) None of the Subsidiaries of the Company that is classified as a partnership for U.S. federal income tax purposes has elected to be subject at the partnership level to an income Tax imposed by a State, a political subdivision thereof, or the District of Columbia.

(m) Neither the Company nor any of its Subsidiaries (i) is, or has been within the shorter of (1) the past five years or (2) the relevant ownership period provided in the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code, or (ii) is subject to Tax in a country other than the country in which the Company or such Subsidiary is organized by virtue of having a permanent establishment or fixed place of business in such country.

(n) There is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or its Subsidiaries.

(o) Neither the Company nor any of its Subsidiaries has deferred payroll Taxes or applied for an employer retention Tax credit pursuant to any COVID-19 Measures.

Section 5.13 Proceedings.

(a) Except as set forth on Section 5.13(a) of the Company Disclosure Schedule, there are, and since June 1, 2019, there have been no material Actions, nor, to the Knowledge of the Company, have any such Actions been threatened, against the Company or any of its Subsidiaries, any of their respective properties, assets, securities, rights or directors, officers, employees or agents, or Associated Persons, in each case, in such capacity. None of the Company or any of its Subsidiaries is or has been, since June 1, 2019, in breach or violation of any Governmental Order, nor is the Company or any of its Subsidiaries subject to, nor since June 1, 2019 have they been subject to, any Governmental Order. None of the Company or any of its Subsidiaries has been party to or entered into any settlement agreements or similar written agreements with respect to any material Actions since June 1, 2019.

(b) Except as set forth on Section 5.13(b) of the Company Disclosure Schedule, since June 1, 2019, neither the Company or its Subsidiaries has brought any material Action seeking (i) recoveries in excess of $1,000,000, (ii) equitable relief as a primary remedy, or (iii) to enforce any non-competition or customer non-solicitation Contract covering a former employee of the Company or its Subsidiaries or the Business.

(c) Except as set forth on Section 5.13(c) of the Company Disclosure Schedule, since June 1, 2019, no employee of the Business has submitted to the ethics hotline of the Company or its Subsidiaries any written or oral complaint containing allegations of unlawful discrimination, or retaliation against the Company or its Subsidiaries, or any of their respective employees. Since June 1, 2019, neither the Company nor its Subsidiaries has had any material losses arising from embezzlement or other financial crimes (including in connection with a scheme or artifice) committed by any of their respective Representatives.

Section 5.14 Benefit Plans.

(a) Section 5.14(a) of the Company Disclosure Schedule sets forth a list of each material Company Benefit Plan as of the date of this Agreement. With respect to each such Company Benefit Plan, the Company has made available to Purchaser a current, complete and accurate copy of, to the extent applicable (i) each such material Company Benefit Plan, including any material amendments thereto (or to the extent such Company Benefit Plan is unwritten, an accurate written summary of the material terms thereof), (ii) the currently effective trust, insurance Contract, policy, certificate of coverage, annuity or other funding instrument related thereto and all amendments thereto, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent determination or opinion letter from the IRS, (v) for the most recent three (3) plan years and to the extent applicable, (A) audited financial statements, (B) actuarial or other valuation reports prepared with respect thereto (where such statements or reports are required to be prepared under applicable Law or otherwise reasonably available) and (C) Form 5500 and attached schedules, (vi) annual testing results (including nondiscrimination and coverage) results for the three (3) most recently completed plan years; and (vii) all non-routine correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Governmental Entity since June 1, 2019.

(b) None of the Company or any of its Subsidiaries sponsors, contributes to, has an obligation to contribute to or has any Liability (including on account of an ERISA Affiliate or any past period) with respect to: (i) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), (ii) a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), (iii) a multiple employer plan subject to Section 4063 or 4064 of ERISA, or (iv) a plan subject to Section 302 of ERISA or Section 412 of the Code. Neither the Company nor its Subsidiaries sponsors, contributes to, has an obligation to contribute to or has any Liability with respect to a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA) or a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. None of the Company or its Subsidiaries has any material Liability (including on account of an ERISA Affiliate) as a result of a violation of COBRA. Neither the Company or its Subsidiaries has any material Liability under Section 502(i) or 502(l) of ERISA.

(c) Each Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code is so qualified and, no circumstances exist (i) which would reasonably be expected to result in loss of such qualification under Section 401(a) of the Code, or (ii) which would reasonably be expected to result in a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Each such Company Benefit Plan has received a favorable and currently effective determination letter from the Internal Revenue Service or is in the form of a pre-approved plan document that is the subject of a favorable opinion or advisory letter from the Internal Revenue Service on which it is entitled to rely.

(d) Each Company Benefit Plan has been in all material respects maintained and operated in conformity with the terms of such Company Benefit Plan and with all applicable Law, including the Code and ERISA and all filing and disclosure requirements imposed on the plan sponsor thereunder. There is no pending nor, to the Knowledge of the Company, has there been any threatened, action, claim or lawsuit relating to any Company Benefit Plan (other than routine claims for benefits). There is no audit, inquiry, investigation, or examination pending nor, to the Knowledge of the Company, has any been threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Company Benefit Plan.

(e) With respect to each Company Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment and contribution has been made of all amounts due and required under the terms of each such Company Benefit Plan or applicable Law and all obligations for periods on or prior to the Closing Date which relate to directors, officers, employees or consultants of the Company or any of its Subsidiaries and which are not yet due have either been made or have been accrued on the Latest Balance Sheet. All premiums, fees and administrative expenses required to be paid under or in connection with the Company Benefit Plans for the period on or before the Closing Date, have been paid or have been accrued in full on the Latest Balance Sheet.

(f) The Company and its Subsidiaries have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, in each case to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting requirements under Code Section 6055 and Code Section 6056 and related regulations.

(g) There is no pending or threatened action, claim or lawsuit relating to any Company Benefit Plan (other than routine claims for benefits). There is no audit, inquiry, investigation, or examination pending or threatened by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Company Benefit Plan.

(h) No fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Company Benefit Plan that would subject the Company or its Subsidiaries to any material Liability (including liability on account of an indemnification obligation with respect to any Company Employee). Neither the Company nor its Subsidiaries have incurred any material excise Taxes under Chapter 43 of the Code with respect to any Company Benefit Plan and nothing has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject Company nor its Subsidiaries to any such material excise Taxes.

(i) No Company Benefit Plan or the Company or any of its Subsidiaries provides, or has any obligation to provide, current or former employees of the Company or any of its Subsidiaries (or any beneficiaries thereof) welfare benefits (including medical or life insurance benefits) after such Person terminates employment with the Company or any of its Subsidiaries, except for the coverage continuation requirements of COBRA, continued coverage until the end of the month during which termination occurs or disability or death benefits relating to disabilities or deaths occurring prior to termination of employment. No Company Benefit Plan or the Company or any of its Subsidiaries provides, or has any obligation to provide welfare benefits to any Person who is not a current or former employee of the Company or any of its Subsidiaries, or a spouse, dependent or beneficiary thereof.

(j) Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code, and neither the Company nor any of its Subsidiaries is or has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(k) Except as set forth in Section 5.14(k) of the Company Disclosure Schedule or to the extent resulting solely from a Purchaser Payment, neither the execution and delivery of this Agreement or any Transaction Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) entitle any current or former director, officer, employee or individual consultant to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under any Company Benefit Plan; (iii) result in any increase in benefits payable under any Company Benefit Plan or (iv) result in a payment to a Company Employee in respect of their notice period. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(l) Neither the Company nor any of its Subsidiaries has any obligation to provide redundancy or severance pay greater than the statutory minimum to any employee located outside the United States, and neither the Company nor any of its Subsidiaries has a policy or practice of providing such redundancy or severance pay.

(m) With respect to each Company Benefit Plan maintained primarily for employees and former employees located outside the United States (each, an “International Plan”): (i) if intended to qualify for special Tax treatment, each International Plan is so qualified, (ii) if required to be registered with a Governmental Entity, is so registered, and (iii) the fair market value of the assets of each International Plan, the liability of each insurer for any International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan. Neither the Company nor any of its Subsidiaries has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.

Section 5.15 Compliance with Applicable Law; Permits.

(a) The Company and each of its Subsidiaries and Producers are, and have at all times since June 1, 2019 been, in compliance in all material respects with and are not in material default under or in material violation of any applicable Laws (including any regulatory capital requirement of any Governmental Entity with respect to the Company and/or its Subsidiaries). Except as set forth in Section 5.15(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries or Producers has since June 1, 2019 received or been the subject of any notice or communication from any Governmental Entity, qui tam realtor or other third party alleging that the Company or any of its Subsidiaries or Producers are not in compliance in any material respect with any Law, nor since June 1, 2019 has any such Action been filed or commenced with respect to a material violation (or alleged violation) of any applicable Law by the Company or any of its Subsidiaries or Producers, and there are no facts or circumstances which could be the basis for any such notice, claim, assertion or Action. To the Knowledge of the Company, there is no investigation by a Governmental Entity pending with respect to any material violation of any applicable Law by the Company or any of its Subsidiaries or Producers.

(b) The Company and each of its Subsidiaries, and all applicable Associated Persons, possesses all material franchises, grants, licenses, permits, qualifications, registrations, easements, variances, exceptions, consents, certificates, clearances, permissions, approvals, permanent certificates of occupancy, authorizations and certificates from any Governmental Entity required under applicable Law with respect to the operation of the Business (collectively, “Permits”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries or except as set forth in Section 5.15(b) of the Company Disclosure Schedule, (i) all Permits are in full force and effect, (ii) the Company and its Subsidiaries, and each of their respective Producers are, and have been at all times since June 1, 2019, in compliance with the Permits, (iii) neither the Company nor any of its Subsidiaries have since June 1, 2019 received any notice of any suspension, revocation, cancellation, termination, non-renewal or adverse modification of any Permit, in whole or in part, and (iv) there is no Action pending or threatened that would reasonably be expected to result in (nor is there any existing condition, situation or set of circumstances that would reasonably be expected to result in) the revocation, cancellation, termination, non-renewal or adverse modification of any Permit in whole or in part. None of the Permits will be revoked, canceled, terminated or adversely modified as a result of the consummation of the transactions contemplated hereby.

(c) All reports, statements, documents, registrations, filings, applications and submissions required to be submitted by the Company and its Subsidiaries to Governmental Entities have been timely filed in all material respects and have complied in all material respects with all applicable Law in effect when filed and no material deficiencies have been asserted by any such Governmental Entities that have not been resolved to the satisfaction of such Governmental Entities.

(d) The Company and its Subsidiaries are and have been since June 1, 2019, in compliance in all material respects with the Violent Crime and Law Enforcement Act of 1994, and none of their managers, directors, officers, employees or agents have ever been convicted of a crime involving dishonesty or breach of trust or any crime under 18 U.S.C. § 1033 unless such individual has obtained prior written consent to engage in the insurance business from the state insurance Governmental Entity with jurisdiction over such individual and such written consent remains effective and in force.

Section 5.16 Environmental Matters. Except as would not be material to the Company and its Subsidiaries, taken as a whole:

(a) the Company and its Subsidiaries are, and since June 1, 2019 have been, in compliance with all Environmental Laws;

(b) the Company and its Subsidiaries possess all Permits currently required under Environmental Laws with respect to the operation of the Business;

(c) no real property currently or formerly owned, leased or operated by the Company or its Subsidiaries is contaminated with any Hazardous Materials in a manner that requires or is reasonably likely to require remediation by the Company or its Subsidiaries under any Environmental Law;

(d) none of the Company nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information from any Governmental Entity or any other Person claiming that the Company or any of its Subsidiaries may be in violation of, or subject to Liability under, any Environmental Law; and

(e) none of the Company or its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity, or any indemnity or other agreement with any third party, imposing any outstanding Liability or ongoing obligations relating to any Environmental Law or any Hazardous Materials on the Company or its Subsidiaries.

Section 5.17 Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC, Barclays Capital Inc. and Goldman Sachs & Co. LLC, is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Share Purchase or other transactions contemplated by this Agreement.

Section 5.18 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is, or since June 1, 2019 has been, a party to or bound by any collective bargaining agreement with respect to any employees of the Company or any of its Subsidiaries, or other Contract with any labor organization, works council or other representative of the Company or any of its Subsidiaries, and no such collective bargaining agreement is being, and since June 1, 2019 has been, negotiated with respect to any Company Employees. There is no pending, and since June 1, 2019 has not been any, labor strike or concerted slowdown or work stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and to the Knowledge of the Company, there are no pending union organizational activities or proceedings with respect to Company Employees. Except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, there are no unfair labor practice charges or labor-related grievances pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, and since June 1, 2019, the Company and each of its Subsidiaries have been, in compliance with all applicable Laws relating to labor and employment including applicable Laws regarding wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), equal pay, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration (including work authorization and Form I-9 compliance), terms and conditions of employment, labor or employee relations, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, whistleblowing, harassment, discrimination, retaliation, and working conditions or employee safety or health. Except as set forth in Section 5.18(b) of the Company Disclosure Schedule, (i) there is no pending, or to the Knowledge of the Company, threatened Action by or on behalf of any Company Employee or applicant to the Company or any of its Subsidiaries or any group thereof, which, if adversely decided, would reasonably be expected to result in material Liability to the Company or its Subsidiaries, and (ii) since June 1, 2019, there has been no Action brought by or on behalf of any Company Employee or applicant to the Company or any of its Subsidiaries or any group thereof that has concluded and which resulted in material Liability to the Company or its Subsidiaries.

(c) Since June 1, 2019, neither the Company nor any of its Subsidiaries has conducted any “plant closing” or “mass layoff”, each as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any equivalent or similar foreign, state or local applicable Law (the “WARN Act”).

(d) Since June 1, 2019, no management-level employee, officer or director of the Company or any of its Subsidiaries has been the subject of an allegation of sexual harassment, and neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to such allegations.

(e) Except as is not reasonably expected to result in material liability to the Company or any of its Subsidiaries, each Company Employee who requires permission to work in the country in which such Person performs their services has current and appropriate permission to work in such country.

(f) Neither the Company nor any of its Subsidiaries (nor any predecessor or owner of any part of their businesses) has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or Acquired Rights Directive (Directive 2001/23) or equivalent or similar applicable Law affecting any Company Employees.

(g) To the Knowledge of the Company, no Top Producer: (i) intends to terminate their Producer relationship with the Company or its Subsidiaries (and no such Top Producer is currently working during their notice period whether served by them or the Company or its relevant Subsidiary), as the case may be; (ii) has received an offer to join a business that may be competitive with the Business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other similar Contract that may have a material adverse effect on: (x) the performance by such Top Producer of any of their duties or responsibilities as a Producer with the Company or any of its Subsidiaries; or (y) the Business or the Company or any of its Subsidiaries’ operations.

(h) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, each Top Producer, and any individual who formerly was a Top Producer and whose employment or service with the Company or its Subsidiaries terminated or ceased since June 1, 2019, has entered into a Contract that contains confidential information obligations and, to the extent enforceable and permissible in the jurisdiction in which the relevant Top Producer is employed, non-competition and non-solicitation (of clients, customers and employees) restrictions in favor of the Company or one of its Subsidiaries, as applicable, and conform to expected market practices in the jurisdiction in which the relevant Top Producer is employed.

Section 5.19 Company Material Contracts.

(a) Section 5.19(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of each Contract (in addition to each Company Benefit Plan that is a Contract and is set forth on Section 5.14(a) of the Company Disclosure Schedule, which shall not be required to be re-listed here) described in clauses (i) through (xix) below, including amendments thereto to which the Company or any of its Subsidiaries is a party or by which any material assets of the Company or any of its Subsidiaries are bound or subject (each, a “Company Material Contract”):

(i) any Contract with (A) the top one hundred twenty-five (125) Producers with the Company or any of its Subsidiaries (by total production measured by gross written premium of the insurance policies produced by such Producer during the twelve month period ended September 30, 2024) (the “Top Producers”), or (B) a Producer with the Company or any of its Subsidiaries that is reasonably expected to result in total compensation paid to such Producer in fiscal year 2024 to be equal to or greater than $1,000,000;

(ii) any material Contract with the Top Carriers;

(iii) any material Contract with the top ten (10) vendors (by dollar value of spend for such vendors during the 12-month period ended December 31, 2023);

(iv) any Contracts with the top ten (10) Insurance Clients (by dollar value of revenue received by the Company or any of its Subsidiaries in respect of such Persons during the 12-month period ended December 31, 2023) of the Company (collectively, the “Top Clients”);

(v) any material Contract under which all or any portion of the fees or other commissions of the Company or any of its Subsidiaries may be payable to any other Person;

(vi) any Contract which provides for a partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing, joint research and development or similar arrangement, or provides for or governs the formation, creation, operation, management or control of such arrangement;

(vii) any Contract which (A) purports to limit the type or nature of the business conducted by the Company or its Subsidiaries, now or in the future, or the geographic area in which the Company and its Subsidiaries operate, (B) would require the disposition of any material assets of the Company or its Subsidiaries as a result of the consummation of the transactions contemplated hereby, (C) contains a covenant not to compete or freely solicit business or services, non-solicitation or other similar clause (other than any such Contract between the Company or any of its Subsidiaries and any current or former employee, individual consultant or other individual service provider which are in favor of the Company’s or its Subsidiaries’ interest, excluding, for the avoidance of doubt, any sub-Producers), (D) grants exclusive or preferential rights to sell or distribute products or services, or grants “most favored nation” status, to any other Person, (E) contains “requirements” provisions or other provisions obligating the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service from any Person, (F) contains minimum sales or volume provisions, (G) grants to any Person a right of first refusal or first offer, or similar preferential rights with respect to any equity, or material property or assets of the Company or its Subsidiaries or the provision of any insurance products or other material services to, or through, the Company or its Subsidiaries or (H) is a Contract with a Carrier or an Insurance Client that does not include a limitation of liability on the Company or any of its Subsidiaries of $20,000,000 or less (including, for the avoidance of doubt, Contracts without a limitation of liability);

(viii) any Contract with a Governmental Entity, including any FINRA membership agreement or pursuant to which the Company or any of its Subsidiaries is subject to federal contracting compliance requirements;

(ix) any Contract for the acquisition, sale, assignment, transfer, licensing or divestiture of assets of the Company or any of its Subsidiaries involving a purchase price (in a single transaction or a series of related transactions) in excess of $20,000,000 and under which the Company or any of its Subsidiaries would reasonably be expected to have continuing liability or obligation (including “earn-out” or contingent payment obligations) after the Closing;

(x) any Contract under which it (A) has created, incurred, assumed or guaranteed any outstanding Indebtedness of the type described in clause (a), (b) or (d) of the definition thereof or (B) grants an Encumbrance securing any such Indebtedness described in the preceding clause (A), or (C) created or incurred obligations (1) for the deferred purchase price of property or assets, (2) as lessee under a capital/finance lease or (3) under interest, currency or other hedging or swap agreement for the purpose of managing interest rate risk;

(xi) any Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person, other than loans to employees or advances or vendor financing in the ordinary course of business;

(xii) any Contract involving the settlement of any Action or threatened Action (or series of related Actions) which will (A) involve payments after the date hereof of consideration in excess of $5,000,000 or (B) impose material monitoring, reporting or other obligations with respect to the Company or its Subsidiaries;

(xiii) any Contract containing any future capital expenditure obligations of the Company or its Subsidiaries (or otherwise relating to the Business) in excess of $5,000,000;

(xiv) any Related Party Contract;

(xv) each Lease;

(xvi) each labor-related Contract (including but not limited to any collective bargaining agreement) with any labor union, employee association, or other labor organization;

(xvii) each Contract or other agreement that provides for severance, retention or stay bonus, advance notice of termination, change in control bonus, accelerated vesting, or any other amount or benefit that will be payable or due as a result of any of the transactions or events contemplated by this Agreement;

(xviii) any Contract under which a third party has developed Intellectual Property by, with or for the Company or a Subsidiary thereof or agreed to develop Intellectual Property anticipated by the Company or a Subsidiary to be, in each case, material to the Company or a Subsidiary, in each case, other than agreements with employees and independent contractors of the Company or its Subsidiaries entered in the ordinary course of business on terms that assign ownership of Intellectual Property to the Company or a Subsidiary; and

(xix) any Contract containing an Intellectual Property License, in any event excluding (A) any non-exclusive license granted to the Company or its Subsidiaries to off-the-shelf Software that is commercially available and licensed to the Company or its Subsidiaries on standard terms or pursuant to “shrink-wrap” or “click-through” license agreements that has an annual fee or payment not exceeding $5,000,000, and (B) any non-exclusive license granted by the Company or its Subsidiaries to a customer, vendor, distributor, reseller, or agent of the Company or its Subsidiaries in the ordinary course of business (collectively, the “Material IP Contracts”).

(b) True, correct and complete copies of each Company Material Contract in effect on the date hereof has been made available to Purchaser except (x) for any Contracts which may have names and identifying information redacted in order to comply with confidentiality obligations and (y) the Contracts described in Section 5.19(a)(ii) with respect to which only a subset of such Contracts, which the Company’s management believes in good faith is representative of all such Company Material Contracts (it being understood that pricing and commissions rates vary across such Contracts), have been made available to Purchaser prior to the date of this Agreement. Each Contract required to be listed in Section 5.19(a) of the Company Disclosure Schedule, whether or not set forth in the Company Disclosure Schedule, is referred to in this Agreement as a Company Material Contract. None of the Company or its Subsidiaries is in material breach of or default under the terms of any Company Material Contract or in receipt of any written or other material claim or notice of default under or material breach of any Company Material Contract. There are no existing written threats of default, material breaches or violations of any of such Company Material Contracts by any other party thereto. With respect to each Company Material Contract, (i) no event has occurred or circumstance exists that, with or without the lapse of time or the giving of notice or both, would, or would reasonably be expected to, result in a material default under or material breach of any Company Material Contract, result in a termination thereof or cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder, (ii) no party to any Company Material Contract has exercised any termination rights with respect thereto, and none of the Company or any of its Subsidiaries has received any notice of any intention to terminate any Company Material Contract and (iii) no party to any Company Material Contract has given written or other notice of any material dispute with respect thereto. Except as would not reasonably be expected to be material to the Business taken as a whole, all of the Company Material Contracts are in full force and effect and are enforceable against the Company or any of its Subsidiaries that is a party thereto, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions.

Section 5.20 Anti-Corruption; Sanctions.

(a) Since June 1, 2019, the Company and its Subsidiaries, and each of their respective directors, officers, and employees, and their agents and representatives (each acting in their capacity as such) have conducted business in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and the provisions of any other applicable domestic or foreign anti-corruption laws (“Anti-Corruption Laws”). The Company and each Subsidiary have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Company and its Subsidiaries and each of their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws, for reporting a breach or suspected breach of Anti-Corruption Laws and for ensuring any such reports are properly investigated and acted upon. No Governmental Entity is investigating or has conducted, initiated or threatened any investigation of the Company or its Subsidiaries in connection with an alleged, suspected or potential violation of any Anti-Corruption Law, nor, to the Knowledge of the Company, are there circumstances which would be reasonably likely to give rise to any such investigation. The Company and its Subsidiaries have not made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual, suspected or alleged violation of Anti-Corruption Laws, nor, to the Knowledge of the Company, are there circumstances which would be reasonably likely to give rise to any such disclosure.

(b) Since June 1, 2019, the Company and its Subsidiaries, and each of their respective directors, officers, and employees, and their agents and representatives (each acting in their capacity as such) have at all times complied with Sanctions in all material respects. Since June 1, 2019, none of the Company or its Subsidiaries, nor any of their respective directors, officers, and employees, and agents, or third parties acting on their behalf or for their benefit: (i) has been or is a Sanctioned Person or otherwise the subject of Sanctions; (ii) has been or is owned or controlled by a Sanctioned Person; (iii) has been or is organized or ordinarily resident in any Sanctioned Country; (iv) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any country or territory that was at that time a Sanctioned Country; (v) has, since June 1, 2019, participated in any transaction or business dealing with any Person or in any country or territory that at the time of such transaction or business dealing was a Sanctioned Person or a Sanctioned Country; (vi) has, since June 1, 2019, received from any Governmental Entity or any other Person any written notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions; or (vii) has, since June 1, 2019, made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of Sanctions.

(c) Since June 1, 2019, each of the Company and its Subsidiaries, and their respective directors, officers, and employees, and other Persons acting on behalf of the Company or its Subsidiaries have complied with applicable Anti-Money Laundering Law in all material respects. The Company and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance with Anti-Money Laundering Laws by the Company and its Subsidiaries. Since June 1, 2019, the Company and its Subsidiaries have not received from any Governmental Entity any written notice, or inquiry regarding an actual or alleged violation of Anti-Money Laundering Laws, or made any voluntary or involuntary disclosure to a Governmental Entity regarding an actual or alleged violation of Anti-Money Laundering Laws.

Section 5.21 Related Party Contracts.

(a) Except as set forth in Section 5.21(a) of the Company Disclosure Schedule (the “Related Party Contracts”), there are no Contracts providing for the provision of material goods or services between any of the Company or its Subsidiaries, on the one hand, and a Related Party, on the other hand, except for Contracts (i) providing for employment arrangements with the Company or any of its Subsidiaries, including employment agreements, incentive compensation and equity arrangements, (ii) with a portfolio company of a Sponsor or any investment fund sponsored, managed or advised by a Sponsor that (x) are commercial contracts entered into in the ordinary course of business of the Company and its Subsidiaries and (y) are on terms no less favorable to the Company or its applicable Subsidiary than would be obtained in a comparable transaction negotiated at arm’s length, or (iii) with any Related Party or any of its Affiliates that is an equityholder of a target company or a seller of a Person that are entered into or assumed in connection with, or carried over from, acquisitions by the Company or its Subsidiaries of assets or capital stock or other equity interests of any such Person. Except as set forth in Section 5.21(a) of the Company Disclosure Schedule there is no, and for the past three (3) years there has been no, management or similar fee paid by the Company or its Subsidiaries to a Sponsor, or any investment fund sponsored, managed or advised by a Sponsor. No Related Party (i) has owned or held a material interest, in each case whether directly or indirectly, in any material property, asset or right that is used in the conduct of the Business or any material interest in any Person that is engaged in matters related to the Business (whether as a lessor, lessee, customer, supplier or competitor), (ii) has borrowed money from, or loaned money to, the Company or its Subsidiaries that has not been repaid, or (iii) has any material claim or cause of action against the Company or its Subsidiaries that has not been satisfied. There is no, and since June 1, 2019 there has not been, any material Contract with any third party under which both the Company or its Subsidiaries, on the one hand, and a Related Party, on the other hand, derive any material benefits.

(b) Except as set forth in Section 5.21(b) of the Company Disclosure Schedule, no Related Party Contracts will continue in effect after the Closing.

Section 5.22 Agency Activities.

(a) No Person other than the independent contractors, employees, officers, managers, or directors of the Company or its Subsidiaries is or has been authorized or permitted to act as an insurance agent or broker on behalf of the Company or its Subsidiaries. Each Person acting as a Producer on behalf of the Company or any of its Subsidiaries (i) holds the necessary state licenses, consents or approvals to solicit, sell, produce or administer the type of insurance policies or other products or services solicited, sold, produced and administered, on behalf of the Company or its Subsidiaries and (ii) is in good standing with the state licensing authority or other Governmental Entities in the applicable jurisdiction(s). All insurance brokerage or agency business placed by employees of the Company or its Subsidiaries has been placed by them through and in the name of the Company or its Subsidiaries and all commissions on such business have been paid to and are the property of the Company or its Subsidiaries.

(b) Section 5.22(b) of the Company Disclosure Schedule sets forth a true and complete list of the top ten Carriers, setting forth the name of each such Carrier, by total gross written premium during the 12-month period ending December 31, 2023 and the nine-month period ended September 30, 2024 (the “Top Carriers”). Neither the Company nor any of its Subsidiaries have received written notice from any Top Carrier stating its intention to (i) cease doing business with the Company or any of its Subsidiaries or (ii) materially change, in a manner adverse to the Company or any of its Subsidiaries, the relationship of such Top Carrier with the Company or any of its Subsidiaries. With respect to each Carrier for which the Company or any of its Subsidiaries exercises any underwriting authority with the ability to bind coverage for an insured, the Company and its Subsidiaries are in compliance in all material respects with Law and all underwriting guidelines and have not exceeded their respective underwriting authority to such extent that would give any Carrier a right to claim a breach.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company and its Subsidiaries has, if required, the necessary appointment to act as an agent, insurance adjuster, insurance program administrator or managing general agent for each Carrier that issues an insurance Contract placed or sold by the Company or any of its Subsidiaries; (ii) each such appointment is valid and binding in accordance with its terms on the parties thereto; (iii) no such appointment has been, or is reasonably expected to be, revoked, limited, rescinded or terminated; and (iv) neither the Company or any of its Subsidiaries, nor, any Top Carrier has bound or committed to bind any insurance coverage for any liability, risk, cost or expense, or in any amount of liability, risk, cost or expense, or upon any terms or conditions, which exceeds its binding authority in any respect. Section 5.22(c) of the Company Disclosure Schedule sets forth a complete and correct list of each Top Carrier that has appointed the Company or any of its Subsidiaries as such Top Carrier’s agent.

(d) No director, officer, manager or employee of the Company or any of its Subsidiaries has any rights to receive any commissions or other compensation from any Carrier for soliciting, selling or producing any insurance policy, except to the extent that such Person is a Producer. The Company and each of its Subsidiaries has implemented and followed in all material respects policies and procedures reasonably designed to provide reasonable assurance that each Producer employed by it at the time of soliciting, selling or producing any insurance policy or other products or services, to the extent required by applicable Law, was duly licensed as an insurance agent, broker or producer for the type of insurance policies or other products or services solicited, sold or produced by such Producer, in each case, in the particular state or jurisdiction in which such Producer solicited, sold or produced such insurance policy or products or services. The manner in which the Company and its Subsidiaries compensate their (i) Producers involved in the solicitation, negotiation, sale or servicing of insurance policies or other products or services and (ii) employees and independent contractors who are not licensed insurance agents, brokers or producers is, in each case, in compliance with applicable Law in all material respects.

(e) The manner in which the Company and its Subsidiaries are compensated by Carriers for their placements of insurance policies or other products or services is in compliance in all material respects with applicable Law, and no Carrier has paid any commissions or other compensation to the Company or any of its Subsidiaries for their sales of insurance policies or other products or services in excess of the amount of commissions or other compensation permitted under applicable Law. No commissions, fees or other compensation previously paid to or accrued as revenue by the Company or any of its Subsidiaries is subject to reversal, return or disgorgement, except in the ordinary course of business. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has paid any insurance commission or insurance customer lead or referral fee to any Person that was required to be licensed as an insurance agency or brokerage and did not hold such license at the time of such payment. The Company and its Subsidiaries have complied with all applicable Laws with respect to the receipt and disclosure of such commissions, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company, nor any of its Subsidiaries, or to the Knowledge of the Company, any Person currently acting as a Producer on behalf of the Company or any of its Subsidiaries has had any Permit application denied, rejected or refused by any Governmental Entity. Except as set forth on Schedule 5.22(f) of the Company Disclosure Schedule, since June 1, 2019, neither the Company nor any of its Subsidiaries: (i) has had any Permit placed in a probation status or suspended, revoked or non-renewed nor had any fine or penalty imposed on it by any Governmental Entity, (ii) has ever solicited the sale of or sold any insurance policy or other products or services in any jurisdiction in which it was not duly licensed as a resident or non-resident, as applicable, insurance agency or producer, as the case may be, authorized to sell such insurance policy or products or services, (iii) has been examined by any Governmental Entity or received any cease and desist or show cause order from, or entered into any consent order with, any Governmental Entity or been the subject of any administrative hearing or other proceeding brought by any Governmental Entity or (iv) otherwise been in violation in any material respect of any Law applicable to the solicitation, sale, production, marketing or administration of insurance policies or other products or services.

(g) Each Producer is duly appointed by each Carrier as required by applicable Law, and, no Carrier has terminated such appointment for cause. No current Producer has: (i) had any insurance agent, broker or producer license placed in a probation status or suspended, revoked or non-renewed; or (ii) received any cease and desist or show cause order from, or entered into any consent order with, any Governmental Entity or been the subject of any administrative hearing or other proceeding brought by any Governmental Entity. No employee or independent contractor of the Company or any of its Subsidiaries has solicited or sold any insurance policy or other products or services on behalf of the Company or any of its Subsidiaries when such employee or independent contractor was not (A) to the extent required by applicable Law, appointed by the applicable Carrier or (B) duly licensed as a resident or non-resident, as applicable, insurance agent, broker or producer in the jurisdiction in which the solicitation or sale of such insurance policy or products or services occurred. No employee or Producer of the Company or any of its Subsidiaries is a party to, or bound by any agreement which prevents it from, doing business with any Carrier.

(h) The Company or its applicable Subsidiary has the sole and exclusive rights to the ownership of all of its insurance policyholder accounts. Except as set forth in Section 5.22(h) of the Company Disclosure Schedule, no third party has any ownership right or interest (vested or unvested) in any such accounts. Neither the Company nor any of its Subsidiaries has granted any ownership interests in the expiration and renewal rights with respect to Contracts with Insurance Clients.

(i) Any fiduciary cash or other assets held by the Company or any of its Subsidiaries is held in a fiduciary capacity to meet the obligations of the Company or any of its Subsidiaries, is held exclusively by the Company or any of its Subsidiaries and is at least equal to the amounts required to be held in a fiduciary capacity pursuant to premium trust and other applicable Laws or pursuant to any Contracts. The Company and its Subsidiaries have, since June 1, 2019, operated in all material respects in accordance with fiduciary obligations applicable to Producers under all applicable Laws, and the Company and its Subsidiaries are in compliance in all respects with premium trust fund Laws in all jurisdictions in which the Company and its Subsidiaries conduct business, as applicable. The Company and its Subsidiaries have, at all times, complied in all material respects with all applicable Law relating to (i) the segregation of and accounting for premium trust funds and all regulatory and other requirements of any Governmental Entity relating to trust accounts and insurance premium liability, (ii) market conduct, including those resulting from market conduct audits, examinations or investigations by any Governmental Entity and (iii) unclaimed property, escheatment and similar applicable Law. Without limiting any of the foregoing, the Company and its Subsidiaries have never advanced funds for the benefit of any Carrier or client using the funds of another Carrier or client.

(j) Neither the Company nor any of its Subsidiaries has advanced premiums on behalf of policyholders in any material respect until the premiums have been paid by the policyholders, nor has the Company or any of its Subsidiaries advanced claim payments to policyholders in any material respect on behalf of insurers in violation of applicable Law or the policies and procedures of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries has paid insurance premiums, premium adjustments or other items on behalf of any policyholder in any material respect except with the authority (express or implied) of the policyholder on whose behalf such payments are purported to have been made in violation of applicable Law or the policies and procedures of the Company or any of its Subsidiaries.

Section 5.23 Directors and Officers. Section 5.23 of the Company Disclosure Schedule sets forth a list of all Directors and Officers of the Company and each of its Subsidiaries.

Section 5.24 Bank Accounts. Section 5.24 of the Company Disclosure Schedule sets forth a true and complete list of (a) the name and address of each bank with which the Company or any Subsidiary has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each such bank account.

Section 5.25 Appointed Representatives. The Company and its Subsidiaries have, at all times since June 1, 2019, appointed, managed and audited their appointed representatives and introducer appointed representatives (together the “Appointed Representatives”) in compliance with applicable Law (including Section 39 of the FSMA) and in accordance with the terms of the applicable Appointed Representative agreement. The Company and its Subsidiaries have maintained adequate records of their due diligence, oversight, monitoring, training and supervision of their Appointed Representatives. The Company and its Subsidiaries have not received any notice, claim, demand, investigation, enforcement action, penalty, fine, sanction, censure or adverse finding from any Governmental Entity in connection with their Appointed Representatives or their activities.

Section 5.26 Clients.

(a) Section 5.26(a) of the Company Disclosure Schedule sets forth a true and complete list of each Top Client. Since the Latest Balance Sheet Date, there has not been (a) any material adverse change in the business relationship of the Company and its Subsidiaries with any Top Client or (b) any change in any material term (including credit terms) of any Contract with any Top Client.

(b) Except as set forth on Section 5.26(b) of the Company Disclosure Schedule, since June 1, 2019, neither the Company nor any of its Subsidiaries has received any (i) client complaint from any Top Client concerning their services, other than complaints and returns in the ordinary course of business or (ii) material client complaint from any Insurance Client concerning their services, other than complaints and returns in the ordinary course of business.

Section 5.27 Investment Advisory Matters.

(a) The Investment Adviser Subsidiary is, and at all times required by the Advisers Act since December 10, 2019, has been, duly registered with the SEC as an investment adviser under the Advisers Act and has made state notice filings in each state where the conduct of its investment advisory activities requires such filings, and such registration and notice filings are in full force and effect, except where the failure to be so registered or to file such notices, as applicable, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending, or, to the Knowledge of the Company, threatened, to terminate, suspend, limit or adversely modify such registration.

(b) Each employee, officer or other relevant Person of the Investment Adviser Subsidiary that is required to be registered as an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Advisers Act) or in any similar capacity with any Governmental Entity is duly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under the control of the Investment Adviser Subsidiary under Investment Laws, and each such registration, license and qualifications is in full force and effect, except where the failure to be so registered, licensed or qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending, or to the Knowledge of the Company threatened, to terminate, suspend, limit or adversely modify any such registration. Neither the Investment Adviser Subsidiary nor, to the Knowledge of the Company, any “person associated with” the Investment Adviser Subsidiary, is disqualified from acting as a registered investment adviser or “a person associated” with a registered investment adviser under Section 203(e) or (f) of the Advisers Act. No Actions are pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in any such ineligibility or disqualification.

(c) None of the Investment Adviser Subsidiary nor any of its Affiliates act as an investment adviser, investment sub-adviser, general partner, managing member, member, manager, or sponsor or in any similar capacity under the Advisers Act or any other comparable Law, of any investment funds that are investment companies required to be registered as such under the Investment Company Act of 1940.

(d) Neither the Company, any of its Subsidiaries, nor any of their officers, employees, representatives or agents has been enjoined, indicted, convicted or made the subject of any investigations (excluding routine examinations by regulatory or self-regulatory organizations), disciplinary proceedings, consent decrees, or administrative orders or other litigation on account of a violation (or alleged violation) of Investment Laws.

(e) None of the Company nor any of its Subsidiaries performs Investment Management Services other than the provision of Investment Management Services by the Investment Adviser Subsidiary to the IA Clients, in each case, pursuant to an Investment Advisory Agreement.

(f) Each Investment Advisory Agreement is a valid, binding and enforceable agreement of the Investment Adviser Subsidiary and is in full force and effect, except as would not reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Investment Adviser Subsidiary has established and maintained in effect at all times required by Investment Laws, since December 10, 2019, written policies and procedures reasonably designed to achieve compliance with the Advisers Act and the rules thereunder, the rules of the state Securities authorities (“Adviser Compliance Policies”). The Investment Adviser Subsidiary has, since December 10, 2019, taken reasonable best efforts to ensure that its supervised persons comply in all material respects with the Adviser Compliance Policies. The Investment Adviser Subsidiary has within the preceding 12 months reviewed the Adviser Compliance Policies and has determined that such Adviser Compliance Policies were reasonably designed to prevent violations of the Advisers Act and rules adopted under the Advisers Act. There have been no material violations or written allegations of material violations of the Adviser Compliance Policies since December 10, 2019. True, correct and complete current copies of the Adviser Compliance Policies have been made available to Purchaser.

(h) Since December 10, 2019, neither the Investment Adviser Subsidiary nor any “covered associate” has made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 under the Advisers Act) that would disqualify or otherwise prevent the Investment Adviser Subsidiary from providing investment advisory services for compensation to such government entity IA Client (pursuant to Rule 206(4)-5 under the Advisers Act). Since December 10, 2019, neither the Investment Adviser Subsidiary nor any manager, director, officer, employee or, to the Knowledge of the Company, agent thereof has, directly or knowingly indirectly, (i) used (or promised to use) any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses, in each case, related to political activity or (ii) made, offered, promised or authorized any unlawful payment of any kind or (iii) violated any Investment Laws in any material respect relating to anti-bribery, export control, money laundering or anti-terrorism.

(i) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 10, 2019, the Investment Adviser Subsidiary has not received any written complaint, claim, demand, notice or other similar communication from any counterparty to an Investment Advisory Agreement alleging breach of fiduciary duty or violation of the Advisers Act.

(j) The Form ADV of the Investment Adviser Subsidiary is, and any amended versions of such form of the Investment Adviser Subsidiary filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 10, 2019, the Investment Adviser Subsidiary had timely filed, or timely delivered to clients and prospective clients, as appropriate, material forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed under Investment Laws with any Governmental Entity, including the SEC, or delivered to clients and prospective clients, as applicable.

(k) The Investment Advisory Subsidiary has not been subject to any examination, inspection or investigation by any Governmental Entity since December 10, 2019.

(l) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company, any of its Subsidiaries, nor any of their managers, officers or employees is, or at any time since December 10, 2019 has been (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, in each case, any Governmental Entity.

Section 5.28 Broker-Dealer Matters.

(a) The Broker-Dealer Subsidiary is, and has been since January 31, 2020, duly licensed to conduct business as a broker-dealer in the states listed on Section 5.28(a) of the Company Disclosure Schedule. The Broker-Dealer Subsidiary is, and at all times since January 31, 2020 has been, duly registered as a “broker” and/or “dealer” (collectively, a “broker-dealer”) under the Exchange Act and a full member in good standing of FINRA. The Broker-Dealer Subsidiary shall continue to operate as an Exchange Act-registered broker-dealer, and full member of FINRA, with net capital not less than the amount necessary and required to meet the minimum net capital requirements of Rule 15c3-1 of the Exchange Act, FINRA Rule 4110, and pursuant to the Broker-Dealer Subsidiary’s current FINRA membership agreement. No distribution or capital withdrawal of cash, securities or other assets, as contemplated under SEC or FINRA rules, is required or anticipated to be made by the Broker-Dealer Subsidiary that will result in the Broker-Dealer Subsidiary no longer being in compliance with such requirements, or that would result in the Broker-Dealer Subsidiary being subject to an early warning notification under Exchange Act Rule 17a-11 or a filing, if applicable, under Exchange Act Rule 15c3-3(i), and no such distributions or withdrawals are otherwise contemplated prior to the consummation of the transactions contemplated hereby. The Company has made available to Purchaser a true and complete copy of the Broker-Dealer Subsidiary’s current Uniform Application for Broker-Dealer Registration on Form BD (including all amendments thereto that are required to keep the Form BD current as required under applicable regulatory requirements) filed with the Central Registration Depository of FINRA, and all other membership agreements, broker-dealer registrations, qualifications or membership forms and applications (including all amendments thereto).

(b) The Broker-Dealer Subsidiary is not registered, qualified or licensed, and is not required to be registered, qualified or licensed, as a government securities broker-dealer, a municipal securities broker-dealer (and is not a member, or required to be a member, of the Municipal Securities Rulemaking Board), or as a security-based swap dealer under the Exchange Act.

(c) The Broker-Dealer Subsidiary is, and since January 31, 2020 has been, in compliance in all material respects with all applicable provisions of the Exchange Act, the rules and regulations promulgated thereunder, and the applicable Laws of all jurisdictions in which it is required to be so registered or for which the Broker-Dealer Subsidiary is relying on, or claiming, an exemption or exception from such registration. The Broker-Dealer Subsidiary is in compliance in all material respects with all applicable rules, regulations, formal examination findings, and By-laws of FINRA, and the terms of its current membership agreement with FINRA (and the Broker-Dealer Subsidiary is not currently in the process of filing for an approval by FINRA for a “material change in business operations” with respect to its current FINRA membership agreement).

(d) Each employee of the Company and its Subsidiaries who is required to be registered as an Associated Person of the Broker-Dealer Subsidiary, in each case, is duly registered under applicable Law, and has at all times been so registered, as such and such registration is in full force and effect except where the failure to be so registered or to have such registration in full force and effect would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any Associated Person of the Broker-Dealer Subsidiary is, or since January 31, 2020 has been, (i) subject to “statutory disqualification” (as defined in Section 3(a)(39) of the Exchange Act), (ii) subject to a disqualification that would be a basis for censure, limitation on the activities, functions or operations of, or suspension or revocation of, registration under Section 15 of the Exchange Act, to act as a broker-dealer or as an Associated Person of a registered broker-dealer, as appliable, except where such disqualification would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) There are no pending and/or unpaid arbitration claims or settlements, or other adjudicated awards, against or involving the Broker-Dealer Subsidiary, or any Associated Person thereof.

(g) The Broker-Dealer Subsidiary has established written policies and procedures reasonably designed to achieve compliance with (i) applicable FINRA rules, regulations and by-laws (ii) the rules of any domestic or foreign securities or broker-dealer industry self-regulatory organization of which it is a member, and (iii) federal, state, and foreign securities Laws and insurance and insurance securities Laws, including those relating to anti-money laundering, advertising, customer/public communications, licensing, sales practices, market conduct, outside business activities, maintenance of net capital, customer protection, supervision, books and records, risk assessment and continuing education. Complete and correct copies of the Broker-Dealer Compliance Policies have been made available to Purchaser. The Broker-Dealer Compliance Policies comply with applicable Law.

(h) The Company has made available to Purchaser a copy of: (i) the Broker-Dealer Subsidiary’s current membership agreement with FINRA; (ii) the Broker-Dealer Subsidiary’s Broker-Dealer Compliance Policies; (iii) the FOCUS report filings for the past two years; (iv) all material correspondence, inquiries, information requests, reports, preliminary and final examination reports, administrative orders, notices of violations or complaints from any foreign, federal, state or local governmental or regulatory authority (including FINRA, the SEC and state securities authorities), including the Broker-Dealer Subsidiary’s written responses thereto, for the past three (3) years; and (v) the annual report of the Broker-Dealer Subsidiary’s financial statements for the past two years. The Company is not currently being examined by a Governmental Entity and has not been notified of any upcoming examination.

(i) The Broker-Dealer Subsidiary’s directors, officers, employees, Associated Persons, agents and independent contractors who are required to be registered, licensed or qualified with any Governmental Entity as a registered principal or registered representative or registered agent are duly and properly registered, licensed or qualified as such and such licenses are in full force and effect, and have been in full force and effect as applicable within the time periods required by applicable Law. The Broker-Dealer Subsidiary’s directors, officers, employees, Associated Persons, agents and independent contractors who are not required to be registered or licensed with any Governmental Entity, but who are required to be fingerprinted under applicable Law and otherwise qualified with a Governmental Entity, are duly and properly fingerprinted or qualified.

(j) The Broker-Dealer Subsidiary is not “insolvent” as defined in SEC Rule 15c3-1(a)(16). The Broker-Dealer Subsidiary is not subject to a “business curtailment” under FINRA Rule 4120.

(k) The Broker-Dealer Subsidiary is, and has been since January 1, 2021, in compliance with FINRA Rules 3270 and 3280 concerning outside business activities or will be in full compliance with such rules by the Closing.

(l) The Broker-Dealer Subsidiary is not, and since January 1, 2021 has not been, required to be registered, qualified or licensed as a bank, trust company, commodity broker-dealer, commodity pool operator, commodity trading adviser, real estate broker, insurance company, insurance broker or agent, or futures commission merchant or introducing broker, in each case, with any Governmental Entity, including the Commodity Futures Trading Commission and the National Futures Association.

Section 5.29 Captive. Captive is authorized by the Hawaii Insurance Division to transact business as a Class 2 company and a Class 4 company under the State of Hawaii statutes. Captive transacts only reinsurance business and has not transacted any direct insurance business. The reinsurance business transacted by Captive is currently, and at all times has been, in accordance with the plan of operation of Captive on file with the Hawaii Insurance Division. The reserves for losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of Captive included in its financial statements are consistent with reserves computed in accordance with accepted actuarial standards and principles. The composition of Captive’s investment assets complies in all material respects with all applicable policies of Captive with respect to investments and with applicable Law.

Section 5.30 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), OR ANY OTHER TRANSACTION AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.2(E), THE COMPANY AND THE SELLER EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR THE COMPANY’S ASSETS, AND THE COMPANY AND THE SELLER SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY AND THE SELLER HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER, OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedule (it being agreed that the disclosure of any matter in any section in the Purchaser Disclosure Schedule shall be deemed to have been disclosed in any other section in the Purchaser Disclosure Schedule to which the applicability of such disclosure is reasonably apparent from the face of such disclosure), Purchaser hereby represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date:

Section 6.1 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser (a) has all requisite power and authority to own, lease and operate its assets, rights and properties and to operate its business as the same are now being owned, leased and operated and (b) is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except, in the case of this clause (b), where the failure to be so qualified, licensed or in good standing would not reasonably be expected to materially impair or prevent Purchaser’s ability to perform its respective obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

Section 6.2 Authority; Execution and Delivery; Enforceability.

(a) Purchaser possesses all requisite legal right, power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of its obligations by Purchaser of this Agreement and the other Transaction Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, corporate or otherwise, on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the entry into or performance of this Agreement and the other Transaction Agreements or consummation of the transactions contemplated hereby.

(b) This Agreement has been, and the other Transaction Agreements will upon execution and delivery be, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 6.3 No Conflicts; Consents.

(a) Assuming all Governmental Filings and waiting periods described in or contemplated by Section 8.1(b) have been obtained or made, or have expired, and the accuracy of the representations and warranties set forth in Article IV and Article V in all material respects, the execution and delivery of this Agreement by Purchaser and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in a violation or breach of any Law or Governmental Order to which Purchaser is subject, (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, or constitute a default or change of control (with or without notice or lapse of time, or both) under, result in, or give rise to the acceleration, termination, modification or cancellation of any obligation or to the loss of a benefit under any Contract, loan, guarantee of indebtedness for borrowed money or credit agreement, note, bond, mortgage, indenture, lease, or permit to which Purchaser or any of its Subsidiaries is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Encumbrance, or (iii) conflict with, result in a violation or breach of, or default under, any provision of the Organizational Documents, each as amended to the date hereof, of Purchaser, other than, in the case of the immediately preceding clauses (i) and (ii), any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations or rights that would not reasonably be expected to materially impair or prevent Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

(b) No Governmental Filings are required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which it is or may become a party or the consummation by Purchaser of the transactions contemplated hereby or thereby except (i) compliance with and filings under the HSR Act, (ii) Governmental Filings set forth in Section 6.3(b) of the Purchaser Disclosure Schedule, and (iii) any applicable state securities or “blue sky” Laws.

Section 6.4 Proceedings. There are no (a) investigations or reviews pending, or to the knowledge of Purchaser, threatened by any Governmental Entity, (b) Actions pending (or to the knowledge of Purchaser, threatened) and (c) orders, writs, judgments, injunctions, rulings or decrees imposed, which, in the case of clauses (a), (b) or (c), would reasonably be expected to materially impair or prevent Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. None of Purchaser or any of its Subsidiaries is subject to any Governmental Order or is in breach or violation of any Governmental Order, except as would not reasonably be expected to materially impair or prevent Purchaser’s ability to consummate the transactions contemplated this Agreement and the other Transaction Agreements.

Section 6.5 Financial Ability. Purchaser will have at the Closing all funds necessary to (a) pay the Closing Payments, (b) pay any and all of the fees and expenses of Purchaser or its Affiliates required to be paid by Purchaser in connection with the transactions contemplated hereby and (c) pay any Excess Amount. Purchaser affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Purchaser obtains financing for or related to any of the transactions contemplated hereby.

Section 6.6 Solvency. Assuming that (x) the conditions to the obligation of Purchaser to consummate the Share Purchase set forth in Section 8.1 and Section 8.2 have been satisfied or waived, (y) the accuracy of the representations and warranties set forth in Article IV and Article V hereof, and (z) the estimates, projections and other forecasts and plans of the Company and its Subsidiaries that have been made available to Purchaser prior to the date hereof have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, reasonable, then, at and immediately following the Closing and after giving effect to all of the transactions contemplated by this Agreement, the payment of the aggregate consideration to which the Seller is entitled under Article III, funding of any obligations of the Company or its Subsidiaries which become due or payable by the Company and its Subsidiaries in connection with, or as a result of, the Share Purchase and payment of the Payoff Amount and all related fees and expenses, following the Closing, the Company and each of its Subsidiaries (on a consolidated basis) will (a) be solvent (in that both the fair value of their assets will not be less than the sum of their debts and that the present fair saleable value of its assets will not be less than the amount required to pay their probable liabilities on their existing debts as they mature in the ordinary course of business) and (b) not have incurred and will not incur debts beyond their ability to pay them as they become absolute and matured in the ordinary course of business.

Section 6.7 Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will become entitled to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, including the Share Purchase, based upon arrangements made by or on behalf of Purchaser for which the Company could have any liability prior to Closing.

Section 6.8 Investigation; No Other Representations. Purchaser has conducted its own independent review and analysis of the business, operations, rights, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and has relied on the express representations and warranties with respect to the Company and its Subsidiaries set forth in this Agreement and the other Transaction Agreements. Purchaser acknowledges that neither the Seller, the Company nor any Person on behalf of the Seller or the Company makes, and Purchaser has not relied upon any express or implied representation or warranty with respect to the Seller, the Company or any of their respective Subsidiaries or with respect to any other information provided to Purchaser in connection with the transactions contemplated by this Agreement, other than the representations and warranties expressly contained, and subject to the qualifications and limitations, in Article IV and Article V or any of the Transaction Agreements or certificates delivered pursuant to Section 8.2(e).

ARTICLE VII

COVENANTS

Section 7.1 Conduct of the Business.

(a) Except for matters set forth in Schedule 7.1, occurring in connection with any COVID-19 Measures or otherwise expressly permitted or required by the terms of this Agreement (including taking actions to effect the Pre-Closing Reorganization), or except as required by applicable Law, from the date hereof to the earlier of the Closing and the termination of this Agreement in accordance with Article IX (the “Interim Period”), the Seller and the Company shall, and the Company shall cause its Subsidiaries to, use reasonable best efforts to (i) operate its business in the ordinary course of business (taking into account reasonable accommodations or changes in response to exigent circumstances) and (ii) unless the Company determines it is inconsistent with prudent business practices, maintain in all material respects the present relationships with those third parties having material business dealings with the Company and its Subsidiaries.

(b) In addition (and without limiting the generality of Section 7.1(a)), except for matters set forth in Schedule 7.1, occurring in connection with any Permitted Measures or otherwise expressly permitted or required by the terms of this Agreement, or except as required by applicable Law, during the Interim Period, the Seller and the Company shall not, and the Company shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend its Organizational Documents in a manner adverse to Purchaser;

(ii) (A) other than annual merit increases to employees who are not members of the executive management team that are effected in the ordinary course of business and consistent with past practice, increase the compensation payable or to become payable or benefits provided or to be provided to any individual Company Employee or individual service provider in excess of 10% of such Company Employee’s or individual service provider’s annual base compensation or fee, not to exceed an aggregate amount equal to 5% of the sum of all Company Employees’ and all individual service providers’ annual base compensation or fees, and with such increases to be made in the ordinary course of business and at the time and in the manner consistent with the Company’s past practice; (B) other than pursuant to Contracts that exist as of the date hereof as in effect on the date hereof that by their terms require such actions, grant or provide any severance or termination payments or benefits to any Company Employee or individual service provider with annual base compensation or fee above $250,000; (C) provide any obligation to gross-up, indemnify or otherwise reimburse any Company Employee or individual service provider for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code; (D) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits

(including any equity or equity-based awards) to any Company Employee or individual service provider; (E) establish, materially amend or terminate any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof), other than annual renewals in the ordinary course of business consistent with past practice and, in each case, other than pursuant to any Company Benefit Plan disclosed on Schedule 5.14(a) or any collective bargaining or other labor-related agreement disclosed on Schedule 5.18(a) (in each case, as in effect on the date hereof);

(iii) hire (other than as a replacement under substantially similar compensation terms) any individual as a Company Employee or individual service provider who (A) has a base salary or fee in excess of $250,000; (B) is eligible for cash severance payments in excess of $250,000 (or in the case of a Producer, is eligible for a severance package providing in excess of 12 months of commission continuation; (C) receives target annual cash incentives (other than production/commissions determined by a standard plan or policy) that exceed $250,000 or (D) receives a sign on, retention or similar package that exceeds $250,000 payable in total within the first year of employment;

(iv) terminate any Company Employee, or individual service provider who has a base salary or fee in excess of $250,000, other than terminations due to such Company Employee’s or individual service provider’s death, disability or cause (as determined by the Company and its Subsidiaries in their reasonable discretion consistent with past practice and carried out in accordance with applicable Law);

(v) incur or assume, guarantee, or become obligated with respect to any Indebtedness of the type described in clauses (a), (b) or (d) of the definition thereof, or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, any such Indebtedness of any Person, other than (1) Indebtedness between the Company and its wholly owned Subsidiaries, (2) Indebtedness that will be repaid or redeemed at or prior to the Closing, (3) letters of credit issued pursuant to the Credit Documents in the ordinary course of business and (4) other Indebtedness not exceeding $5,000,000 in the aggregate;

(vi) pay, loan or advance any amount to, or sell, transfer or lease any of its assets, rights or properties to, or enter into, or amend in any manner adverse to the Company, any agreement or arrangement with any Related Party, except for (A) transactions among the Company and its Subsidiaries, (B) transactions in the ordinary course of business, (C) with respect to employees, directors or officers of the Company or its Subsidiaries, employment agreements to the extent permitted by this Section 7.1, (D) payments, loans or advances made pursuant to existing Contracts and (E) payment of expenses related to the transactions contemplated by this Agreement;

(vii) make any material change in accounting methods, principles or practices, other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(viii) except as required by applicable Law, (A) make, change or revoke any entity classification election or other material Tax election (except with respect to making a material Tax election in the ordinary course of business and consistent with past practice), (B)

adopt, change or request permission of any Taxing Authority to change any material Tax accounting method or accounting period, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Entity with respect to any income or other material Tax, (D) settle any claim or assessment in respect of any material Taxes outside of the ordinary course of business, or (E) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes (other than automatic extensions granted in the ordinary course);

(ix) transfer, sell, lease, mortgage, pledge, encumber, surrender, encumber, divest, cancel, terminate, abandon, fail to continue to prosecute, license (including through covenants not to sue), allow to lapse or expire or otherwise dispose of any assets (including Owned Intellectual Property), Permits, rights or properties used or held for use in, or necessary for, the operation of the Business, except (A) inventory and obsolete or excess equipment or other assets sold or otherwise disposed of in the ordinary course of business, (B) non-exclusive licenses of Business Products to customers of the Business entered into in the ordinary course of business, (C) non-exclusive licenses granted to service providers solely to provide services to the Company or any Subsidiary in the ordinary course of business, (D) non-exclusive licenses to Intellectual Property whose purpose is merely incidental to the underlying Contract in which the license is included, (E) Permitted Encumbrances, and (F) the intentional abandonment of immaterial Intellectual Property in the ordinary course of business;

(x) fail to maintain in any material respect the confidentiality of any material Trade Secrets included in the Owned Intellectual Property;

(xi) acquire, or enter into any binding commitment to acquire, the equity interests in, or any assets, rights or properties of, any business or division (whether by merger, consolidation or otherwise) from any other Person;

(xii) (A) voluntarily amend in any material respect, fail to renew, waive material rights under or prematurely terminate any Company Material Contract in a manner materially adverse to the Company and its Subsidiaries, in each case, except (1) for automatic renewals or extensions of any Contract pursuant to its terms or on terms not materially less favorable in the aggregate to the Company and its Subsidiaries than those in effect on the date hereof, (2) in the ordinary course of business to the extent such amendment, failure to renew, waiver or termination does not materially and adversely impact the Business, (3) as contemplated or permitted by this Section 7.1 or (4) for a termination upon expiration of a term; or (B) enter into any Contract that would (if entered into prior to the date hereof) constitute a Company Material Contract, except for Contracts entered into in the ordinary course of business or as contemplated or permitted by this Section 7.1;

(xiii) declare any cash dividend or distribution in respect of any shares of Company Common Stock or other equity securities of the Company that is not paid prior to the Adjustment Time;

(xiv) split, combine, subdivide or reclassify any of the equity interests of the Company or any Subsidiary of the Company, issue, redeem, repurchase, cancel or authorize the issuance of the equity interests of the Company or any Subsidiary of the Company, or authorize or consent to any transfer or assignment of any of the Preferred Shares;

(xv) (A) grant, pledge, encumber, dispose of or sell any of the equity interests of the Company or any of its Subsidiaries, other than the issuance or sale of any capital stock of the Subsidiaries of the Company to the Company or its Subsidiaries, or (B) amend the terms of any shares of Company Common Stock or Preferred Shares;

(xvi) (A) materially delay or materially postpone any payment of material accounts payable from the date such payment would be made in the ordinary course of business or (B) materially accelerate or materially delay the collection of material receivables in advance of or beyond the date when the same would have been collected in the ordinary course of business;

(xvii) settle any Action for an amount to be paid by the Company or any of its Subsidiaries in excess of $1,000,000 individually or $5,000,000 in the aggregate, net of amounts reasonably anticipated to be covered by applicable insurance policies or reimbursed by third parties (provided that any settlement that is permitted under this Section 7.1(b)(xvii) shall be paid by the Company prior to the Adjustment Time), other than (A) any settlement or compromise where the amount paid or to be paid by the Company or any of its Subsidiaries is fully covered (less any retention or deductible under the applicable insurance policy) by insurance coverage, (B) settlements or compromises of any Action for an amount not materially in excess of the amount, if any, reflected or specifically reserved in the balance sheet (or the notes thereto) of the Company (with materiality measured relative to the amount so reflected or reserved, if any) prior to the date hereof, and (C) settlements or compromises of any Action where the Company or any of its Subsidiaries is the plaintiff and is receiving payment in connection with such settlement or compromise; provided that, in the case of each of the foregoing clause (A), (B) and (C), the settlement or compromise of such Action does not include any material non-monetary or injunctive relief, or the admission of wrongdoing, by the Company or any of its Subsidiaries (in each case, excluding, for the avoidance of doubt, any confidentiality, non-disparagement or customary release obligations);

(xviii) implement or announce any “plant closing” or “mass layoff” (as defined in the WARN Act) or any other action which would trigger the notice requirements of the WARN Act;

(xix) enter into any Contract providing for capital expenditures in excess of $2,500,000 in the aggregate to be paid by the Company or its Subsidiaries after the Adjustment Time;

(xx) recognize any labor union or similar labor organization as the bargaining representative for any employees of the Company or enter into any collective bargaining agreement or other similar Contract with respect to any Company Employees or establish any trade union or other employee representative body;

(xxi) modify or affirmatively waive any non-competition, non-solicitation, confidentiality or similar obligation of any current or former Producer, other than a modification or waiver of any non-solicitation obligation that does not relate to a Producer and would not reasonably be expected to be materially adverse to the Company and its Subsidiaries;

(xxii) (A) purchase any real property, (B) enter into any new lease agreement with respect to real property that is not leased by the Company or any of its Subsidiaries as of the date hereof having annual base rent in excess of $1,000,000 or in the aggregate over the lease term base rent in excess of $10,000,000 or (C) with respect to the Leases in effect on the date hereof that are in respect of the Company’s headquarters, or which have an annual base rent in excess of $1,000,000, voluntarily (1) waive, release, assign, or sublease any material rights or claims thereunder, (2) materially and adversely amend or modify the terms thereof, or (3) terminate such Lease (other than as a result of expiration of the then-existing term), in each case of this subclause (C), (x) other than automatic renewal or extension of any material lease pursuant to its terms or on terms not materially less favorable in the aggregate to the Company or its Subsidiaries and/or (y) in connection with a transfer of any lease to the Company or any of its Subsidiaries;

(xxiii) (A) merge or consolidate with any other Person or (B) restructure, reorganize or dissolve or liquidate the Company or any of its Subsidiaries, other than restructuring, reorganizing, dissolving or liquidating any immaterial or dormant Subsidiary of the Company;

(xxiv) apply for, seek or obtain any Permit that would reasonably be expected to (A) prevent, materially delay or materially impede the transactions contemplated hereby or (B) require the Purchaser or any of its respective Affiliates being required to make any material filing or notice with or material disclosure to any Governmental Entity;

(xxv) modify, waive or decline to enforce any existing Contract for the acquisition, sale, assignment, transfer, licensing or divestiture of assets, including rights related to representations and warranties, restrictive covenants or confidentiality obligations, in each case, in a manner reasonably expected to be materially adverse to the Company and its Subsidiaries; or

(xxvi) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(c) Notwithstanding anything to the contrary in this Section 7.1, (i) the Company and its Subsidiaries’ failure to take any action prohibited by Section 7.1(b) shall not be a breach of Section 7.1(a) and (ii) no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 7.1(b) shall be deemed a breach of Section 7.1(a), unless such action would constitute a breach of such relevant provision of Section 7.1(b).

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that (i) on or prior to the Adjustment Time, the Seller may (but shall have no obligation to) cause the Company and its Subsidiaries to distribute its cash and cash equivalents to the Seller or any of its Affiliates (it being understood that any cash or cash equivalents not so distributed and held by the Company and its Subsidiaries shall be included in calculation of Cash in accordance with Section 3.2), subject to the Company retaining in trust accounts or otherwise in a fiduciary capacity an amount of cash sufficient to fully fund all obligations of the Company and its Subsidiaries for which premium payments or deposits have been received by the Company and not remitted to the carrier on or prior to such distribution and (ii) the Company and its Subsidiaries may enter into and/or pay any transaction or retention bonus arrangements with employees of the Company or its Subsidiaries so long as such bonuses are included in the calculation of Company Transaction Expenses.

(e) Any requests for Purchaser’s consent under this Section 7.1 shall be made in accordance with the notice provisions set forth in Section 11.4 or may be made via email by a senior executive officer of Seller to the General Counsel or Chief Financial Officer of Purchaser, and any such request shall be reasonably apparent on its face that it is in regard to a request for consent pursuant to Section 7.1(e).

Section 7.2 Section 280G Obligations. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the consummation of the transactions contemplated under this Agreement or any Transaction Agreement, the Company will (a) reasonably prior to the Closing Date (but in no event later than two (2) Business Days prior thereto), solicit, and use reasonable best efforts to obtain, from each “disqualified individual” (as defined in Section 280G(c) of the Code) who has a right to receive any payment or benefit that would constitute “excess parachute payments” (within the meaning of Section 280G of the Code) a waiver of such disqualified individual’s rights to some or all of such payment or benefit (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be excess parachute payments, and accepting the right to receive the Waived 280G Benefits only if approved by the Stockholder Vote and (b) reasonably prior to the Closing (but in no event later than one (1) Business Day prior thereto), with respect to each individual who provides a duly executed 280G Waiver, submit to a vote of the stockholders of the Company (in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations) the rights of any such “disqualified individual” to receive the Waived 280G Benefits (the “Stockholder Vote”). In connection with the foregoing, Purchaser shall provide the Company with then-available information and documents reasonably requested by the Company to allow the Company and each of its Subsidiaries to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement, incentive equity award or other agreement, arrangement or Contract entered into or negotiated by Purchaser or any of its respective Affiliates in connection with the transactions contemplated by this Agreement prior to the Closing Date that provides for any payments, compensation or benefits (contingent or otherwise) to be made or granted to a disqualified individual (the “Purchaser Payments”) to allow the Company to determine whether such Purchaser Payments could reasonably be considered to be “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) at least ten (10) Business Days prior to the Closing Date (and the Purchaser shall further provide any such updated information with respect to the Purchaser Payments as is reasonably necessary prior to the Closing Date); provided that, the Company’s failure to include the Purchaser Payments in the stockholder voting materials described in this Section 7.2, will not result in a breach of the covenants set forth in this Section 7.2 if, and solely to the extent that the failure was caused by the fact that, Purchaser provides inaccurate or untimely information or omits necessary information. Prior to the Closing, the Company shall provide any executed 280G Waivers and any executed consents received in connection with the Stockholder Vote and documentation reasonably requested by Purchaser which demonstrates that such Stockholder Vote was conducted in a manner which satisfies Section 280G(b)(5)(B) of the Code and the regulations thereunder including Treas. Reg. 1.280G-1 Q&A 7. Prior to soliciting 280G Waivers from the “disqualified individuals”, the Company shall provide copies of the parachute payment analysis and related calculations, forms of the 280G Waiver, the disclosure letter and the Stockholder Vote consent to Purchaser for its review and approval (which approval will not be unreasonably withheld, conditioned, or delayed). If any of the Waived 280G Benefits fail to be approved by the stockholders of the Company and/or such other Persons entitled to vote as contemplated above, such Waived 280G Benefits shall not be made or provided. Notwithstanding the foregoing, in no event shall this Section 7.2 be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with Purchaser or the Company (or any of their respective Affiliates), and, if the Company and Purchaser comply with their obligations under this Section 7.2, then neither the Company nor Purchaser will be deemed in breach of this Section 7.2 if any such Person refuses to waive any such rights, or the approval by the stockholders of the Company and/or other Persons entitled to vote as contemplated above is not obtained.

Section 7.3 Publicity. The parties hereto shall cooperate to prepare an initial communications package, comprised of the initial press release to be issued with respect to the execution of this Agreement promptly following the execution and delivery of this Agreement. Purchaser, on the one hand, and the Seller and the Company, on the other hand, agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except such release or announcement as may be required by Law or the rules and regulations of any stock exchange or Governmental Entity applicable to the Company, Purchaser or their respective Affiliates, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided that (a) the Sponsors are permitted to (i) report and disclose on a confidential basis the status and terms (including price terms and the resulting financial return or other financial or statistical performance information) of this Agreement and the transactions contemplated hereby in the ordinary course of their respective businesses, including to current or potential limited partners of investment funds sponsored, managed or advised by the Sponsors in connection with fundraising, marketing or informational or reporting activities, (ii) disclose the consummation of the transaction contemplated hereby (but not, without the consent of Purchaser, price terms) on their websites and otherwise in the ordinary course of their respective businesses and (iii) make disclosures reasonably required pursuant to any listing agreement with respect to any national or regional securities exchange or market, and (b) each of Purchaser and the Company are permitted to report and disclose the status of this Agreement and the transactions contemplated hereby to its employees pursuant to the mutually-agreed initial communications package; provided further that no party shall be required to obtain consent pursuant to this Section 7.3 to the extent that any proposed release or announcement is consistent with information that has previously been made public by the Seller, the Company, Purchaser or their respective Affiliates in compliance with their obligations under this Section 7.3. Notwithstanding anything herein to the contrary, Purchaser and its Affiliates may, without the prior written consent of the Company or the Seller, respond to questions or provide a summary or update relating to, or discuss the benefits of or strategic rationale for, the transactions contemplated hereby in calls or meetings with Purchaser’s or its Affiliates’ analysts or investors, media, or attendees of any industry conference.

Section 7.4 Confidentiality. Purchaser acknowledges that the information provided to it and its Representatives in connection with this Agreement and the transactions contemplated hereby are subject to the terms of the Confidentiality Agreement, dated as of October 6, 2023 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Confidentiality Agreement”), by and between Purchaser and the Company.

Section 7.5 Access to Information.

(a) Prior to the Closing Date, Purchaser and its Representatives shall have such reasonable access to the offices, assets, properties, senior management personnel and other professional advisors, books, Contracts, broker letters, insurance policies and business, regulatory, financial and other records, businesses and operations of the Company and its Subsidiaries as it reasonably requests upon reasonable advance written (which may be made via email) notice in furtherance of Purchaser’s efforts to consummate the transactions contemplated by this Agreement or in preparation for Purchaser’s future ownership of the Company and its Subsidiaries. Any such access and examination shall be conducted under circumstances that do not unreasonably interfere with the normal operations of the Business and the Company shall, and shall cause its Subsidiaries and their respective Representatives to, reasonably cooperate with Purchaser and its Representatives in connection with such access and examination, and Purchaser and its Representatives shall cooperate with the Company and its Representatives and shall use their reasonable best efforts to minimize any unreasonable disruption to the business in connection therewith, it being acknowledged and agreed that no such access or examination shall be permitted to the extent that it (i) would require the Company or any of its Subsidiaries to disclose information that, in the reasonable judgment of the Company, would violate Competition Laws due to its competitively sensitive nature, (ii) would require the Company or any of its Subsidiaries to provide access or disclose information where such access or disclosure would reasonably be likely to jeopardize or result in a waiver of any applicable attorney-client privilege or would violate any applicable Law, or (iii) if the parties are in an adversarial relationship related to such requested information, in which case the applicable rules relating to discovery will govern; provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements in a manner that does not result in any of the foregoing issues. In furtherance of the foregoing, the Company shall, prior to Closing, use reasonable best efforts to compile and make available to Purchaser in reasonable format the minute books, stock ledgers, corporate seals, and other similar items of the Company and its Subsidiaries, in each case, as applicable, for transfer to Purchaser in connection with the Closing. All requests for access or information made pursuant to this Section 7.5 shall be directed to the chief executive officer of the Company or other Persons designated by the Company. No investigation furnished pursuant to this Section 7.5 or by Purchaser or its Representatives at any time prior to or following the date of this Agreement, other than such information disclosed in the Company Disclosure Schedule, shall be deemed to modify any representation or warranty made by the Company herein.

(b) The Seller and the Company shall, and shall cause their Subsidiaries to, (i) provide to Purchaser access to Producers reasonably requested by Purchaser for purposes of discussing post-Closing compensation matters, but only after obtaining approval of a template setting forth the content expected to be discussed at such discussions or meetings from the Seller or the chief executive officer of the Company (such approval not to be unreasonably withheld, conditioned or delayed), and (ii) reasonably cooperate with Purchaser in connection with such access, it being understood and agreed that the chief executive officer of the Company or his designee shall be provided the opportunity to be included in, and shall be entitled to participate in (should he or she attend), any such discussions or meetings between Purchaser, on the one hand, and any such Producers, on the other hand. Neither the Seller nor the Company nor its Subsidiaries (nor any of their Representatives) shall communicate with any Producer or employee of the Company or any of its Subsidiaries regarding post-Closing employment matters with Purchaser or any Affiliate of Purchaser, including post-Closing employee benefit plans and compensation, without the prior written approval of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding anything to the contrary contained herein, prior to the Closing, without the written consent of the Company (which may be withheld in the Company’s sole discretion), Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries.

(d) Subject to Section 7.5(a), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide to Purchaser, at Purchaser’s sole cost and expense, access to the offices, properties, senior management personnel and other professional advisors and IT Assets of the Company and its Subsidiaries as Purchaser reasonably requests for purposes of allowing Purchaser to reasonably evaluate and test the Company and its Subsidiaries’ technical and physical safeguards that are in place to protect the security, confidentiality, availability, and integrity of any Company Data against Security Incidents, malicious code, loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data and IT Assets (“IT Security Testing”). At Purchaser’s sole cost and expense, the Company shall use reasonable best efforts, to the extent reasonably practicable, to take such actions as are reasonably requested by Purchaser to remediate or otherwise address any high or medium risk vulnerabilities or deficiencies identified by the Purchaser as a result of the IT Security Testing. Notwithstanding the foregoing or anything otherwise in this Agreement, the Company and its Subsidiaries shall not be required, unless required by Privacy Requirements that represent applicable Laws or binding industry requirements, to (i) incur any out-of-pocket fees or expenses associated with any IT Security Testing unless reimbursed by Purchaser (and for the avoidance of doubt no fees or expenses incurred in connection with actions taken in accordance with this Section 7.5(d) shall constitute Company Transaction Expenses or Indebtedness), (ii) commence any Action associated with any IT Security Testing, (iii) make any report to any Governmental Entity in connection with any IT Security Testing or (iv) hire or engage any employees, contractors, advisors or other third parties in connection with any IT Security Testing. Notwithstanding anything to the contrary contained in this Agreement, (A) the Company shall be deemed to have complied with this Section 7.5(d) for all purposes of this Agreement (including, for the avoidance of doubt, Section 8.2) and (B) in no event will any actions taken (or omitted to be taken) in connection with the covenants set forth in this Section 7.5(d) cause or result in any delay in the timing of the Closing or in the failure of any condition set forth in Section 8.2 to be satisfied, including with respect to whether the Company has actually remediated or otherwise addressed any risk vulnerabilities or deficiencies identified by Purchaser through IT Security Testing or otherwise.

Section 7.6 Regulatory Approvals.

(a) Each of the parties shall use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated hereby. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Each of the parties shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the Competition Laws or Investment Screening Laws) to effect promptly all necessary filings with any Governmental Entity and to obtain as promptly as practicable all consents, waivers and approvals of any Governmental Entity necessary to consummate the transactions contemplated hereunder. If not restricted by the applicable Governmental Entity, each party shall promptly inform the other of any substantive oral communication with, and provide to counsel for the other parties copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity (except to the extent that such written correspondence contains information that does not relate to the transactions contemplated hereby) or other Governmental Entity relating to the transactions contemplated by this Agreement or any of the matters described in this Section 7.6. No party hereto shall independently participate in any meeting or conference call with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to the transactions contemplated by this Agreement without giving the other party prior notice of the meeting or conference call and, to the extent not restricted by such Governmental Entity, the opportunity to attend or participate. To the extent permissible under applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Competition Laws or Investment Screening Laws relating to the transactions contemplated by this Agreement; provided, if the parties cannot agree on a jointly developed strategy as to such matters, notwithstanding their respective good faith attempts to do so, Purchaser shall have the final say with respect to the strategy for such matters, provided that Purchaser reasonably consults with the Company. In furtherance thereof, the parties shall meet at a regular cadence (not less than once per week from the date of this Agreement until satisfaction of the conditions contemplated in Section 8.1(b)) to (i) discuss status of any filings with any Governmental Entity and the process for obtaining consents, waivers and approvals of any Governmental Entity necessary to consummate the transactions contemplated hereunder and (ii) consult in good faith with the other party with respect to strategy and timing relating to proceedings under the Competition Laws or Investment Screening Laws relating to the transactions contemplated by this Agreement, including any material decisions relating to obtaining consents, waivers, approvals and waiting periods contemplated by Section 8.1(b) or any action contemplated by Section 7.6(d) and Section 7.6(e); provided, if the parties cannot agree on a jointly developed strategy as to such matters, notwithstanding their respective good faith attempts to do so, Purchaser shall have the final say with respect to the strategy for such matters, provided that Purchaser reasonably consults with the Company. The parties may, as they deem advisable, redact any materials as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of the Company, Purchaser or their respective Affiliates and Subsidiaries), and to remove references concerning the valuation of the Company and its Subsidiaries, or Purchaser and its Subsidiaries, or designate any competitively sensitive materials provided to the other under this Section 7.6 or any other section of this Agreement as “legal counsel only.” Materials designated “legal counsel only” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c) Without limiting the generality of the undertakings pursuant to this Section 7.6, the parties shall use reasonable best efforts to provide or cause to be provided (including by their “ultimate parent entities” as that term is defined in the HSR Act) as promptly as practicable to any Governmental Antitrust Entity or other Governmental Entity information and documents that are requested by such Governmental Antitrust Entity or other Governmental Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under (i) the HSR Act and (ii) any other filing under any applicable Law set forth in Schedule 7.6(c) as promptly as practicable after the date of this Agreement (and with regard to any notification and report form and related material required under the HSR Act, in any event on or prior to January 6, 2025), and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act and any other applicable Law. Purchaser and the Company shall (A) request “early termination” of the applicable waiting period under the HSR Act, and (B) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Purchaser shall be responsible for all filing fees applicable to Purchaser and its ultimate parent entity under the HSR Act and under any such other Laws or regulations applicable to Purchaser. Purchaser shall not commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period, or “pull and refile,” pursuant to 16 C.F.R. 803.12 with respect to the filing made under the HSR Act, or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the Share Purchase or the other transactions contemplated hereby, with any Governmental Entity without the prior written consent of the Company, which shall not be unreasonably withheld.

(d) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any Action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the parties shall use its reasonable best efforts to: (i) promptly oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated hereby); and (ii) promptly take such action as reasonably necessary to overturn any regulatory action by any Governmental Entity to prevent or enjoin consummation of this Agreement (and the transactions contemplated hereby), including by promptly defending any Action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, such Action in order to resolve any such objections or challenges as such Governmental Entity may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated by this Agreement prior to the Outside Date.

(e) Notwithstanding the foregoing, Purchaser shall, and shall cause its Affiliates to, take all actions necessary to obtain any authorization, consent or approval of a Governmental Entity (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the transactions contemplated hereby to occur as promptly as practicable (and in any event, no later than the Outside Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted by a Governmental Entity with respect to the transactions contemplated hereby under any Competition Law, including: (i) promptly taking such actions, and promptly agreeing to such requirements or conditions, with respect to Purchaser, the Company or their respective Subsidiaries, to mitigate any concerns as may be requested or required by a Governmental Entity in connection with any Governmental Filing, (ii) promptly proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, products or product lines, operations, investments, companies, rights or assets of Purchaser, the Company or their respective Subsidiaries or any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, products or product lines, operations, investments, companies, rights or assets), (iii) terminating or restructuring existing relationships, contractual or governance rights or obligations of Purchaser, the Company or their respective Subsidiaries, (iv) terminating any of Purchaser’s, the Company’s or their respective Subsidiaries’ ventures or other arrangements, and (v) otherwise promptly taking or promptly committing to take actions that after the Closing Date would limit Purchaser’s, the Company’s or their respective Subsidiaries’ freedom of action with respect to, or its ability to retain or control, one or more of the businesses, products or product lines, operations, investments, companies, rights or assets of Purchaser, Purchaser’s Affiliates, the Company or their respective Subsidiaries (each such action in the foregoing clauses (i) through (v), individually or collectively, a “Remedial Action”); provided that, notwithstanding the foregoing or anything else in this Agreement to the contrary, (A) nothing in this Agreement shall require Purchaser or its Affiliates (excluding, after the Closing, the Company and its Subsidiaries) to propose, agree to, commit to, or effect, by consent decree, hold separate order or otherwise, any Remedial Action that requires Purchaser or any of its Affiliates to sell, divest, license, dispose of or hold separate any businesses, products or product lines, operations, investments, rights or assets of Purchaser or any of its Affiliates (excluding, after the Closing, the Company and its Subsidiaries) that generated, in the aggregate, more than $300 million of trailing twelve month revenues (with such revenues for any such businesses, products or product lines, operations, investments, rights or assets of Purchaser or any of its Affiliates being measured for the applicable trailing twelve months ending the month prior to the month in which the Remedial Action is required to be taken) and (B) nothing in this Agreement shall require the Purchaser, the Company, or any of their respective Affiliates or Subsidiaries to propose, agree to, commit to, or effect, by consent decree, hold separate order or otherwise, one or more Remedial Actions if such Remedial Actions, individually or in the aggregate, would, or would reasonably be expected to, result in a material adverse effect measured by reference to the Company and its Subsidiaries, taken as a whole (and giving effect to any Remedial Action involving any business, product or product line, operation, investment, right or assets of Purchaser or any of its Affiliates pursuant to the foregoing clause (A)). Nothing in this Agreement shall obligate Purchaser, the Company or any of their respective Affiliates and Subsidiaries to take or agree to take any Remedial Action that is not conditioned on the consummation of the Closing. The Company and its Subsidiaries may not take or agree to take any Remedial Action without Purchaser’s prior written consent.

(f) From the date of this Agreement until Closing or, if earlier, the date on which the conditions set forth in Section 8.1 are satisfied, neither Purchaser nor any of its Affiliates shall, unless it has received the prior written consent of the Company, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any Person or assets, business or division thereof, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would, individually or in the aggregate, reasonably be expected to prevent or materially delay the parties’ ability to obtain the consent of a Governmental Entity necessary to satisfy the conditions set forth in Section 8.1(b) (such prevention or delay, a “Material Limitation”); provided, that so long as such transaction would not, individually or in the aggregate, reasonably be expected to result in a Material Limitation, Purchaser and its Affiliates shall not be limited or restricted with respect to any acquisition of any Person (or assets, business or division thereof) engaged only in (i) non-US brokerage business (with no more than de minimis US activities), (ii) life insurance brokerage business activities, (iii) claims management, management consulting, investment advisory or other non-brokerage activities, or (iv) reinsurance or reinsurance brokerage business activities ((i) through (iv) collectively, “Cleared Acquisitions”). Without limiting any Cleared Acquisition, which for the avoidance of doubt shall not be included for purposes of calculating the following thresholds, and notwithstanding the limitations contained elsewhere in this Section 7.6, prior to the Closing, or, if earlier, the date on which the conditions set forth in Section 8.1 are satisfied, neither Purchaser nor any of its Affiliates shall, unless it has received the prior written consent of the Company, acquire or agree to acquire one or more Persons (or assets, businesses or divisions thereof) if (A) such transactions would, individually or in the aggregate, reasonably be expected to result in a Material Limitation or (B) such Persons (or assets, businesses or divisions thereof) have (1) on an aggregate basis, trailing twelve month revenues in excess of $1.25 billion (with such revenues for each such acquisition being measured for the trailing twelve months ending the month prior to the month in which the definitive agreement for such acquisition is signed) or (2) on an individual basis, trailing twelve month revenues in excess of $100 million (with such revenues for each such acquisition being measured for the trailing twelve months ending the month prior to the month in which the definitive agreement for such acquisition is signed); provided that, subject to the foregoing clause (1), Purchaser and its Affiliates may acquire up to two Persons (or assets, businesses or divisions thereof) with trailing twelve month revenues of more than $100 million (with such revenues for each such acquisition being measured for the trailing twelve months ending the month prior to the month in which the definitive agreement for such acquisition is signed).

(g) FCA Matters. Subject to the terms and conditions set forth in this Agreement, and without limiting the generality of the undertakings of the parties pursuant to this Section 7.6, Purchaser agree to, as soon as reasonably practicable after the date hereof, but in any event no later than fifteen (15) Business Days after the date hereof, make all filings and/or notifications required by Law and/or any relevant rules to obtain the consent of the FCA in order to satisfy the FCA Condition, and thereafter use reasonable best efforts to take any and all actions necessary to satisfy the FCA Condition. Purchaser shall, as soon as reasonably practicable, (i) notify the Company of any material written communication received from the FCA in relation to the FCA Condition, (ii) provide the Company with draft copies of the FCA Approval Notification and any other material submissions and communications relevant to the applications made in connection with the FCA Condition at such time as will allow the Company a reasonable opportunity to provide comments on such submissions and communications before they are submitted, take into account any such comments as are reasonable and provide the Company with copies of all such submissions and communications in the form submitted and (iii) respond to all requests and inquiries from the FCA in connection with satisfying the FCA Condition and promptly provide all information required by the FCA in connection with satisfying the FCA Condition. Notwithstanding the foregoing, Purchaser shall not be required to provide the Company or any of its Subsidiaries with any commercially sensitive, legally privileged or otherwise confidential information and shall be entitled to redact such information from the FCA Approval Notification or any other submission or communication prior to sharing with the Company or any of its Subsidiaries.

(h) Jersey Matters.

(i) Subject to the terms and conditions set forth in this Agreement, and without limiting the generality of the undertakings of the parties pursuant to this Section 7.6, Purchaser, Seller, and Jersey Regulated Entity agree to, as soon as reasonably practicable after the date hereof, but in any event no later than fifteen (15) Business Days after the date hereof, make all filings and/or notifications required by Law and/or any relevant rules to obtain the consent of the JFSC in order to satisfy the JFSC Condition. Purchaser and Seller shall, as soon as reasonably practicable, (i) notify the other party of any material written communication received from the JFSC in relation to the JFSC Condition, (ii) provide the other party with draft copies of their respective JFSC filings and/or notifications and any other material submissions and communications relevant to the applications made in connection with the JFSC Condition at such time as will allow the other party a reasonable opportunity to provide comments on such submissions and communications before they are submitted, take into account any such comments as are reasonable and provide the other party with copies of all such submissions and communications in the form submitted and (iii) respond to all requests and inquiries from the JFSC in connection with satisfying the JFSC Condition and promptly provide all information required by the JFSC in connection with satisfying the JFSC Condition. Notwithstanding the foregoing, Purchaser and Seller shall not be required to provide the other party or any of its Subsidiaries with any commercially sensitive or otherwise confidential information and shall be entitled to redact such information from their respective JFSC filings and/or notifications or any other submission or communication prior to sharing with the other party or any of its Subsidiaries.

(ii) Purchaser will, as promptly as reasonably practicable, supply to the Seller and Jersey Regulated Entity all information reasonably requested by the Seller and Jersey Regulated Entity about the Purchaser and its direct and indirect owners and business plans as is reasonably necessary for the Seller, Purchaser and Jersey Regulated Entity to make all filings and/or notifications required by Law and/or any relevant rules to obtain the consent of the JFSC in order to satisfy the JFSC Condition.

(iii) Subject to the terms and conditions set forth in this Agreement and to the extent required under the Jersey Competition Law, and without limiting the generality of the undertakings of the parties pursuant to this Section 7.6, Purchaser and the Seller agree to, as soon as reasonably practicable after the date hereof, initiate preliminary discussions, make all filings and/or notifications required by Law and/or any relevant rules to obtain the consent of the JCRA in order to satisfy the JCRA Condition. Purchaser and the Seller shall, as soon as reasonably practicable, (i) notify the other party of any material written communication received from the JCRA in relation to the JCRA Condition, (ii) provide the other party with draft copies of their respective JCRA filings and/or notifications and any other material submissions and communications relevant to the applications made in connection with the JCRA Condition at such time as will allow the other party a reasonable opportunity to provide comments on such submissions and communications before they are submitted, take into account any such comments as are reasonable and provide the other party with copies of all such submissions and communications in the form submitted and (iii) respond to all requests and inquiries from the JCRA in connection with satisfying the JCRA Condition and promptly provide all information required by the JCRA in connection with satisfying the JCRA Condition. Notwithstanding the foregoing, Purchaser and the Seller shall not be required to provide the other party or any of its Subsidiaries with any commercially sensitive or otherwise confidential information and shall be entitled to redact such information from their respective JCRA filings and/or notifications or any other submission or communication prior to sharing with the other party or any of its Subsidiaries.

(iv) Purchaser and the Seller will, as promptly as reasonably practicable, supply to the other party all information reasonably requested by the other party about the other party and its direct and indirect owners and business plans as is reasonably necessary for each of the Purchaser and the Seller to progress preliminary discussions with the JCRA, make all filings and/or notifications required by Law and/or any relevant rules to obtain the consent of the JCRA in order to satisfy the JCRA Condition.

(i) Ireland Matters.

(i) Subject to the terms and conditions set forth in this Agreement, and without limiting the generality of the undertakings of the parties pursuant to this Section 7.6, Purchaser agrees to (with regard to the CCPC Condition no later than twenty (20) Business Days after the date hereof and with regard to the Irish FDI Condition no later than twenty (20) Business Days after the date hereof or on the first possible date that the Irish Minister for Enterprise, Trade and Employment accepts notifications under the Irish FDI Law, whichever is later) to make all filings and/or notifications required by Law and/or any relevant rules to obtain the consent of the CCPC and the Irish Minister for Enterprise, Trade and Employment, and thereafter use reasonable best efforts to take any and all actions necessary to satisfy the CCPC Condition and the Irish FDI Condition. Purchaser and Seller shall, as soon as reasonably practicable, (i) notify the other party of any material written communication received from the CCPC in relation to the CCPC Condition and the Irish Minister for Enterprise, Trade and Employment in relation to the Irish FDI Condition, (ii) provide the other party with draft copies of their respective filings and/or notifications and any other material submissions and communications relevant to the applications made in connection with the CCPC Condition or the Irish FDI Condition at such time as will allow the other party a reasonable opportunity to provide comments on such submissions and communications before they are submitted, take into account any such comments as are reasonable and provide the other party with copies of all such submissions and communications in the form submitted and (iii) respond to all requests and inquiries from the CCPC in connection with satisfying the CCPC Condition or the Irish Minister for Enterprise, Trade and Employment in relation to the Irish FDI Condition, and promptly provide all information required by the CCPC or the Irish Minister for Enterprise, Trade and Employment in connection with satisfying the CCPC Condition or the Irish FDI Condition respectively. Notwithstanding the foregoing, Purchaser and Seller shall not be required to provide the other party or any of its Subsidiaries with any commercially sensitive or otherwise confidential information and shall be entitled to redact such information from their respective filings and/or notifications or any other submission or communication in connection with the CCPC Condition or the Irish FDI Condition prior to sharing with the other party or any of its Subsidiaries.

(ii) Individual Questionnaires for Incoming Directors. Where requested by Purchaser during the Interim Period, the Seller shall procure that the Irish Regulated Entities shall submit individual questionnaires through the Central Bank of Ireland’s online application system (together with all documents and information required to be submitted to the Central Bank of Ireland in connection therewith) for the purpose of the Irish Regulated Entities making fitness and probity applications to the Central Bank of Ireland in respect of any new appointments to pre-approval controlled functions (within the meaning of the Central Bank Reform Act 2010 of Ireland) proposed by Purchaser in the relevant Irish Regulated Entity with effect from Closing. The Seller shall procure that the Irish Regulated Entities shall provide Purchaser upon request with updates as to the progress of such applications.

(iii) Central Bank of Ireland Notifications:

(1) The Seller shall procure that the Irish Regulated Entities will each submit a courtesy notification of the Share Purchase to the Central Bank of Ireland no later than ten (10) Business Days after the date of this Agreement and in advance of any public announcement made in connection with the signing of this Agreement.

(2) Purchaser and Company shall procure that without undue delay following the Closing Date, each of the Irish Regulated Entities shall deliver a notification to the Central Bank of Ireland of material changes to its qualifying holdings and close links resulting from the Share Purchase in accordance with Regulation 12(3) of the European Union (Insurance Distribution) Regulations 2018 by completing and submitting the form entitled ‘Insurance Intermediary Change of Shareholding Notification Form November 2024’ published by the Central Bank of Ireland (and as may be amended or updated by the Central Bank of Ireland from time to time) to the Central Bank of Ireland.

(j) FINRA Matters.

(i) Subject to the terms and conditions set forth in this Agreement, and without limiting the generality of the undertakings of the parties pursuant to this Section 7.6, the Company agrees to, within fifteen (15) Business Days after the date hereof, prepare and cause to be filed with FINRA an application for FINRA approval with respect to the transactions contemplated hereby (as specified in FINRA Rule 1017), and shall provide Purchaser with an opportunity to review and comment upon such application (which comments the Company shall consider in good faith) prior to the filing thereof with FINRA.

(ii) Purchaser will, as promptly as reasonably practicable, supply to the Company all information requested by the Company about Purchaser and its direct and indirect owners and business plans as is reasonably necessary (i) for the Company to prepare the CMA and satisfy requests for additional information related thereto from FINRA and (ii) in connection with any other transactions involving the Company or its Subsidiaries requiring FINRA approval prior to the Closing.

Section 7.7 Director and Officer Liability; Indemnification.

(a) Without limiting any additional rights that any Person may have under any Company Benefit Plan, from the Closing through the sixth (6th) anniversary of the Closing Date, the Company shall indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer or director of the Company and its Subsidiaries (the “Indemnified Individuals”) from and against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Individual is or was an officer, director, manager, employee or agent of the Company or its Subsidiaries or (ii) matters existing or occurring at or prior to the Closing (including this Agreement and the other transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent required under the Organizational Documents of the Company or its applicable Subsidiary as of the date hereof. In the event of any such claim, action, suit, proceeding or investigation, each Indemnified Individual will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Company to the fullest extent required under the Organizational Documents of the Company or its applicable Subsidiary as of the date hereof.

(b) Each of Purchaser and the Company agrees that any indemnification and advancement of expenses available to any Indemnified Individual by virtue of such Indemnified Individual’s service as a partner or employee of, or affiliation with, the Seller, the Sponsors or any investment fund sponsored, managed or advised by the Sponsors (any such Indemnified Individual, a “Seller Director”) shall be secondary to the indemnification and advancement of expenses to be provided by Purchaser and the Company pursuant to this Section 7.7 and that Purchaser and the Company (i) shall be the primary indemnitors of first resort for Seller Directors pursuant to this Section 7.7, (ii) shall be fully responsible for the advancement of all expenses and the payment of all Losses with respect to Seller Directors which are addressed by this Section 7.7 and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Seller Director with respect to any matter addressed by this Section 7.7.

(c) The Organizational Documents of each of the Company and its Subsidiaries shall for a period of six (6) years after the Closing Date contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Individuals than are set forth in the Organizational Documents of the Company and its Subsidiaries as of the date hereof.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to Law, Contract or otherwise.

(e) Prior to the Closing, the Company shall purchase a six (6)-year “tail” prepaid policy(ies) (the “D&O Tail Policy”) on the existing policy(ies) of the Company’s directors’ and officers’ liability insurance (the “D&O Policy”), in a form reasonably acceptable to Purchaser, covering claims and other matters arising from facts or events that occurred at or prior to the Closing and covering each Indemnified Individual and other natural person insureds who are covered as of the Closing by the D&O Policy on terms and conditions (including limits and retentions) no less favorable to each Indemnified Individual and other natural person insureds than the D&O Policy. Subject to the limitation set forth in Section 11.6, Purchaser and Seller shall share equally the cost of the D&O Tail Policy.

(f) In the event that the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or its Subsidiaries, as the case may be, shall succeed to the obligations set forth in this Section 7.7.

(g) The obligations of Purchaser or the Company under this Section 7.7 shall not be terminated or modified in such a manner as to materially and adversely affect any Indemnified Individual to whom this Section 7.7 applies (it being expressly understood that each Indemnified Individual shall be a third-party beneficiary of this Section 7.7).

Section 7.8 Reasonable Best Efforts. Without limiting the parties’ obligations under Section 7.6, upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties shall use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated hereby, including: (a) the satisfaction of the conditions precedent to the obligations of any of the parties; and (b) the execution and delivery of such instruments, and the taking of such other actions, as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 7.9 Access to Records. Purchaser shall for a period of seven (7) years following the Closing Date make any records in the possession of the Company and its Subsidiaries as of the Closing (or copies thereof), and reasonably appropriate personnel with access to such records, available (at the Seller’s expense), during normal business hours and upon reasonable advance notice, to the Seller and its Representatives as may be reasonably requested by the Seller in connection with any insurance claims by, legal proceedings or governmental investigations (including the Subject Matter and the Specified Appeal Matter) involving, or Tax audits against, management of Tax affairs or compliance with applicable Laws by the Seller or any of its Affiliates; provided, that Seller agrees in advance to a customary confidentiality agreement with respect to such information. Purchaser shall not be obligated to provide any records of the Company or any of its Subsidiaries or the Business (a) if such access (i) would unreasonably disrupt the operations of the Company or any of its Subsidiaries, or (ii) would require the Company or any of its Subsidiaries to disclose information that, in the reasonable judgment of the Company, would violate Competition Laws due to its competitively sensitive nature, (b) if the parties are in an adversarial relationship related to such requested information, in which case the applicable rules relating to discovery will govern; or (c) if such access would require the Company or any of its Subsidiaries to provide access or disclose information where such access or disclosure would reasonably be likely to jeopardize or result in a waiver of any applicable attorney-client privilege or would violate any applicable Law, Privacy Requirements or any confidentiality obligation to a third party to which the Company or any of its Affiliates is bound; provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements in a manner that does not result in any of the foregoing issues, including by entering into a common interest agreement as applicable. Notwithstanding anything herein to the contrary, nothing herein imposes any affirmative obligation on Purchaser or the Company to retain any documents or information (except in relation to the Subject Matter and the Specified Appeal Matter), and Purchaser is free to follow its own document retention policies, as such policies may be modified from time to time.

Section 7.10 Certain Consents. Purchaser acknowledges and agrees that certain consents to the transactions contemplated hereby may be required from parties to Contracts to which the Company or one of its Subsidiaries is a party and that such consents have not been obtained as of the date hereof and may not be obtained prior to the Closing. During the Interim Period, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain the consent or approval of, or to provide notice to, any counterparty to any Contract to which it is a party or any other third party to the extent that it is or may be required to be obtained or provided in connection with the transactions contemplated by this Agreement. Nothing in this Section 7.10 shall obligate or be construed to obligate the Seller or any of its Affiliates (including the Company) to (a) make, or to cause to be made, any payment to any third Person (other than outside advisor or similar fees in connection therewith), (b) commence any Action or (c) offer to grant any material accommodation (financial or otherwise) to any third Person in each case in order to obtain the consent or approval of such third Person under any Contract, and Purchaser acknowledges and agrees that the receipt of such consent or approval (including any consent or approval contemplated by Section 7.21) shall not be a condition to Closing set forth in ARTICLE VIII.

Section 7.11 Tax Matters.

(a) Following the Closing, the Seller and Purchaser shall (and shall cause their respective Affiliates (including, with respect to the Purchaser, the Company and its Subsidiaries) to) provide the other party and its Affiliates with such assistance and information as may be reasonably requested in connection with the calculation of the Income Tax Liability Amount, the preparation of any Tax Return relating to the Company and its Subsidiaries with respect to a Pre-Closing Tax Period or any Straddle Period, and the conduct of any Tax Action, examination or contest relating to any of the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period or any Straddle Period, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(b) Any and all Tax sharing, allocation, indemnity or similar Contracts binding the Company or any of its Subsidiaries (other than (i) Contracts entered into in the ordinary course of business, the principal purpose of which is not Taxes and (ii) Contracts that are solely between or among the Company and its Subsidiaries) shall be terminated as of the Closing Date, and neither the Company nor any of its Subsidiaries shall have any liability thereunder for any taxable period or portion thereof beginning on the day after the Closing Date.

(c) For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes described in clause (ii), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income, receipts or payroll, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date; provided that any transactions or events outside of the ordinary course of business occurring on the Closing Date after the Closing and not otherwise expressly contemplated by this Agreement shall be treated as occurring in the portion of such Straddle Period beginning after the Closing Date.

(d) The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes, and Purchaser shall cause the Company to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date.

(e) If Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) takes any of the following actions, no Taxes resulting from or attributable to such action will be included in the calculation of the Income Tax Liability Amount: (1) filing or amending or otherwise modifying any Tax Return of the Company or any of its Subsidiaries relating to a Pre-Closing Tax Period or Straddle Period (except any such Tax Returns that are filed in accordance with Section 7.11(f)), (2) extending or waiving, or causing to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to the Company or any of its Subsidiaries related to a Pre-Closing Tax Period or Straddle Period, (3) making or changing any Tax election or accounting method or practice with respect to the Company or any of its Subsidiaries with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or Straddle Period, or (4) initiating any voluntary contact with a Governmental Entity (including any voluntary disclosure agreement or similar process) with respect to the Company or any of its Subsidiaries regarding any Pre-Closing Tax Period or Straddle Period.

(f) Purchaser shall prepare and file, or cause to be prepared and filed, all income Tax Returns for the Company and its Subsidiaries for any Pre-Closing Tax Period (or pre-Closing portion of any Straddle Period) that are due after the Closing Date (taking into account extensions) and are either due or filed prior to the final determination of the Purchase Price pursuant to Section 3.5 (each, a “Pre-Closing Tax Return”). All such Tax Returns shall be prepared and filed in a manner consistent with (i) the past practices and accounting methods of the Company and its Subsidiaries and (ii) for the avoidance of doubt, Section 7.11(c) and (d). Until the Purchase Price has been finally determined pursuant to Section 3.5, Purchaser shall deliver a copy of any Pre-Closing Tax Return to the Seller for Seller’s review and comment, at least thirty (30) days prior to the due date for filing such Tax Return, and shall consider in good faith any reasonable comments provided by the Seller in writing at least ten (10) days prior to the due date for filing such Tax Return.

(g) Notwithstanding anything to the contrary in this Agreement, the covenants in this Section 7.11 shall survive the Closing until the date that is the sixth anniversary of the Closing Date.

Section 7.12 Transfer Taxes. All Transfer Taxes incurred on the Share Purchase shall be borne by Purchaser. Purchaser and the Seller shall cooperate in timely filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 7.13 Insurance. Prior to the Closing, the Company shall use reasonable best efforts to obtain, at Purchaser’s and Seller’s equally shared cost (but subject to the limitations set forth in Section 11.6), irrevocable global Professional/E&O liability, EPLI, and Cyber insurance tail policies, in a form reasonably acceptable to Purchaser, for the benefit of the Company and its Subsidiaries in respect of claims notified during the six (6)-year period following the Closing Date (or, to the extent the six (6)-year extended notice period is not available, the longest period that the Company can obtain under such policies using reasonable best efforts) which relate to circumstances which occurred prior to the Closing, on terms and conditions (including limits and retentions) no less favorable to those under the global Professional/E&O liability, EPLI and Cyber insurance policies benefitting the Company and its Subsidiaries as of the date hereof. The Company shall keep Purchaser reasonably informed with respect to the status of its efforts to obtain such tail policies.

Section 7.14 Redemption of Existing Notes and Preferred Shares.

(a) With respect to the outstanding Existing Notes, if requested by Purchaser in writing, the Company and its Subsidiaries shall take any actions as may be reasonably necessary to facilitate the redemption, satisfaction and/or discharge of such Existing Notes at the Closing pursuant to the Indentures (the “Notes Redemption”), including (i) delivering notices of redemption in accordance with the terms of the applicable Indenture; provided, that any such notices may be conditioned upon one or more conditions precedent, including, but not limited to, the occurrence of the Closing, and (ii) delivering to the applicable trustee(s) under each applicable Indenture any customary opinions, certificates, or other deliverables required by the terms of the applicable Indenture or as may be requested by the trustee, and (iii) taking any other actions as may be reasonably necessary to facilitate the Notes Redemption, it being understood that, at Closing, Purchaser or its designee (which may be the Company) shall deposit with the appropriate trustee or other recipient cash or cash equivalents sufficient to actually effect such redemption, satisfaction and/or discharge; provided that (A) any documentation relating to any such redemption, satisfaction or discharge (including any amendments, supplements or other modifications thereto) and all materials requested to be published or mailed to the holders of the Existing Notes shall be subject to the prior prompt review of, and comment by, Purchaser and reasonably acceptable to Purchaser (any such approval or acceptance not to be unreasonably conditioned, withheld or delayed), (B) the consummation of any such redemption, satisfaction or discharge (and any related obligation of the Company and its Subsidiaries) shall be contingent upon the occurrence of, and not effective until, the Closing unless otherwise agreed by the Company and Purchaser, (C) prior to the Closing, unless otherwise required or requested by the applicable trustee under the respective Indenture in connection with the Notes Redemption, the Company shall not be required to cause its counsel to deliver any legal opinion in connection with any such redemption, satisfaction or discharge for any of the Existing Notes or the execution by the trustee of a supplemental indenture in accordance with each Indenture or other instrument, (D) the Company and its Subsidiaries shall not be required to pay any fees, costs or expenses, or make any other payment in connection with any such redemption, satisfaction or discharge, prior to the Closing, and (E) the Company and its Subsidiaries shall not be required to incur any other liability in connection with any such redemption, satisfaction or discharge prior to the Closing for which the Company or such Subsidiary is not otherwise reimbursed pursuant to this Agreement. For the avoidance of doubt, in the case of each of clause (D) and clause (E), the Company and its Subsidiaries shall remain obligated to take any actions as may be reasonably necessary to facilitate the Notes Redemption at the Closing pursuant to the Indentures.

(b) With respect to the outstanding Preferred Shares, the Company shall take any actions as may be reasonably necessary to facilitate the redemption of such Preferred Shares at the Closing pursuant to the provisions of the Preferred Shares Governing Documents and the Organizational Documents, including (i) adopting any resolutions or other approvals as may be necessary in connection with such redemption under the Company’s Organizational Document and providing copies of the same to Purchaser and (ii) delivering the notices of redemption not less than ten (10) days before the anticipated Closing Date in accordance with the terms of the applicable Preferred Shares Governing Documents, including as set forth in Section 3.03 of the Preferred Certificate of Designation and (iii) collecting from the holders of the Preferred Shares any certificates (to the extent certificated) representing such Preferred Shares (or an affidavit of loss in lieu thereof in customary form to the extent certificated) and delivering the same to Purchaser at least five (5) Business Days prior to the anticipated Closing Date; provided, that any such notices may be conditioned upon one or more conditions precedent, including, but not limited to, the occurrence of the Closing; provided that (A) any documentation relating to any such redemption (including any amendments, supplements or other modifications thereto) and all materials requested to be published or mailed to the holders of the Preferred Shares shall be subject to the prior prompt review of, and comment by, Purchaser and reasonably acceptable to Purchaser (with drafts being delivered in advance as reasonably requested by Purchaser and any such approval or acceptance not to be unreasonably conditioned, withheld or delayed), and (B) the consummation of any such redemption shall be contingent upon the occurrence of the Closing unless otherwise agreed by the Company and Purchaser.

Section 7.15 Payment of Subject Indebtedness. The Seller, the Company and its Subsidiaries shall deliver, (a) with respect to Subject Indebtedness (with drafts being delivered in advance as reasonably requested by Purchaser), (i) copies of a Payoff Letter (subject to the delivery of funds as arranged by the Purchaser) with respect to the Credit Documents and any other Indebtedness incurred pursuant to Section 7.1(b)(v)(2) (the Indebtedness under such Credit Documents and any such other Indebtedness other than any Indebtedness that may be redeemed pursuant to Section 7.14, the “Subject Indebtedness”) in customary form, which Payoff Letter shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) and, if applicable, specify that all outstanding letters of credit issued thereunder have been reimbursed in full (other than letters of credit that have been fully cash collateralized, backstopped, cancelled or expired prior to the Closing) (collectively, the “Payoff Amount”), (B) state that, upon receipt of the Payoff Amount under such Payoff Letter, the Subject Indebtedness and all related loan documents shall be terminated (other than provisions that by their nature survive payoff) (or words to that effect) and (C) provide that all security interests and guarantees (if any) in connection with the Subject Indebtedness relating to the assets and properties of the Seller, the Company or its Subsidiaries securing the obligations under the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date and (ii) the form of all documentation relating to the release of all related pledges, security interests and guarantees with respect to the Subject Indebtedness (including any mortgage releases and termination statements on Form UCC-3 or other releases necessary or reasonably advisable to effect the release, including with respect to any releases that may be filed or recorded after the Closing, of all applicable security interests granted in connection with such Subject Indebtedness) and (b) with respect to unpaid Company Transaction Expenses estimated to be due and payable to any advisor or other service provider, as the case may be, as of the Closing Date, copies of any summary invoices from each advisor or other service provider (subject to the delivery of funds as arranged by the Purchaser) with respect to such Company Transaction Expenses.

Section 7.16 R&W Insurance. If Purchaser or an Affiliate of Purchaser obtains a representations and warranties insurance policy relating to this Agreement (a “R&W Policy”), Purchaser shall cause such R&W Policy to at all times expressly provide that the insurers thereunder irrevocably waive and shall not pursue any subrogation rights or any other claims against the Seller, the Sponsors or their respective Affiliates (the “RWI Protected Persons”), except in the case of claims against any such Person in respect of Fraud (and, in such case, only as to such Fraud). The RWI Protected Persons are express third party beneficiaries of this Section 7.16. The Seller shall, and shall cause the Company and its Subsidiaries to, provide such reasonable cooperation to Purchaser as reasonably requested by Purchaser in connection with Purchaser’s or its Affiliates obtaining the R&W Policy, including provision of access to information pursuant to Section 7.5 hereof and provision to the insurer thereunder or to Purchaser complete copies of the Electronic Data Room in a format and on media acceptable to the underwriter of the R&W Policy and providing Purchaser information to aid Purchaser in attempting to eliminate any exclusions from coverage under the R&W Policy.

Section 7.17 Further Assurances. Following the Closing, the parties shall take or cause to be taken all reasonable actions, execute and deliver such additional reasonable instruments, documents, conveyances or assurances (in each case, including that which is necessary or appropriate to accomplish following the Closing, the release of Encumbrances, which were not released on or prior to the Closing) and to do or cause to be done all other things, reasonable, necessary, proper or advisable, or otherwise reasonably requested by another party hereto, in order for such party to fulfill and perform its obligations in respect of this Agreement and the Transaction Agreements to which any such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement.

Section 7.18 Exclusivity. During the Interim Period, the Seller shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) and instruct their respective Representatives not to, (a) solicit, initiate, facilitate or encourage any offer or proposal for, or indication of interest in, an Alternative Transaction from any Person, (b) engage in, continue, facilitate, encourage or otherwise participate in discussions or negotiations with any Person in respect of an Alternative Transaction, (c) furnish or cause to be furnished to any Person any information concerning the Company or its Subsidiaries in connection with an Alternative

Transaction, (d) enter into any Contract with any Person setting forth the terms and conditions for an Alternative Transaction (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar agreement, arrangement or understanding setting forth the terms and conditions of an Alternative Transaction or (e) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller and the Company further agree to, and to cause their Affiliates to, immediately suspend and terminate, and to use reasonable best efforts to cause their respective Representatives to immediately suspend and terminate, any activities that would be prohibited by the foregoing as of the execution and delivery of this Agreement, including suspending and terminating any and all existing discussions or negotiations with any Person or group of Persons (other than Purchaser and its Affiliates) regarding an Alternative Transaction and any and all access (whether through an electronic dataroom or otherwise), and shall cease to provide, to any such Person or group any non-public or proprietary information of or relating to the Company and any of its Subsidiaries regarding an Alternative Transaction. Neither the Seller nor the Company shall, and they shall cause their Affiliates to instruct their Representatives not to, respond to any inquiry made by any Person concerning any such Alternative Transaction (including Persons with whom the Representatives may have had discussions prior to the date hereof), except to advise such Person of the limitations and restrictions set forth in this Section 7.18. For purposes of this Section 7.18, a “Person” shall not include Purchaser or its Affiliates or their respective Representatives.

Section 7.19 Resignations. The Seller shall use reasonable best efforts to provide any resignations, effective as of the Closing, of the members of the board of directors (or any equivalent governing body) or officers of the Company or its Subsidiaries that are requested in writing by Purchaser no later than five (5) Business Days prior to the Closing Date, and Purchaser acknowledges and agrees that the receipt of any such resignations shall not be a condition to Closing set forth in ARTICLE VIII.

Section 7.20 Cooperation with Financing.

(a) From the date hereof to the earlier of the Closing and termination of this Agreement, the Seller and the Company shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause the Subsidiaries of the Company and their respective officers, employees and advisors to use reasonable best efforts to, provide to Purchaser, at Purchaser’s sole cost and expense, such cooperation as may be reasonably requested by Purchaser to assist it in arranging any debt financing that Purchaser may incur for the purpose of funding the transactions contemplated by this Agreement, which may include one or more loan financings, private or public offerings and sales of notes, or any other private or public financings or offers and sales of other debt securities, or any combination thereof (any such financing, the “Debt Financing”) or one or more equity financings (any such financing, the “Equity Financing”), including using reasonable best efforts to:

(i) participate in a reasonable number of meetings, drafting sessions, rating agency and roadshow presentations and due diligence sessions in connection with the Financing, at reasonable times and locations upon reasonable prior notice;

(ii) provide (A) the Required Information, which shall be Compliant, within the timeframes specified in the definition of such term and (B) promptly, such other pertinent and customary information regarding the Company and its Subsidiaries as is reasonably requested in writing by Purchaser in connection with the consummation of the Financing, to the extent necessary or customary for the preparation of or inclusion in marketing materials for the Financing; provided that nothing will require the Seller, the Company or the Company’s Subsidiaries to provide (or be deemed to require Seller, the Company or the Company’s Subsidiaries to prepare): (1) any pro forma financial statements, any information regarding post-Closing pro forma cost savings, synergies, adjustments, capitalization or ownership or projections or other post-Closing adjustments, (2) any description of all or any portion of the Financing or any securities issued in lieu thereof, including any “capitalization” (with respect to Purchaser), “description of notes,” “description of other indebtedness” or “plan of distribution,” any such description to be included in liquidity and capital resources disclosure or other information customarily provided by the Debt Financing Sources, (3) risk factors relating to all or any component of the Financing or any securities issued in lieu thereof, (4) any other information required by Rules 3-05 (with respect to acquisitions made by the Company or the Company’s Subsidiaries), 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or information required by required by Item 302, 402, 403, 404 or 601 of Regulation S-K under the Securities Act or any information regarding executive compensation and related person disclosure or XBRL exhibits and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (5) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended December 31, 2022 in the case of the Company and its Subsidiaries, (6) (A) the effects of purchase accounting or any adjustments related thereto for any applicable transaction, or (B) any tax consideration or use of proceeds disclosure, or (7) projections or other forward-looking statements (clauses (1) through (7), the “Excluded Information”) (and for the avoidance of doubt, under no circumstances shall the Required Information include (or be deemed to include) any Excluded Information);

(iii) request and facilitate its independent auditors to (A) provide, consistent with customary practice, customary auditors consents and customary comfort letters (including customary “negative assurance” comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Purchaser and necessary or customary for financings similar to the Financing (including any offering or private placement of 144A debt securities) and (B) attend a reasonable number of accounting due diligence sessions and drafting sessions as provided for under this Section 7.20;

(iv) as promptly as reasonably practicable, inform Purchaser if, to the Knowledge of the Company, there are any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or that the Required Information is not otherwise Compliant;

(v) assist Purchaser, the Debt Financing Sources and any investors in connection with the Equity Financing with the preparation of a customary offering document (including a private placement memorandum, prospectus, offering memorandum or any similar document), bank information memoranda, confidential information memoranda, and similar syndication materials, marketing documents, rating agency presentations and investor and lender presentations (including the delivery of customary authorization letters to the extent reasonably requested by Purchaser’s financing sources and customary for similar financings), in each case, solely with respect to information regarding the Company and its Subsidiaries;

(vi) assist Purchaser in the preparation of (but not prepare or, for the avoidance of doubt, provide any Excluded Information) pro forma financial information and pro forma financial statements and other financial data that would meet the applicable requirements of Regulation S-X under the Securities Act and of the type customarily included in offering documents for debt financings similar to the Debt Financing or registered public offering of non-convertible debt or equity securities under the Securities Act (it being understood that (A) Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments that may be included therein and (B) the Company will not be required to provide any information or assistance relating to (1) the proposed amount of debt and equity financing or any assumed interest rates, dividends (if any) or fees and expenses relating to the incurrence of such debt or equity financing, (2) any post-Closing or other pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Financing or (3) any financial information related to Purchaser or any of its Subsidiaries);

(vii) assist Purchaser in connection with the preparation of (but not executing prior to the Closing Date (and subject to the limitations on execution contained herein)) any loan agreement, indenture, guarantees, pledge and security documents and other definitive financing documents as may be reasonably requested by Purchaser and the Debt Financing Sources and subject to the occurrence of the Closing and otherwise reasonably cooperating with Purchaser and the Debt Financing Sources in facilitating the pledging of collateral and the granting of security interests subject to the occurrence of the Closing;

(viii) if requested in writing to the Company at least 10 Business Days prior to the Closing, provide at least three (3) Business Days prior to the Closing, Purchaser with all documentation and other information as is reasonably requested by the Debt Financing Sources and/or the underwriters or initial purchasers in connection with the Equity Financing in connection with the Financing pursuant to applicable “know your customer” and anti-money laundering rules and regulations; and

(ix) take all corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the Financing; provided that nothing contained in this Section 7.20 shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company and its Subsidiaries; and provided further that, in connection with their performance of their respective obligations under this Section 7.20, none of the Seller, the Company or their respective Affiliates or Representatives shall (A) be required to pay any commitment or other similar fee, (B) have any liability or obligation under any loan agreement, indenture and related documents, unless and until the Closing occurs, (C) be required to take any action that would subject any of the Company’s or its direct or indirect Subsidiaries’ respective Representatives to any actual or potential personal liability, (D) be required to take any action that would (1) conflict with or violate the Company’s or its Subsidiaries’ organizational documents or any applicable Laws or any confidentiality obligation to which the Company or any of its Subsidiaries is a party, or owing to a third party (including with respect to any trade secrets, carrier, producer, supplier or customer-specific data or competitively sensitive information), (2) cause or reasonably be expected to cause the Company or any of its Subsidiaries to waive its attorney-client privilege, protection under the work product doctrine or any similar privilege with respect to such information, (3) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of any Person under, any Contract to which the Company or its Subsidiaries is a party or (4) result in the creation or imposition of any lien on any asset of the Company or any of its Subsidiaries, except any lien that becomes effective only upon the Closing, (E) be required to deliver or obtain legal opinions or reliance letters of internal or external counsel, (F) be required (including by its or their respective Representatives) to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement or any agreement related to the granting or perfection of security interests, with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date (other than customary authorization letters referred to in Section 7.20(a)(v) above), and the directors and managers of the Company and its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless Purchaser shall have determined that such directors and managers are to remain as directors and managers of the Company or its Subsidiaries, as applicable, on and after the Closing Date, and such resolutions are contingent upon the occurrence of the Closing, and only effective as of, the Closing Date, or (G) be required to take any action that would cause or that would reasonably be expected to cause any representation or warranty in this Agreement to be breached or any condition to the Closing set forth in Article VIII to not be satisfied. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in connection with the Financing and in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries and its or their marks.

(b) Whether or not the Closing occurs, Purchaser shall promptly reimburse the Seller, the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by any of them or any of their respective Affiliates and Representatives in connection with this Section 7.20, including reasonable and documented legal fees, accounting fees and other fees and expenses (provided that Purchaser shall not be obligated to reimburse the Company and its Subsidiaries for any expenses related to the preparation of the Required Information in excess of $250,000 in the aggregate) and shall indemnify and hold harmless each of the Seller, the Company, its Subsidiaries and each of their respective Affiliates and their respective Representatives from and against any and all losses and other liabilities of any type suffered or incurred by any of them in connection with the arrangement and preparation of the Financing and any information used in connection therewith, except to the extent such losses and liabilities arise out of or result from the gross negligence, fraud, willful misconduct or bad faith of the Seller, the Company, its Subsidiaries, any Affiliate of the foregoing or their respective Representatives. All information provided by the Seller, the Company, its Subsidiaries, their respective Affiliates or any of their respective Representatives pursuant to this Section 7.20 shall be kept confidential in accordance with the Confidentiality Agreement, except that notwithstanding anything herein to the contrary herein or in the Confidentiality Agreement, Purchaser shall be permitted to disclose such information to the sources of the Financing, prospective lenders or investors during syndication or marketing of the Financing subject to such sources of the Financing and prospective lenders or investors entering into customary confidentiality undertakings with respect to such information.

(c) Purchaser acknowledges and agrees that the obligations of Purchaser under this Agreement, including its obligations to consummate the transactions contemplated by this Agreement, are not in any way conditioned or contingent upon or otherwise subject to Purchaser consummating any financing arrangement or obtaining any financing or the availability, grant, provision or extension of any financing to Purchaser (including any portion of the Financing).

(d) The parties acknowledge and agree that the provisions contained in this Section 7.20 represent the sole obligation of the Seller, the Company, its Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(e) Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, for all purposes of this Agreement (including any condition to the Closing set forth in Article VIII as it applies to the obligations of the Seller, the Company and its Subsidiaries under this Section 7.20), the Seller, the Company and its Subsidiaries shall in all instances be deemed to have satisfied their obligations under this Section 7.20, unless the Purchaser fails to obtain the Financing and such failure is the result of any gross negligence on the part of, or any willful and material breach of the obligations of, the Seller, the Company or any Subsidiary under this Section 7.20, the Purchaser shall have provided written notice to the Seller identifying such breach, and the Seller and the Company shall have failed to cure such breach within two (2) Business Days after such written notice.

Section 7.21 IA Client Consents.

(a) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain, as promptly as reasonably practicable after the date of this Agreement, the consent of each IA Client for which consent to the “assignment” (as defined in the Advisers Act) of such IA Client’s Investment Advisory Agreement is required by applicable Law or by such IA Client’s Investment Advisory Agreement as a result of the transactions contemplated by this Agreement. In furtherance thereof, if such IA Client’s Investment Advisory Agreement does not expressly require the written consent of the IA Client to the assignment of such Investment Advisory Agreement, the Company shall, or shall cause its Subsidiaries to, as applicable, send to such IA Client as promptly as practicable, but in no event later than 20 Business Days after the date of this Agreement, a written notice (the “Negative Consent Notice”), which shall be in form and substance reasonably satisfactory to Purchaser, informing such IA Client: (i) of the transactions contemplated by this Agreement; (ii) of the intention to complete the transactions contemplated by this Agreement, which will result in an assignment or deemed assignment of such Investment Advisory Agreement; (iii) of the intention of Purchaser or its Affiliates to continue to provide the applicable services pursuant to the existing Investment Advisory Agreement with such IA Client after the Closing if such IA Client does not terminate such agreement prior to the Closing; and (iv) that the consent of such IA Client will be deemed to have been granted if such IA Client does not terminate its Investment Advisory Agreement within 45 days after the sending of the Negative Consent

Notice. At the end of such 45 day period, if such IA Client has not terminated its Investment Advisory Agreement, and except as provided in the proviso in the definition of “Consenting Client,” such IA Client shall be deemed a Consenting Client for all purposes under this Agreement. If the applicable Investment Advisory Agreement expressly requires the written consent of the IA Client to the assignment or deemed assignment of such IA Client’s Investment Advisory Agreement, then the Company shall, and shall cause its Subsidiaries to, as applicable, as promptly as reasonably practicable, but in no event later than 20 Business Days, after the date of this Agreement, and in lieu of the Negative Consent Notice, send a written notice to such IA Client, which shall be in form an substance reasonably satisfactory to Purchaser, informing such IA Client of the transactions contemplated by this Agreement and requesting written consent to the deemed assignment of such IA Client’s Investment Advisory Agreement, and once such IA Client has provided its written consent to the assignment or deemed assignment of such IA Client’s Investment Advisory Agreement, except as provided in the proviso in the definition of “Consenting Client,” such IA Client shall be deemed a Consenting Client for all purposes under this Agreement.

(b) In connection with obtaining the consents and other actions required by this Section 7.21, at all times prior to the Closing, the Company and Purchaser shall provide all commercially reasonable cooperation to the other, and the Company shall keep Purchaser promptly informed of the status of obtaining such consents and shall, upon Purchaser’s reasonable request, make available to Purchaser copies of all such executed consents, related materials and other records relating to the consent process. Without limiting the foregoing, Purchaser shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company or any of its Representatives to IA Clients and the Company shall consider in good faith any reasonable comments provided by Purchaser. During the Interim Period, the Company and Purchaser shall communicate on a regular basis to stay apprised of such efforts to satisfy the requirements required to obtain the requisite IA Client Consents under this Section 7.21, and, upon reasonable request, the Company shall make available to Purchaser copies of all executed IA Client Consents and other documents evidencing satisfaction of the foregoing.

Section 7.22 Litigation Bond Cash. Following the date hereof, the Company and Purchaser shall use reasonable best efforts to obtain a new appeal bond (a “Replacement Bond”) to replace the appeal bond the Company currently has in effect in respect of the Specified Appeal Matter (the “Existing Bond”). Any such Replacement Bond shall comply with the requirements of the applicable Governmental Entities involved in the Specified Appeal Matter. The Company and Purchaser shall cooperate in good faith with any such efforts to obtain a Replacement Bond, including (with respect to Purchaser) by providing reasonably requested information and other assurances regarding the creditworthiness of Purchaser and its Affiliates to obtain a Replacement Bond that does not require the Company or its applicable Subsidiary to cash collateralize or otherwise segregate cash in support of the Replacement Bond. The Company will bear the premium and related costs incurred in obtaining a Replacement Bond (the “Replacement Bond Cost”). In the event that the Company and the Purchaser are not able to obtain a Replacement Bond prior to the Closing that would take effect upon the Closing, then the Company and Purchaser will cooperate in good faith to determine the Replacement Bond Cost to be used for the calculation of the Litigation Bond Difference Amount hereunder based on the cost of equivalent instruments in similar circumstances.

Section 7.23 The Subject Matter.

(a) During the Interim Period and after the Closing until the final settlement or non-appealable resolution of the Subject Matter, the Seller shall, and shall cause its Subsidiaries and their respective Representatives to, use their reasonable best efforts to, (i) provide Purchaser with regular updates (and, if reasonably requested by Purchaser, to promptly provide additional updates) on the status of the Subject Matter, (ii) provide Purchaser with copies of any material responses, documents, communications, or other material information (including any material documents, communications, or other material information relating to any negotiations or proposed resolution of the Subject Matter), and (iii) provide Purchaser with copies of any proposed agreement with any Governmental Entity with respect to the Subject Matter, or any materials or material proposed terms relating to any proposed resolution of the Subject Matter provided or otherwise communicated by any Governmental Entity promptly; provided that no such access, updates, copies or correspondence shall be permitted to the extent that (x) prior to Closing, it would require the Seller or any of its Subsidiaries to disclose information that, in the reasonable judgment of the Seller, would violate Competition Laws due to its competitively sensitive nature, or (y) would require the Seller or any of its Subsidiaries to provide access or disclose information where such access or disclosure would reasonably be likely to jeopardize or result in a waiver of any applicable attorney-client privilege or would violate any applicable Law; provided that Seller shall use reasonable best efforts to make appropriate substitute arrangements in a manner that does not result in any of the foregoing issues.

(b) During the Interim Period, Purchaser and the Company shall, and the Company shall cause its applicable Subsidiaries to, cooperate to enter into a customary common interest agreement with respect to the Subject Matter.

(c) During the Interim Period, to the extent Purchaser, in Purchaser’s reasonable discretion, deems any proposed resolution or settlement agreement of the Subject Matter to be materially adverse to the Company or its Subsidiaries as of the Closing, neither the Seller nor any of its Affiliates shall enter into any such resolution of, or settlement agreement with respect to, the Subject Matter, without Purchaser’s prior written consent, which may not be unreasonably withheld, conditioned or delayed.

(d) During the Interim Period and after the Closing until the final settlement or non-appealable resolution of the Subject Matter, the Seller shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide Purchaser with regular updates (and, if reasonably requested by Purchaser, to promptly provide additional updates) on the status of any Action threatened or filed involving the Company or any of its Subsidiaries related to the Subject Matter.

Section 7.24 Retention Bonus Agreements. Purchaser shall execute the Retention Bonus Agreements promptly (and in any event within three (3) Business Days) after the date each such Retention Bonus Agreement is executed by the applicable Company Employee who is a counterparty thereto. Without limiting the foregoing, Purchaser shall, and shall cause its Affiliates to, use its reasonable best efforts to take all actions necessary to effectuate the transactions contemplated by, and otherwise comply with, the Retention Bonus Agreements, including, to the extent permitted by Law, the filing of a registration statement on Form S-8 registering the issuance of the shares contemplated by the Retention Bonus Agreements.

Section 7.25 Pre-Closing Reorganization. During the Interim Period, the Seller shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, effectuate the Pre-Closing Reorganization in accordance with Schedule 7.25.

ARTICLE VIII

CONDITIONS OF CLOSING

Section 8.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Share Purchase are subject to the satisfaction (or waiver, if permissible under applicable Law, by each of Purchaser and, if applicable, the Seller), at or prior to the Closing, of each of the following conditions:

(a) there shall not be any Law or Governmental Order in effect making illegal the consummation of the Share Purchase or restraining, enjoining or otherwise prohibiting the consummation of the Share Purchase on the terms contemplated herein; and

(b) (i) the waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) any consent, clearance, waiver, non-objection, confirmation, expiration, or termination of a waiting period, authorization or Governmental Order, or approval of, or any exemption by, any Governmental Entity, including in respect of Competition Laws and Investment Screening Laws, in each case to the extent set forth on Schedule 8.1(b) shall have been obtained, and all applicable waiting periods in respect thereof shall have expired, lapsed, or been terminated (as appropriate) (unless, in the case of this clause (ii), Purchaser has waived such condition).

Section 8.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Share Purchase are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):

(a) each of the representations and warranties regarding the Seller (i) contained in the first sentence of Section 4.1 (Organization and Good Standing), Section 4.2 (Capitalization) and Section 4.3 (Authority; Execution and Delivery; Enforceability) shall be true and correct in all but de minimis respects as of the Closing as though made as of the Closing (except for any such representations and warranties that are made at or as of a specific date or time, which representations and warranties shall be so true and correct only at and as of such specific date or time), (ii) contained in Section 4.1 (Organization and Good Standing) (other than the first sentence of Section 4.1) shall be true and correct in all material respects as of the Closing as though made as of the Closing (except for any such representations and warranties that are made at or as of a specific date or time, which representations and warranties shall be so true and correct only at and as of such specific date or time) and (iii) contained in Article IV (other than the representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3) shall be true and correct (without giving effect to any materiality, “Material Adverse Effect” or similar qualifications set forth therein) as of the Closing as though made as of the Closing (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of this clause (ii), where the failure of such representations or warranties to be true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Seller to consummate the Share Purchase and the other transactions applicable to the Seller contemplated by this Agreement to occur at the Closing;

(b) each of the representations and warranties regarding the Company (i) contained in Section 5.7(b) (Material Adverse Effect) shall be true and correct as of the Closing as though made as of the Closing, (ii) contained in the first sentence of Section 5.1(a) (Organization and Good Standing), the first two sentences of Section 5.2(a) (Capitalization) and Section 5.3 (Authority; Execution and Delivery; Enforceability) shall be true and correct in all but de minimis respects as of the Closing as though made as of the Closing (except for any such representations and warranties that are made at or as of a specific date or time, which representations and warranties shall be so true and correct only at and as of such specific date or time), (iii) contained in Section 5.1(a) (Organization and Good Standing) (other than the first sentence thereof), Section 5.2(a) (Capitalization) (other than the first two sentences thereof) and the last sentence of Section 5.2(c) shall be true and correct in all material respects as of the Closing as though made as of the Closing (except for any such representations and warranties that are made at or as of a specific date or time, which representations and warranties shall be so true and correct only at and as of such specific date or time) and (iv) contained in Article V (other than the representations and warranties contained in Section 5.1(a), Section 5.2(a), the last sentence of Section 5.2(c), Section 5.3 and Section 5.7(b)) shall be true and correct (without giving effect to any materiality, “Material Adverse Effect” or similar qualifications set forth therein) as of the Closing as though made as of the Closing (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of this clause (iv), where the failure of such representations or warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(d) the Company and the Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by the Company or the Seller at or prior to the Closing;

(e) between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred;

(f) Purchaser shall have received a certificate of an executive officer of the Seller to the effect that the conditions set forth in subsections (a) , (b), (c) and (d) of this Section 8.2 have been satisfied (the “Seller Certificate”);

(g) Purchaser shall have received the items to be delivered pursuant to Section 2.3(b); and

(h) the Pre-Closing Reorganization shall have been consummated in accordance with Schedule 7.25.

Section 8.3 Additional Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Share Purchase are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Company in whole or in part in its sole discretion):

(a) the representations and warranties of Purchaser contained Article VI shall be true and correct (without giving effect to any materiality qualifications therein) as of the Closing (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all such other failures, a material adverse effect on the ability of the Purchaser to consummate the Share Purchase and the other transactions applicable to the Purchaser contemplated by this Agreement to occur at the Closing;

(b) Purchaser shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing; and

(c) the Company shall have received a certificate of an executive officer of Purchaser to the effect that the conditions set forth in subsections (a) and (b) of this Section 8.3 have been satisfied (the “Purchaser Certificate”).

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) at the election of the Seller or Purchaser on or after March 9, 2026 (the “Outside Date”), if the Closing shall not have occurred by 5:00 p.m., New York time, on such date; provided that, if, as of such time and date all conditions set forth in Section 8.1, Section 8.2 and Section 8.3 shall have been satisfied or waived, other than (i) those conditions that by their nature only can be satisfied by action taken at the Closing and (ii) the conditions set forth in Section 8.1(a) (only to the extent the applicable Law or Governmental Order relates to the HSR Act or any other applicable Competition Law or Investment Screening Law) or Section 8.1(b), then such date shall automatically be extended to July 7, 2026 (“Extended Outside Date”) and all references in this Agreement to the “Outside Date” shall instead refer to the Extended Outside Date; provided, however, that neither the Seller nor Purchaser may terminate this Agreement pursuant to this Section 9.1(a) if it (or, in the case of the Seller, it or the Company) is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (A) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VIII prior to the Outside Date, or (B) the failure of the Closing to have occurred prior to the Outside Date;

(b) by mutual written consent of the Seller and Purchaser;

(c) by the Seller or Purchaser if there shall be in effect a final, nonappealable Governmental Order of a Governmental Entity having competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Share Purchase;

(d) by Purchaser if the Company or the Seller is in material breach of any of its representations, warranties or obligations hereunder that would render any condition set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(c) not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (1) 20 Business Days after the giving of written notice by Purchaser to the Company and (2) two Business Days prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Purchaser at any time that Purchaser is in material breach of any of its representations, warranties or obligations hereunder that would render any condition set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied;

(e) by the Seller if Purchaser is in material breach of any of its representations, warranties or obligations hereunder that would render any condition set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (1) 20 Business Days after the giving of written notice by the Seller to Purchaser and (2) two (2) Business Days prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Seller at any time that Seller or the Company is in material breach of any of its representations, warranties or obligations hereunder that would render any condition set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(c) not to be satisfied; or

(f) by the Seller if (i) the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature only can be satisfied at the Closing; provided that such conditions to be satisfied at the Closing are capable of being satisfied as of the date of the written confirmation described in clause (ii) is delivered if the Closing were to occur on the date of such confirmation) have been satisfied or waived in accordance with this Agreement, (ii) on or after the date on which the Closing is required to occur pursuant to Section 2.2, the Seller has irrevocably confirmed in writing to Purchaser that the Seller and the Company are ready, willing and able to consummate the Closing (irrespective of whether the conditions set forth in Section 8.3 have been satisfied), (iii) Purchaser fails to consummate the Closing on or prior to the date that is the later of (A) two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2 and (B) the second Business Day following receipt of the notice from the Seller delivered pursuant to clause (ii), and (iv) at all times during such period described in the immediately preceding clause (iii), the Seller and the Company stood ready, willing and able to consummate the Closing.

Section 9.2 Procedure Upon Termination. In the event of termination and abandonment by the Seller or Purchaser, or both, pursuant to Section 9.1 (except Section 9.1(b)), written notice thereof shall be given to the other party or parties, and the Share Purchase shall be abandoned, without further action by any of the Seller or Purchaser.

Section 9.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the parties shall be relieved of its duties and obligations arising under this Agreement (other than obligations that by their terms are to be performed following any such termination) and such termination shall be without liability to the Seller and its Affiliates, on the one hand, or Purchaser and its Affiliates, on the other hand; provided that, subject to the terms of this Section 9.3, (a) no such termination shall (i) restrict the availability of specific performance set forth in Section 11.13 with respect to surviving obligations that are to be performed following such termination or (ii) relieve any party hereto from liability for losses, damages, obligations, costs or expenses (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out of pocket costs, and may include, to the extent proven, the benefit of the bargain lost by (i.e., expectancy damages of) the Seller and/or the Company, taking into consideration relevant matters, which shall be deemed in such event to be damages of such Persons) resulting from any Willful Breach and (b) the provisions of Section 7.3, Section 7.4, this Article IX and Article XI shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. For purposes of this Section 9.3, the term “Willful Breach” means a party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

ARTICLE X

ADDITIONAL AGREEMENTS

Section 10.1 Non-Survival of Representations and Warranties and Pre-Closing Covenants. None of the representations and warranties or the covenants and agreements (to the extent any such covenant or agreement contemplates or requires performance by a party prior to the Closing) in this Agreement or in any other Transaction Agreement shall survive the Closing. This Section 10.1 shall not (a) limit any covenant or agreement of the parties which by its terms contemplates performance at or after the Closing and/or (b) be deemed to be a waiver of claims for a party’s Fraud.

Section 10.2 No Reliance.

(a) Except for the representations and warranties contained in Article V (as modified by the Company Disclosure Schedule) or in Article IV (as modified by the Seller Disclosure Schedule) or in the Seller Certificate, Purchaser is acquiring the Business “As Is, Where Is”, and none of the Company or any of the Company’s Subsidiaries or any of their respective Affiliates or other Representatives or any other Person or Non-Recourse Party has made or makes or is authorized to make, and Purchaser hereby waives (and is not relying upon), any other express or implied representation or warranty, express or implied, whether written or oral, on behalf of the Company, the Company’s Subsidiaries or their respective Affiliates or other Representatives or any other Person or Non-Recourse Party.

(b) Except for the representations and warranties expressly set forth in Article IV or in Article V (as modified by either the Seller Disclosure Schedule or Company Disclosure Schedule, as applicable) or in the Seller Certificate, it is understood and Purchaser acknowledges that any cost estimates, projections, forecasts or other predictions provided to Purchaser are not and shall not be deemed to be or to include representations and warranties of the Seller, the

Company, the Company’s Subsidiaries or their respective Affiliates or other Representatives or any other Person or Non-Recourse Party. Purchaser acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that (i) such projections or forecasts are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such projections or forecasts, (iii) Purchaser is familiar with such uncertainties and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forecasts (including the reasonableness of the underlying assumptions). Purchaser acknowledges and agrees, in each case on behalf of itself and its Affiliates and other Representatives, that they have conducted their own independent investigation of the condition, operations and businesses of the Company and the Company’s Subsidiaries and, in making their determination to proceed with the Share Purchase, Purchaser has evaluated such documents and information as they have deemed necessary and have relied solely on the results of their own independent investigation and the representations and warranties expressly set forth in Article IV or Article V or in the Seller Certificate.

(c) Purchaser acknowledges and agree, in each case on behalf of itself and its Affiliates and other Representatives, that, except for the representations and warranties expressly set forth in Article IV or in Article V (as modified by either the Seller Disclosure Schedule or the Company Disclosure Schedule, as applicable) or in the Seller Certificate, no other statutory, express or implied representation or warranty, whether written or oral, concerning the Company Common Stock, the Share Purchase or the business, operations, rights, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, the execution, delivery or performance of this Agreement or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made or is being relied upon.

Section 10.3 Release.

(a) Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, effective upon the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and its Affiliates and other Representatives to the extent the Seller has the authority to so bind any such Representatives, as the case may be (collectively, the “Seller Releasers”), hereby knowingly, willingly, irrevocably, unconditionally and expressly waives, acquits, remises, discharges and forever releases each of Purchaser, the Company and their respective Affiliates or other Representatives from any and all liabilities and obligations to such Seller Releasers of any kind or nature whatsoever, arising on or prior to the Closing and arising out of or relating to such Person’s direct or indirect ownership of equity interests in the Company or the operation of the Business, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract or otherwise at law or in equity (“Seller Released Claims”). Each of the Seller Releasers hereby covenants and agrees that it will not seek to recover any amounts in connection with any Seller Released Claim from any of Purchaser, the Company or its Subsidiaries or their respective Affiliates or other Representatives. Nothing in this Section 10.3(a) shall apply to the rights of any Seller Releaser, or relieve Purchaser or the Company of its obligations and liabilities, (i) under this Agreement or the other agreements or documents contemplated hereby (including the other Transaction Agreements), including any rights or claims against Purchaser in respect of Fraud (solely against Purchaser to the extent Purchaser committed such Fraud) or (ii) pursuant to any rights or claims in respect of ordinary course commercial relationships or commercial Contracts with portfolio companies of the Sponsors unrelated to the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, effective upon the Closing, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries (on behalf of itself and its Affiliates, including, after the Closing, Purchaser and its Affiliates) (collectively, the “Purchaser Releasers”), hereby knowingly, willingly, irrevocably, unconditionally and expressly waives, acquits, remises, discharges and forever releases the Seller and its Affiliates (excluding the Company and its Subsidiaries), each Sponsor (and each of their respective affiliated or associated advisory companies and management companies, and each of their respective affiliated, advised or managed investment funds) and their respective Representatives from any and all liabilities and obligations to such Purchaser Releasers of any kind or nature whatsoever, arising on or prior to the Closing and arising out of or relating to such Person’s direct or indirect ownership of equity interests in the Company or the operation of the Business, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract or otherwise at law or in equity (“Purchaser Released Claims”). Each of the Purchaser Releasers hereby covenants and agrees that it will not seek to recover any amounts in connection with any Purchaser Released Claim from any of the Seller or its Affiliates or other Representatives. Nothing in this Section 10.3(b) shall apply to the rights of any Purchaser Releaser, or relieve the Seller or its Affiliates or other Representatives of their obligations and liabilities, (i) under this Agreement or the other agreements or documents contemplated hereby (including the other Transaction Agreements), including any rights or claims in respect of Fraud (solely against the party hereto committing such Fraud) or (ii) any rights or claims in respect of ordinary course commercial relationships or commercial Contracts with portfolio companies of the Sponsors unrelated to the transactions contemplated hereby.

Section 10.4 Limited Indemnification Obligations.

(a) Indemnification by the Seller. From and after the Closing, the Seller shall indemnify, without duplication, Purchaser and each of its Affiliates (including the Company and its Subsidiaries) and their respective Representatives (the “Indemnified Parties”) against and hold each of them harmless from any and all damages, losses, liabilities, Taxes, penalties, fines, payments and expenses, including reasonable attorneys’, accountants’ and other professionals’ fees and expenses (collectively, “Damages”), suffered or incurred by any Indemnified Party that arise from or are a result of or relate to the Specified Appeal Matter.

(b) Limitation on Indemnification Obligations. Notwithstanding Section 10.4(a) hereof, the Seller will not be required to indemnify the Indemnified Parties from and after the third anniversary of the Closing Date.

(c) Manner of Payment; Exclusive Recovery from Indemnity Escrow Account; Indemnity Escrow Release. Any indemnification of the Indemnified Parties pursuant to this Section 10.4 shall be satisfied solely and exclusively out of the Indemnity Escrow Account.

Within five (5) Business Days of the earliest to occur of (i) the third anniversary of the Closing Date (ii) the final resolution of the Specified Appeal Matter by a final judgment or decree of any court of competent jurisdiction and (iii) the final settlement of the Specified Appeal Matter, Purchaser and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any amounts remaining in the Indemnity Escrow Account, net of any amounts subject to any pending Claim Notice, to the Seller.

(d) Certain Procedures.

(i) From and after the Closing, Purchaser and the Seller shall reasonably cooperate with each other with respect to resolving the Specified Appeal Matter. If any Indemnified Party has or claims in good faith to have incurred or suffered, or believes in good faith that it reasonably is expected to incur or suffer, Damages for which it is or may be entitled to indemnification under this Section 10.4 (an “Indemnifiable Claim”), Purchaser may deliver a claim notice to Seller (a “Claim Notice”). Each Claim Notice shall: (i) contain a brief description of the facts and circumstances supporting the Indemnified Party’s claim; (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount of Damages to which the Indemnified Party reasonably is expected to be entitled; (iii) detail any other remedy sought in connection with such facts and circumstances; (iv) detail any relevant time constraints related thereto; and (v) to the extent practicable, describe any other material details pertaining thereto. The failure to give such prompt written notice shall only relieve the Seller of its indemnifications obligations hereunder to the extent that the Seller is actually prejudiced by such failure. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 10.4 shall be determined (i) by the written agreement between the Purchaser and the Seller, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Purchaser and the Seller shall agree. For purposes of this Agreement, the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(ii) With respect to any Indemnifiable Claim, Purchaser shall use reasonable best efforts deliver to the Seller copies of all material written notices and documents (including any court papers) received by an Indemnified Party relating to an Indemnifiable Claim, and Purchaser shall use reasonable best efforts to provide the Seller with such other information with respect to any such Indemnifiable Claim reasonably requested by the Seller. Notwithstanding the foregoing, the foregoing access shall not be permitted to the extent that it would require Purchaser or any of its Subsidiaries to provide access or disclose information where such access or disclosure would reasonably be likely to jeopardize or result in a waiver of any applicable attorney-client privilege or would violate any applicable Law; provided that Purchaser shall use reasonable best efforts to make appropriate substitute arrangements in a manner that does not result in any of the foregoing issues. The Seller shall have the right to participate in the defense of the Specified Appeal Matter at the Seller’s sole cost and expense, and Purchaser shall reasonably consult with the Seller regarding any material decisions to be made in connection with the strategy for defense of such Specified Appeal Matter; provided, that Purchaser shall, subject to the foregoing, have the sole right to contest, defend and litigate the Specified Appeal Matter.

(iii) Notwithstanding anything in this Section 10.4(d) to the contrary, no Indemnified Party shall, and Purchaser shall cause the Indemnified Parties to not, without the prior written consent of the Seller, settle the Specified Appeal Matter (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise would create any financial obligation on the Seller (including any release from the Indemnity Escrow Account).

(iv) After any decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction, or a settlement shall have been consummated in accordance with this Section 10.4, or the Indemnified Parties and the Seller shall have arrived at a mutually binding agreement with respect to a Indemnifiable Claim hereunder, Purchaser shall deliver to the Seller written notice of any sums due and owing by the Seller pursuant to this Agreement with respect to such Indemnifiable Claim.

(v) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 10.4 shall be determined (i) by the written agreement between the Purchaser and the Seller, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Purchaser and the Seller shall agree. For purposes of this Agreement, the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(e) Calculation and Recovery of Damages.

(i) The amount of any Damages payable by the Seller pursuant to this Section 10.4 with respect to the Specified Appeal Matter shall be net of any cash amounts actually recovered by any Indemnified Party or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor, in each case, less any associated reasonable and documented out-of-pocket expenses incurred by such Indemnified Party in collecting such amounts. In furtherance of the foregoing, if an Indemnified Party receives any cash amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages in connection with any Specified Appeal Matter, then to the extent such amounts have previously been released to an Indemnified Party from the Indemnity Escrow Account such Indemnified Party shall (and Purchaser shall cause such Indemnified Party to) promptly replenish the Indemnity Escrow Account with such amount reimburse the Seller for any payment made by the Seller in connection with providing such indemnification payment up to the amount received by such Indemnified Party, net of any reasonable and documented out-of-pocket expenses incurred by such Indemnified Party in collecting such amounts or, to the extent such amounts are received after the third anniversary of the Closing Date and there are no unresolved claims set forth in any Claim Notice, reimburse the Seller for any such amount.

(ii) In respect of any Damage for which indemnification may be sought pursuant to this Section 10.4, Purchaser shall (and shall cause its Affiliates to) use reasonable best efforts to pursue all legal rights and remedies available with respect to minimizing the Damages to which it may be entitled to indemnification under this Section 10.4.

(f) Exclusive Remedy. Except for equitable remedies to the extent available, from and after the Closing, and except with respect to any covenants or agreements that by their terms apply or are to be performed in whole or in part at or after the Closing, (i) the rights set forth in this Section 10.4 or in Schedule 7.25 shall be the sole and exclusive monetary remedy of the Indemnified Parties in connection with this Agreement and the transactions contemplated hereby, (ii) the Seller shall not otherwise be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated hereby, and (iii) each party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation or warranty or any covenants and agreements that by their terms do not apply or are not to be performed in whole or in part at or after the Closing; provided the foregoing shall not limit or otherwise restrict the right of any party hereto or any other Indemnified Party to pursue remedies under any Transaction Agreement or Section 11.13 or for claims based on Fraud (solely against the party committing such Fraud).

(g) No Set-Offs. The Seller shall not have any right to set-off any unresolved Indemnifiable Claim pursuant to this Section 10.4 against any payment due to the Seller pursuant to any other provision of this Agreement, any Transaction Agreement or any other Contract between the Seller or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand.

(h) Limitations on Types of Damages. The Seller shall not be liable under this Section 10.4 for any Damages that (i) constitute consequential damages (other than reasonably foreseeable consequential damages) or (ii) include or compensate for lost profits or diminution in value, in each case, except to the extent that such Damages are awarded by a judgment or order against or part of a settlement involving an Indemnified Party pursuant to an Indemnifiable Claim. For the avoidance of doubt, no Indemnified Party shall be entitled to any indemnification payment more than once with respect to the same loss.

(i) Parties in Interest. The Indemnified Parties shall be express third-party beneficiaries of this Section 10.4; provided that, for administrative convenience of the parties, only Purchaser (on behalf of the Indemnified Parties) may assert an Indemnifiable Claim and submit a notice of an Indemnifiable Claim (on behalf of itself or another Indemnified Party) in accordance with the terms of this Section 10.4.

(j) Characterization of Indemnification Payment. Any indemnification payment made under this Agreement shall be characterized for all applicable Tax purposes as an adjustment to the Final Purchase Price except as otherwise required by applicable Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by the parties and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 11.2 Governing Law; Jurisdiction.

(a) This Agreement and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b) Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware or, if such court declines to accept jurisdiction, then any Delaware state court) and any appellate court from any thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in the Chosen Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Chosen Courts, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any of the Chosen Courts and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 11.4 set forth below shall be effective service of process for any Action brought in any such court.

Section 11.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT) AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE SHARE PURCHASE, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

Section 11.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by e-mail, unless a “bounceback” or “undeliverable” message has been received by the sender and (c) on the next Business Day when sent by overnight courier service, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Seller and the Company (prior to the Closing), to:

The AssuredPartners Group LP

450 S. Orange Avenue, 4th Floor

Orlando, FL 32801

Attention:	Stan K. Kinnett II, Chief Legal Officer & EVP

Email:     stan.kinnett@assuredpartners.com

with a copy (which shall not constitute notice) to:

GTCR LLC

300 North LaSalle

Chicago, Illinois 60654

Attention:    Aaron D. Cohen

Email:     aaron.cohen@gtcr.com

and

Apax Partners LLP

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Attention:     Ashish Karandikar

Email:     Ashish.Karandikar@apax.com

and

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attention:    Ted M. Frankel, P.C.

      Christopher M. Thomas, P.C.

    Kyle P. McHugh

Email:    ted.frankel@kirkland.com

    christopher.thomas@kirkland.com

    kyle.mchugh@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:   Srinivas Kaushik, P.C.

       Adam Clifford, P.C.

Email:     skaushik@kirkland.com

       adam.clifford@kirkland.com

If to Purchaser or the Company (on or after the Closing), to:

Arthur J. Gallagher & Co.

2850 Golf Road

Rolling Meadows, Illinois 60008

Attention:   Walter D. Bay

E-mail:    walt_bay@ajg.com

with copies (which shall not constitute notice), in the case of notice to Purchaser or the Company (on or after the Closing), to:

Sidley Austin LLP

1 South Dearborn

Chicago, Illinois 60603

Attention:  Brian Fahrney

      Sean Carney

      Brent Steele

E-mail:   bfahrney@sidley.com

      scarney@sidley.com

      bsteele@sidley.com

or to such other address, e-mail address or Person as a party shall have last designated by such notice to the other parties.

Section 11.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 11.6 Fees and Expenses. Except as otherwise specified in this Agreement, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that (a) Purchaser shall bear 100% of (i) all Transfer Taxes pursuant to Section 7.12, (ii) all filing fees in connection with any notification pursuant to the HSR Act or any other applicable Competition Law and Investment Screening Law, (iii) the fees and expenses of the Escrow Agent and (iv) the out-of-pocket fees and expenses associated with the R&W Policy, including any and all premiums, brokerage commissions, underwriting and other fees and expenses relating thereto (including any required deposit fees) and (b) Purchaser and the Seller shall each bear 50% of the “tail” insurance policies required to be purchased pursuant to Section 7.7 and Section 7.13; provided that in no event shall the Seller’s aggregate liability under this clause (b) exceed $16,000,000.

Section 11.7 Entire Agreement. This Agreement (including the Exhibits and Schedules), together with the other Transaction Agreements and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 11.8 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement (or, with respect to any references to Sections of the Company Disclosure Schedule in Article V, the Company Disclosure Schedule) unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d) Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(e) Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(f) The words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”.

(g) The word “or” shall be exclusive but not disjunctive.

(h) References in this Agreement to “dollars” or “$” are to U.S. dollars.

(i) To the extent computation of any amounts contemplated by this Agreement (including the Estimated Purchase Price, the Final Purchase Price and any monetary thresholds or other amounts) include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the U.S. dollar equivalent; provided that when determining the Estimated Purchase Price or the Final Purchase Price, and any computations thereof, the U.S. dollar equivalent shall be determined using the spot rate as of the Adjustment Time. For purposes of this Agreement, (i) “U.S. dollar equivalent” means, in respect of any amounts expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the spot rate and (ii) “spot rate” means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any time or date of determination, the rate of exchange of U.S. dollars for such currency at the time or date of determination as quoted by Bloomberg L.P. on www.bloomberg.com/markets/currencies/fxc.html and applying the currency converter set forth on such webpage, or as displayed on such other information service which publishes that rate of exchange from time to time in place of Bloomberg L.P.

(j) References to any Law are to such Law as amended from time to time, and any successors thereto, and to the rules and regulations promulgated thereunder.

(k) References to any Contract or plan are to such Contract or plan as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; provided that in the case of any Contract listed on the Company Disclosure Schedule the foregoing only applies to the extent any such amendment, modification or supplement has been made available to Purchaser and listed in the Company Disclosure Schedule.

(l) Reference to “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19); provided that, with respect to the Company and its Subsidiaries, any action taken, or omitted to be taken, by the Company or its Subsidiaries that relates to, or arises out of, COVID-19 or any COVID-19 Measures shall be deemed to be in the ordinary course of business of the Company and its Subsidiaries.

(m) This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

(n) Any statement in this Agreement to the effect that any information, document or other material has been “made available” by the Company or the Seller shall mean such information, document or material was included in and available at least 48 hours prior to the Closing in the “Project Boomerang” online data room hosted by Datasite.

Section 11.9 Company Disclosure Schedule.

(a) The Company Disclosure Schedule and the information and disclosures contained therein relate to and qualify certain of the representations, warranties, covenants and obligations made by the Company in this Agreement and shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of the Company or any other Person except to the extent explicitly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or obligations. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication, in and of itself, that such item represents a material exception or material fact, event or circumstance, that such item has had or would reasonably be expected to have a Material Adverse Effect, or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule, and such additional matters are set forth for informational purposes only. No reference in the Company Disclosure Schedule to any agreement or document, in and of itself, shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in the Company Disclosure Schedule shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to the Sections in this Agreement and any items or matters set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent from the face of such disclosure. The inclusion of any cross-references to any section or subsection of the Company Disclosure Schedule, or the failure to include such cross-references, shall not be deemed to mean that the relevance of any disclosure is not reasonably apparent for the purposes of the immediately preceding sentence. The headings contained in the Company Disclosure Schedule are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Company Disclosure Schedule or to expand, modify or influence the scope of the information required to be disclosed in the Company Disclosure Schedule or the interpretation of this Agreement.

(b) The information contained in the Company Disclosure Schedule is confidential, proprietary information of the Company, and, prior to the Closing, Purchaser shall be obligated to maintain and protect such confidential information pursuant to this Agreement and the Confidentiality Agreement. In disclosing the information in the Company Disclosure Schedule, the Company expressly does not waive any attorney-client privilege or other similar privilege associated with such information or any protection afforded by the work-product doctrine or other similar doctrine with respect to any of the matters disclosed or discussed herein.

Section 11.10 Waiver and Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by a mutual written agreement executed and delivered by, Purchaser, on the one hand, and the Seller, on the other hand. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts, including by means of e-mail in “portable document format” (.pdf) form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 11.12 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties and their respective successors and permitted assigns, except to the extent expressly set forth in Section 7.7, Section 10.2, Section 10.3, Section 11.15, Section 11.16 and Section 11.17. Except as provided in the foregoing sentence, nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.13 Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Share Purchase) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company or the Seller, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company or the Seller, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The parties hereby further acknowledge and agree that prior to the Closing, each party shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement by any other breaching party and to cause any other breaching party to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the party seeking the injunction, specific performance and other equitable relief has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. The remedies available to each party pursuant to this Section 11.13 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict. impair or otherwise limit a party from seeking to obtain such other remedies. For the avoidance of doubt, the parties further agree that (i) by seeking the equitable remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 11.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 prior or as a condition to exercising any termination right under Article IX (and pursuing monetary damages after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any legal proceeding pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies otherwise available under this Agreement. If, before the applicable Outside Date, any party hereto brings any Action, in each case in accordance with Section 11.2 and Section 11.3, to enforce specifically the performance of the terms and provisions hereof by any other party, the applicable Outside Date will automatically be extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such Action, as the case may be.

Section 11.14 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 11.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each party covenants, agrees and acknowledges that no Persons other than the parties have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, except as to another party, no party has a right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any party or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the parties to this Agreement, the “Non-Recourse Parties” and each, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, (a) no claim will be brought or maintained by any party or any of their Affiliates or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of any other Person delivered hereunder, and (b) each of the parties agrees on its own behalf and on behalf of its Subsidiaries and Affiliates that no Non-Recourse Party shall have any liability relating to this Agreement or any of the transactions contemplated by this Agreement or for any Action based upon, arising out of or otherwise relating to this Agreement, including any and all causes of action arising from or otherwise relating to such Person’s receipt of consideration or other benefits from this Agreement and the transactions contemplated by this Agreement or any equitable claims (such as unjust enrichment) that do not require proof of wrongdoing committed by the subject of such claims. The Non-Recourse Parties shall be express third-party beneficiaries of this Section 11.15. For the avoidance of doubt, this Section 11.15 shall not limit the obligations of the parties to the other Transaction Agreements to the extent set forth therein, subject to and in accordance with the terms and conditions thereof.

Section 11.16 Representation. Purchaser agrees, on its own behalf and on behalf of its respective directors, officers, managers, employees and Affiliates, that, following the Closing,

Kirkland & Ellis LLP (“Kirkland”) may serve as counsel to the Seller and its Affiliates in connection with any matters related to this Agreement and the contemplated transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the contemplated transactions notwithstanding any representation by Kirkland prior to the Closing Date of the Company. Purchaser and the Company hereby (a) waive any claim they have or may have that Kirkland has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Purchaser and the Seller or any of its Affiliates, Kirkland may represent the Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or the Company and even though Kirkland may have represented the Company in a matter substantially related to such dispute. Purchaser and the Company also further agree that, as to all communications prior to Closing among Kirkland and the Company, the Seller or its Affiliates and Representatives, that relate in any way to the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by Purchaser or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland to such third party; provided that the Company may not waive such privilege without the prior written consent of the Seller. Kirkland shall each be an express third-party beneficiary of this Section 11.16.

Section 11.17 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties, on behalf of itself and each of its Affiliates, hereby (a) agrees that it will not bring or support any action, cause of action, claim, suit, litigation, cross-claim or third party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise against any Debt Financing Sources Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including any definitive debt financing agreements) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the United States District Court for the Southern District of New York sitting in the County of New York, New York (and appellate courts thereof) or if such court does not have subject matter jurisdiction, the Supreme Court of the State of New York, County of New York, and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, and irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in such courts, (b) agrees that any such action, cause of action, claim, suit, litigation, cross-claim or third party claim or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state); provided that, notwithstanding the foregoing, (i) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the definitive debt financing agreements entered in connection with the Debt Financing) and whether as a result of any inaccuracy thereof Purchaser or any of its Affiliates has the right to terminate its or their obligations hereunder, or decline to consummate the Closing as a result of a breach of such representations and warranties and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, shall in each case be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with this Agreement, (d) agrees that notwithstanding anything to the contrary contained herein, none of the Company, the Seller, any of their respective Affiliates or any of their respective Representatives shall have any rights or claims against any Debt Financing Sources Related Parties relating to or arising out of this Agreement, the Debt Financing, any definitive debt financing agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise, (e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, ANY DEFINITIVE DEBT FINANCING AGREEMENT ENTERED IN CONNECTION WITH THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER and (f) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Section 11.17 (and such provisions (and the definitions used in such provisions (as used in such provisions))) shall not be amended, modified, waived or terminated in any respect that is materially adverse to the Debt Financing Sources without the prior written consent of the applicable Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 11.17 shall in any way affect any party’s or any of their respective Affiliates’ or Representatives’ rights and remedies under any binding agreement to which a Debt Financing Sources Related Party is a party, including any definitive debt financing agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

DOLPHIN TOPCO, INC.

By:	/s/ Jim W. Henderson
Name: Jim W. Henderson
Title: President

ARTHUR J. GALLAGHER & CO.

By:	/s/ Walter D. Bay
Name: Walter D. Bay
Title: General Counsel and Secretary

THE ASSUREDPARTNERS GROUP LP

By: The AssuredPartners Group GP, LLC
Its: General Partner

By:	/s/ David A. Donnini
Name: David A. Donnini
Title: President